As filed with the Securities and Exchange Commission on August 4, 2008
Registration No. 333-149917
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
To
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NovaRay Medical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3844	16-1778998
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

39655 Eureka Drive, Suite A
Newark, CA 94560
(510) 592-3000
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Registrar & Transfer Co.
10 Commerce Drive
Cranford, New Jersey 07016
(800) 456-0596
(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael C. Phillips Morrison & Foerster LLP 755 Page Mill Road Palo Alto, California 94304 (650) 813-5600 Fax: (650) 494-0792	Jack Price NovaRay Medical, Inc. 39655 Eureka Drive, Suite A Newark, CA 94560 (510) 592-3000 Fax: (510) 592-3001

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement, as shall be determined by the selling stockholders identified herein.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

			Proposed Maximum
Title of Each Class of	Amount to be	Proposed Maximum Offering Price	Aggregate	Amount of Registration
Securities to be Registered	Registered(1)	per Unit	Offering Price	Fee
Common Stock, par value $0.0001	5,139,254(2)	$2.67(3)	$13,722,080.52	$539.28(4)

(1)	In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions. Represents shares of the Registrant’s common stock being registered for resale that have been issued or are issuable to the selling stockholders named in the prospectus or a prospectus supplement.
(2)	Consists of (a) 192,366 shares of the Registrant’s outstanding common stock, and (b) 4,946,888 shares of the Registrant’s common stock issuable upon conversion of the Registrant’s outstanding Series A Convertible Preferred Stock.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based on the last private sales price for shares of common stock of the Registrant as there is currently no public market for the Registrant’s common stock.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

The information in this prospectus is preliminary and incomplete and may be changed. Securities included in the registration statement of which this prospectus is a part may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 4, 2008

NovaRay Medical, Inc.

5,139,254 Shares of Common Stock

The selling stockholders identified on pages 13-16 of this prospectus are offering on a resale basis a total of 5,139,254 shares of our common stock. We will not receive any proceeds from the sale of these shares by the selling stockholders.

There is not currently, and there has never been, any market for any of our securities. Our securities are not eligible for trading on any national securities exchange, the Nasdaq or other over-the-counter markets, including the OTC Bulletin Board®. The selling stockholders identified herein will be required to sell the common stock (including shares of common stock issuable upon conversion of Series A Convertible Preferred Stock) registered hereunder at a fixed price of $2.67 per share until such time such securities are traded on a national securities exchange, the Nasdaq or the OTC Bulletin Board®. At and after such time that such securities are trading in such a manner, the selling stockholders may sell such securities at the prevailing market price or at a privately negotiated price.

Investing in our common stock involves risks.

Please read the “Risk Factors” section beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2008

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospectus may have changed since that date.

For investors outside the United States:  We have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about and to observe any restrictions relating to this offering and the distribution of this prospectus.

This prospectus may contain trademarks and tradenames of other companies.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements and the results shown herein are not necessarily indicative of the results to be expected in any future periods. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in “Description of Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

Overview

On October 6, 2006, we incorporated as a Delaware corporation under the name Vision Acquisition I, Inc. (“Vision Acquisition”) to investigate and, if such investigation warranted, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On December 26, 2007, Vision Acquisition, Vision Acquisition Subsidiary, Inc., a newly-formed wholly-owned subsidiary of Vision Acquisition (“Merger Sub”), and NovaRay, Inc., a Delaware corporation (“NovaRay”) entered into a merger agreement (the “Merger Agreement”) whereby Merger Sub merged with and into NovaRay, with NovaRay remaining as the surviving corporation with the stockholders of NovaRay exchanging all of their stock in NovaRay for a total of 9,580,587 shares of common stock of NovaRay Medical, Inc., a Delaware corporation (the “Company”, “NovaRay Medical”, “we”, or “our”) (immediately prior to the closing of the Merger, Vision Acquisition’s name was changed to NovaRay Medical, Inc.), constituting approximately 98.08% of the outstanding shares of common stock of NovaRay Medical (the “Merger”). Vision Opportunity Master Fund, Ltd., a selling stockholder, was the sole stockholder of Vision Acquisition I, Inc. prior to the Merger and holds 187,266 shares of common stock of NovaRay Medical, or 1.92% of the outstanding shares of common stock of NovaRay Medical after the Merger. Upon completion of the Merger, we adopted NovaRay’s business plan. The combined company is named NovaRay Medical, Inc.

NovaRay is our wholly-owned subsidiary and a Delaware corporation based in Newark, California. In June 2005, NovaRay acquired substantially all the assets, including intellectual property, of NexRay, Inc. (“NexRay”), a privately held developer of digital x-ray technology for medical imaging, through the purchase of such assets in NexRay’s then pending Chapter 11 bankruptcy proceeding. The technology enables real-time, low-dose tomographic imaging for a variety of clinical applications. NexRay developed much of NovaRay’s current cardiac imaging system. From NexRay’s inception in May 1992 through June 2005, NexRay raised approximately $80 million, principally through the issuance of preferred stock and loans from various investors. See “Transactions with Related Persons, Promoters and Certain Control Persons.”

NovaRay’s first product, which has received 510(k) marketing clearance from the U.S. Food and Drug Administration (FDA), addresses the cardiac catheterization market. NovaRay’s proprietary technology provides for enhanced image quality, real-time multi-slice tomography, reduction in radiation exposure for physicians and patients, and open patient access. These advantages especially benefit the image-guided, minimally invasive cardiac procedures that are rapidly growing in number and that are among the most profitable procedures for U.S. hospitals. The bulk of the market for cardiac catheterization imaging systems is controlled by the medical divisions of General Electric, Philips, Siemens, and Toshiba. Our goal is to capture significant market share within this market on the basis of the proprietary features and unique capabilities of our product. To date, NovaRay has not sold any products to customers.

Approximately $80 million has been invested in the development of this system, and we have 23 issued U.S. patents with claims as to our system and its underlying technologies.

Our executive offices are currently located at 39655 Eureka Drive, Suite A, Newark, California. Our telephone number is (510) 592-3000. Our website is www.novaraymedical.com. None of the information on our internet site is part of this prospectus.

Risk Factors

Our business is subject to many risks and uncertainties that could materially harm our business. Before investing in our common stock, you should carefully consider the factors described in the section entitled “Risk Factors” beginning on page 4, and other information provided throughout this prospectus.

THE OFFERING

Common Stock Offered	The selling stockholders are offering a total of 5,139,254 shares of common stock, consisting of (a) 192,366 shares of currently outstanding common stock and (b) 4,946,888 shares are issuable upon conversion of currently outstanding Series A Convertible Preferred Stock.

Limitation on Issuance of Common Stock	Each holder of the Series A Convertible Preferred Stock cannot convert such Series A Convertible Preferred Stock to the extent that such conversion would result in such holder and its affiliates owning more than 4.99% of our outstanding common stock.

Common Stock to be Outstanding After this Offering(1)	14,714,741 shares.

Use of Proceeds	We will not receive any proceeds from the sale of any shares by the selling stockholders.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	Assumes the issuance of all shares offered hereby that are issuable upon conversion of the Series A Convertible Preferred Stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present our summary consolidated statement of operations data and summary consolidated balance sheet data for, and as of, the dates indicated below. The financial data for the fiscal years ended December 31, 2007, 2006 and 2005, have been derived from our audited consolidated financial statements. You should read this information in conjunction with our consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The historical data are not necessarily indicative of results to be expected for any future period.

				From Inception
				(June 7, 2005)
	Quarter Ended	Year Ended December 31,		to December 31
Consolidated Statement of Operations Data	March 31, 2008	2007	2006	2005
	(Restated)	(Restated)

Total revenue	$—	$—	$—	$—
Operating expenses:
Research and development	1,275,593	313,896	19,987	13,810
General and administrative	773,183	1,275,458	966,148	2,482,233

	2,048,776	1,589,354	986,135	2,496,043

Loss from operations	(2,048,776)	(1,589,354)	(986,135)	(2,496,043)
Other income (expense), net	16,214	(344,420)	(164,400)	(107,977)
Loss before income taxes	(2,032,562)	(1,933,774)	(1,150,535)	(2,604,020)

Income taxes	—	—	—	—

Net loss	$(2,032,562)	$(1,933,774)	$(1,150,535)	$(2,604,020)

Basic and diluted net loss per share	$(0.21)	$(0.29)	$(0.21)	$(0.91)

Shares used in per share calculation	9,767,853	6,689,392	5,462,987	2,864,377

	Quarter Ended	As of December 31,
Consolidated Balance Sheet Data	March 31, 2008	2007	2006
	(Restated)	(Restated)

Current assets	$7,124,199	$9,264,745	$298,850
Property and equipment, net	38,433	42,455	47,986
Other assets	635,000	—	—
Total assets	$7,799,632	$9,307,200	$346,836

Total liabilities	$1,198,040	$896,962	$2,550,663

Convertible preferred stock	495	495	257
Common stock	1,269	1,269	693
Additional paid-in capital	14,322,848	14,100,931	1,654,440
Treasury Stock	(4,130)	(4,130)	(4,130)
Subscription receivable	—	—	(100,472)
Deficit accumulated during the development stage	(7,720,889)	(5,688,327)	(3,754,555)

Total stockholders’ equity (deficit)	6,599,592	8,410,238	(2,203,827)

Total liabilities, preferred stock and stockholders’ deficit	$7,799,632	$9,307,200	$346,836

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. If any of the following events or outcomes actually occurs, our business, operating results and financial condition could be materially and adversely affected. As a result, the trading price of our common stock could decline and you may lose all or part of the money you paid to purchase our common stock.

On December 27, 2007, the Merger was completed, and the business of NovaRay was adopted as our business. As such, the following risk factors are focused on the current and historical operations of NovaRay, and generally exclude the risks associated with the prior limited operations of Vision Acquisition I, Inc.

We have limited operating experience and a history of net losses and may never achieve or maintain profitability.

We have incurred net losses since inception and expect to continue to operate at a loss for the foreseeable future. As of March 31, 2008, we had an accumulated deficit of approximately $7.7 million. Neither the Company nor NovaRay has been profitable, and we may never achieve or sustain profitability. Neither the Company nor NovaRay has achieved any revenue to date. If our revenues grow more slowly than anticipated or fail to grow or if operating expenses exceed our expectations, our ability to achieve profitability will be adversely affected. Our future operating results are likely to fluctuate substantially from period to period and will depend upon numerous factors, many of which are outside of our control. Such factors include, but are not limited to:

•	our ability to control costs associated with the commercialization of our system;

•	the market acceptance of our system;

•	our ability to compete with larger and more established competitors;

•	the development of new technologies to perform intravascular procedures;

•	the predicted length of our sales cycle;

•	the rate and size of expenditures associated with the implementation of our marketing strategy for our system in the United States;

•	our ability to enter into agreements for the manufacture of our system on acceptable terms;

•	developments with respect to regulatory matters;

•	our ability to attract key personnel to assist in the sales and marketing of our system;

•	on-going adverse economic conditions as well as economic uncertainties, recent and possible future terrorist activities and other geopolitical instability, all of which have increased the likelihood that hospitals may contract their spending, resulting in a contraction of the market for cardiovascular catheterization imaging systems; and

•	our ability to develop strategic distribution relationships in Europe and Asia.

Our limited operating history makes evaluation of our business difficult.

NovaRay was incorporated in June, 2005, and we have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. Revenue and income potential in our business is unproven. As a development-stage company operating in an unproven market, we face risks and uncertainties relating to our ability to implement our business plan successfully. We have not yet demonstrated our ability to successfully commercialize any product. Successful commercialization will require us to, among other things, obtain and maintain all applicable regulatory approvals for our ScanCath system; finish developing our ScanCath system; manufacture our ScanCath system; and conduct sales and marketing activities. Our operations have been limited primarily to organizing and staffing, acquiring, developing and securing the proprietary technology used in our product system. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

We have not developed commercially marketable products to date.

Since inception, NovaRay has only engaged in research and development activities, and the Company has not engaged in any business operations. We have not proven our ability to produce and market successfully our products broadly, and we must conduct additional development before our products will be ready for commercial sale, including product development by Triple Ring, a third-party contractor, upon which we will depend significantly for future development. Our operations may be adversely affected by problems encountered in connection with the development and utilization of new technologies. These problems may limit our ability to develop commercially successful products on a timely basis. Even if we develop products for commercial use, these products may not be accepted by the marketplace, or we may not be capable of selling these products at prices that will enable us to become profitable.

Market acceptance of our system is uncertain.

Our success and growth will depend on the level of market acceptance of our system by physicians and hospitals. Physicians may not use, and hospitals may not purchase, our system unless they determine, based on clinical data and other factors, that our system is, among other things, an effective means of reducing radiation exposure and enhancing image quality. These determinations will depend in part on their cost effectiveness and quality relative to competing x-ray systems and the development of any improved systems for the catheterization lab. In addition, we will need to expend a significant amount of resources on marketing and educational efforts to create awareness of our system and to encourage its acceptance and adoption in the catheterization lab. If the market for our system or its technologies does not develop sufficiently or our system or technology is not adopted, our revenue, if any, will be harmed.

Our competitors have greater resources, which may increase the difficulty for us to achieve significant market penetration.

The market for medical devices is intensely competitive, subject to rapid change, and significantly affected by new product introductions and other market activities of industry participants. Our competitors include large multinational corporations and their operating units, including General Electric, Philips, Siemens, and Toshiba. These companies and certain of our other competitors have substantially greater financial, marketing, and other resources than we do. Each of these companies is either publicly traded or a division of a publicly traded company, and enjoys several competitive advantages, including:

•	significantly greater name recognition;

•	established relationships with health care professionals and customers;

•	additional lines of products, and the ability to offer rebates or bundle products to offer higher discounts or incentives to gain a competitive advantage;

•	established distribution networks and relationships with customers; and

•	greater resources for product development, sales and marketing, and patent litigation.

These companies and others have developed and will continue to develop new products that compete directly with our system. In addition, our competitors spend significantly greater funds for the research, development, promotion, and sale of new and existing products. These resources allow them to respond more quickly to new or emerging technologies and changes in customer requirements. For all the foregoing reasons, we may not be able to compete successfully against our current and future competitors.

Failure to successfully develop, manufacture, market, and sell our system will have a material adverse effect on our business, financial condition, and results of operations.

We currently have only one product under development. The successful development and commercialization of this product is critical to our future success. Our ability to develop, manufacture, market, and sell our system successfully is subject to a number of risks, many of which are outside our control. There can be no assurance that we will be able to develop and manufacture our system successfully in commercial quantities at acceptable costs, market our system, or generate sales of our system. Failure to achieve any of the foregoing would have a material adverse effect on our business, financial condition, and results of operations. For example, we have contracted with Triple Ring to redesign the image-construction computer used in our product in order to lower costs and address parts obsolescence. If this redesign is not successful, our ability to market our product will be adversely affected and this will harm our sales. In addition, we do not have long-term supply agreements with any of our key parts vendors. If we cannot reliably obtain parts from these vendors in the future at prices acceptable to us, our ability to manufacture and sell our product will be harmed, and such a situation would in turn harm our sales and operating margins.

The cardiac catheterization market is highly competitive and subject to rapid technological change.

The cardiac catheterization market is extremely competitive and characterized by evolving industry standards and new product enhancements. Our system is technologically innovative and requires significant planning, design, development, and testing at the technological, product, and manufacturing process levels. These activities require significant capital commitments and investment. There can be no assurance that our system or proprietary technologies will remain competitive following the introduction of new products and technologies. Furthermore, there can be no assurance that our competitors will not develop products that are more effective or that can be produced at a lower cost than our system or which render our system obsolete. There can be no assurance that we will be successful in the face of increasing competition from new technologies or products introduced by existing competitors and by new companies entering the market.

We also face competition from companies that are developing drugs or other medical devices or procedures to treat or prevent the conditions for which our product is designed to address. The medical device and pharmaceutical industries make large investments in research and development and innovation is rapid and continuous. If new products or technologies emerge that provide the same or superior benefits as our products at equal or lesser cost, they could render our products obsolete, unmarketable or less in demand. For example, cholesterol lowering drugs could significantly lessen the demand for the cardiac procedures our product is used for, and it is possible that alternative imaging technologies, such as MRI technologies, could advance in a manner that would make them more competitive with our fluoroscopy technology.

We have no sales and marketing experience or current staff and any failure to expand sales of our system will negatively impact future sales.

We have no experience in marketing, sales, and distribution of our system and currently have no marketing and sales staff. We are in the process of establishing marketing, sales, and distribution capabilities in order to support our commercialization efforts. We will be required to recruit and retain highly trained salespeople, and no assurance can be given that such personnel will be available on terms acceptable to us. There can also be no assurance that our marketing and direct sales force, if established, will be successful in marketing our system to physicians and hospitals. Failure to establish an effective sales and marketing organization would have a material adverse effect on our business, financial condition, and results of operations. Our goal is to establish key initial reference sites by the end of 2008 and first system placements in the first half of 2009. If we are unsuccessful in doing so, or test sites do not meet our expectations, our ability to generate revenue will be adversely affected. In addition, due to the limited market awareness of our system, we believe that the sales process could be lengthy, requiring us to educate patients and physicians regarding the benefits of our system.

Because we have no manufacturing experience for commercial-scale quantities of our system and we rely on third party suppliers for many of our components, we may be unable to control the availability of our system.

We have no manufacturing experience for commercial-scale quantities of our proprietary system. Our failure to enter into or maintain agreements with suppliers for sufficient quantities of components needed to manufacture our system or to enter into agreements with third parties to expand commercial-scale manufacturing capabilities as needed would have a material adverse effect on our business, financial condition, and results of operations. There can be no assurance that our current or future contract manufacturers will meet our requirements for quality, quantity, or timeliness. If the supply of any of our component parts is interrupted, alternative contract manufacturers may require prior FDA approval and/or validation and parts may not be available in sufficient volumes within required timeframes, if at all, to meet our production needs. Each of these factors could have a material adverse effect on our business, financial condition, and results of operations.

We will need to retain our key personnel and attract and retain many new employees.

We are highly dependent on the principal members of our management, in particular Jack Price, our Chief Executive Officer and President, Marc Whyte, our Chief Financial Officer and Chief Operating Officer and Edward Solomon, our Chief Technical Officer. We do not carry “key person” insurance covering any members of our senior management. The loss of any of these persons could prevent the implementation and completion of our objectives, including the development and introduction of our products, and could require the remaining management members to direct immediate and substantial attention to seeking a replacement.

We currently have only three employees. We plan to expand rapidly our operations and significantly grow our sales and marketing, and financial and administrative operations. This expansion is expected to place a significant strain on our management and will require hiring a substantial number of qualified personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our development and commercialization activities.

We are dependent on certain related parties for contract development services and commercialization of our technologies outside our anticipated primary markets.

To date, substantially all development of our technology and product has been performed by others. At present, we have contracted with Triple Ring to provide research and development services to prepare a commercial-ready improved version of NovaRay’s ScanPath X-ray fluoroscopy system. Payments in excess of $9,500,000 are anticipated over the term of this agreement for these development services and related tooling and materials costs. Existing officers and directors of the Company own approximately 42.3% of Triple Ring’s outstanding shares. In part due to our lack of control over Triple Ring, we have less ability to affect the likelihood of success of these research and development activities.

NovaRay has granted an exclusive license to NRCT LLC an entity formed by certain of our officers and directors to license our technology for certain of these other applications, for certain closed gantry applications and a non-exclusive license for industrial applications and certain open gantry applications. All such licenses are for applications and fields that we do not currently consider competitive, but the markets for our products may change in the future and cause this license to have a restrictive effect on our operations. NRCT LLC, which is seeking to sublicense our technology to third parties within these fields, is owned 90% by certain of our existing stockholders and our officers and directors own approximately 74% of the outstanding ownership interests of NRCT LLC. As consideration for the grant of this license, we hold a 10% interest in NRCT LLC. NRCT LLC may not be successful in licensing our technology or in obtaining a return to us for these other applications.

New regulations, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may cause us difficulty in retaining or attracting qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for our effective management because of the recent changes in the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges and NASDAQ. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these recent changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to retain listing of our common stock on any stock exchange could be adversely affected.

We currently depend on third party suppliers and manufacturers for components of our system, and the loss of any of these suppliers or manufacturers could materially harm our business.

Outside contractors and suppliers supply numerous components, subsystems, and other parts used in our system. Many of these components, subsystems, and other parts are only available from single or a limited number of suppliers. In addition, some of these contractors and suppliers require validation studies in order to act as a contractor or supplier for our system. To the extent our current contractors and suppliers cannot support our system, we will be forced to validate other contractors and suppliers that could result in a delay in the manufacturing of our system. Operating results could be materially adversely affected by a stoppage or delay of supply, substitution by more expensive or less reliable alternate parts, receipt of defective parts, an increase in the pricing of such parts, or our inability to obtain reduced pricing from our suppliers in response to competitive pressures.

Our failure to obtain or maintain necessary regulatory clearances or approvals could hurt our ability to distribute and market our system.

Our system is classified as a medical device and we are subject to regulation and supervision by the FDA in the United States and similar regulatory bodies in other countries. Medical devices are also subject to ongoing controls and regulations, including inspections, compliance with established manufacturing practices, device-tracking, record-keeping, advertising, labeling, packaging, and compliance with other standards. Comparable agencies in certain states may also regulate our activities. The process of complying with such regulations with respect to current and new products can be costly and time-consuming and involves compliance by third-party suppliers over which we have no control.

Although we have been granted 510(k) marketing clearance from the FDA for our imaging system product, we have made certain technological changes since this clearance was obtained and there is no assurance that the clearance will continue to be adequate. In addition, new functionalities for our system, such as the quantification software, may require additional approvals. Delays in obtaining approvals and clearances, or recalls related to our system could have material adverse effects on us and our operations. We are also subject to certain FDA regulations governing defective products and complaints about our system. The FDA has the authority to inspect our facilities and may have the authority to inspect certain third-party suppliers’ facilities to ensure compliance with FDA regulations. Other regulations include Medical Device Reporting, requiring reports to the FDA regarding certain types of adverse events involving our products, and the FDA’s general prohibition against promoting products for unapproved (“off-label”) uses. Failure to comply with these regulations could have a material adverse effect on our business, financial condition, and results of operations.

Our manufacturing operations are required to comply with applicable QSR of the FDA, which incorporate the Good Manufacturing Practices regulations. QSR addresses the design controls, methods, facilities, and quality assurance controls used in manufacturing, packing, storing, and installing medical devices. Prior to shipment of our system, we will need to obtain the approval of Underwriters Laboratories, Inc. (UL) and there is no assurance that we will obtain UL approval in time for the sale of our first product, if at all. In addition, certain international markets have quality assurance and manufacturing requirements that may be more or less rigorous than those in the United States. Furthermore, any FDA regulations now governing our system are subject to change at any time, which may cause delays and could have material adverse effects on our operations.

We must also comply with numerous other federal, state, and local laws relating to such matters as safe working conditions, environmental protection, industrial safety, and hazardous substance disposal. We may incur significant costs to comply with such laws and regulations in the future, and lack of compliance could have material adverse effects on our operations.

If we are unable to protect our proprietary technology, or are blocked by a competitor’s patent, we may not be able to compete effectively.

Our success depends in part on our ability to obtain and enforce patent protection for our system and our future products, both in the United States and other countries, and operate without infringing the proprietary rights of third parties. The scope and extent of patent protection for our system is uncertain and frequently involves complex legal and factual questions. We cannot predict the breadth of claims that will be allowed and issued in patents related to medical device applications. Once such patents have issued, we cannot predict how the claims will be construed or enforced.

We have 23 issued U.S. patents and have related international patent filings in Western Europe and Japan. We rely on these patents and other intellectual-property protection to prevent our competitors from developing, manufacturing, and marketing products based on our technology. Our patents may not be enforceable and they may not afford us protection against competitors, especially since there is a lengthy lead-time between when a patent application is filed and when it is issued. Because of this, we may infringe on intellectual-property rights of others without being aware of the infringement. If a patent holder believes that our system infringes on their patent, they may sue us even if we have received patent protection for our technology. If another party claims we are infringing their technology, we could face a number of issues, including the following:

•	defending a lawsuit, which is very expensive and time consuming;

•	paying a large sum for damages, if we are found to be infringing;

•	being prohibited from selling or licensing our system until we obtain a license from the patent holder, who may refuse to grant us a license or will only agree to do so on unfavorable terms, including the payment of substantial royalties or the grant of cross-licenses to our patents; and

•	redesigning our system so it does not infringe on the patent holder’s technology if we are unable to obtain a license, which, if even possible, may require additional capital and would delay commercialization.

The coverage claimed in a patent application can be significantly narrowed before a patent is issued, both in the United States and other countries. We do not know whether any of our pending or future patent applications will result in the issuance of patents. To the extent patents have been issued or will be issued, we do not know whether these patents will be subjected to further proceedings limiting their scope, will provide significant proprietary protection or competitive advantage, or will be circumvented or invalidated. Furthermore, patents already issued to us, or patents that may issue on our pending applications, may become subject to dispute, including interference proceedings in the United States to determine priority of invention or opposition proceedings in foreign countries contesting the validity of issued patents.

We also rely on trade secrets and proprietary know-how to develop and maintain our competitive position. Some of our current or former employees, consultants or scientific advisors, or collaborators, may unintentionally or willfully disclose our confidential information to competitors or use our proprietary technology for their own benefit. Furthermore, enforcing a claim alleging the infringement of our trade secrets or proprietary know-how would be expensive and difficult to prove, making the outcome uncertain. Our competitors may also independently develop equivalent knowledge, methods, and know-how or gain access to our proprietary information through some other means.

There is no assurance that our system will be reimbursed under existing reimbursement codes and any changes in reimbursement procedures by domestic and international payors may adversely impact our ability to market and sell our system.

The business and financial condition of medical device companies, including us, will continue to be affected by the efforts of third-party payors’ rules, government health administration authorities, private health insurance, and other organizations to contain or reduce the cost of health care. The federal government has in the past and may in the future consider, and certain state and local as well as a number of foreign governments are considering or have adopted, health care policies intended to curb rising health care costs. Such policies include rationing of government-funded reimbursement for health care services and imposing price controls upon providers of medical products and services. We cannot predict what health care reform legislation or regulation, if any, will be enacted in the United States or elsewhere. Significant changes in the health care systems in the United States or elsewhere are likely to have a significant impact over time on the manner in which we conduct our business. Such changes could have a material adverse effect on us.

In addition, the federal government regulates reimbursement of fees for certain diagnostic examinations and capital equipment acquisition costs connected with services to Medicare beneficiaries. Although we currently anticipate that our system will be reimbursed under existing reimbursement codes, there is no assurance that the existing reimbursement codes will apply to our products. If they do not, the resulting inability of health care providers to obtain reimbursement for our products will materially adversely impact our ability to market and sell our system. In addition, certain legislation has limited Medicare reimbursement for diagnostic examinations, and other third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. These policies may have the effect of limiting the availability of reimbursement for procedures, and as a result may inhibit or reduce demand by health care providers for products in the markets in which we compete. We cannot predict what effect the policies of government entities and other third party payors will have on future sales of our system, and there can be no assurance that such policies would not have an adverse impact on our operations.

If we become subject to product-liability claims, the damages may exceed our insurance coverage.

Our business exposes us to potential product-liability claims, product recalls, and associated adverse publicity, which are inherent in the manufacturing, marketing, and sale of medical devices, and as such we may face substantial liability to patients or medical personnel for damages resulting from the faulty design or manufacture of our system. A product-liability claim could materially adversely affect our business or financial condition.

If we do not provide quality customer service, we would lose customers and our operating results would suffer.

Our ability to provide superior customer service to our customers, health care professionals and educators is critical. To effectively compete, we must build strong brand awareness among our customers, much of which is based upon personal referrals. In order to gain these referrals, we must hire customer service representatives who are able and available to provide our customers with answers to questions regarding our system. This will require us to build and maintain customer service operations. We may rely on a third-party provider to support new customers, but no assurance is made that we will do so.

Our principal stockholders and management own a significant percentage of our stock and can exercise significant influence.

Our executive officers and directors and their affiliates own approximately 64.68% of our issued and outstanding common stock as set forth in “Security Ownership of Certain Beneficial Owners and Management” below. Accordingly, these stockholders will likely be able to determine the composition of a majority of our Board, retain the voting power to approve certain matters requiring stockholder approval, and continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control. See “Security Ownership of Certain Beneficial Owners and Management” below for further information about the ownership of our common stock by our executive officers, directors, and principal stockholders.

We have not paid out cash dividends in the past and may not do so in the future.

Our policy is to retain any earnings to provide funds for the operation and expansion of our business and, accordingly, we have paid no cash dividends on our common stock and do not anticipate doing so in the future.

If we require future capital, we may not be able to secure additional funding in order to expand our operations and develop new products.

We may seek additional funds from public and private stock offerings, borrowings under bank or lease lines of credit, or other sources. This additional financing may not be available on a timely basis on terms acceptable to us, or at all. Such financing may be dilutive to stockholders or may require us to grant a lender a security interest in our assets. The amount of money we will need will depend on many factors, including:

•	revenues generated by sales of our system and our future products, if any;

•	expenses we incur in developing and selling our system;

•	the commercial success of our research and development efforts; and

•	the emergence of competing technological developments.

If adequate funds are not available, we may have to delay development or commercialization of our system or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We also may have to reduce marketing, customer support, or other resources devoted to our system. Any of these results would materially harm our business, financial condition, and results of operations.

There is not now, and there may not ever be, an active market for our common stock.

There currently is no market for our common stock. Further, although our common stock may be quoted on the OTC Bulletin Board in the future, the trading of our common stock may be extremely sporadic. For example, several days may pass before any shares may be traded. There can be no assurance that a more active market for our common stock will develop. Accordingly, investors must assume they may have to bear the economic risk of an investment in our common stock for an indefinite period of time.

We are subject to the reporting requirements of federal securities laws, which can be expensive.

We are a public reporting company in the U.S. and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders are significant.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult, and costly.

Our management team does not have experience as officers of a publicly-traded company, and we have never operated as a publicly-traded company. We will incur significant time and expense in developing and implementing the internal controls and reporting procedures required by Sarbanes-Oxley. We will need to hire experts in financial reporting, to include developing and implementing sound internal control procedures in order to comply with numerous financial reporting requirements. If we are unable to comply with Sarbanes-Oxley’s internal controls and disclosure requirements, we may not be able to obtain the independent accountant attestations or certifications that the Sarbanes-Oxley Act requires publicly-traded companies to obtain. If management or our auditors determine that we have a material weakness in our internal control over financial reporting, we could incur additional costs and suffer adverse publicity and other consequences of any such determination.

When the registration statement becomes effective, there will be a significant number of shares of our common stock eligible for sale, which could depress the market price of such stock.

Following the effective date of the registration statement, a large number of shares of our common stock will become available for sale in the public market, which could harm the market price of the stock. Further, certain shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well.

We cannot assure you that our common stock will become liquid or that it will be listed on a securities exchange.

We do not meet the initial listing standards of the New York Stock exchange, the Nasdaq Global Market, or other similar exchanges. Until our common stock is listed on an exchange, we expect that our common stock will be eligible to be quoted on the OTC Bulletin Board, another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may have difficulty in obtaining accurate quotations as to the market value of our common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would also increase the difficulty for us to raise additional capital.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These forward-looking statements include, without limitation, those statements contained in this prospectus regarding our anticipated growth, our expectation to pay in 2008 incurred expenses for insurance, audit and consulting fees and interest expense, the effects of the adoption of accounting standards on our financial statements, our statement that development and manufacturing expenses are anticipated to increase in future years, our expectation that we will incur increased selling, general, and administrative expenses in connection with the development of our sales and marketing organization, the expansion of our facilities and staff, and the commercial launch of our system, our expectation that our need for funds will increase from period to period as we increase the scope of our development, marketing, and manufacturing activities, our statement that we anticipate incurring expenses of approximately $6.0 million for the development and manufacturing startup and the marketing, sales, regulatory and general administrative expenses over the next nine months, our expectation that we will expand our production facilities or establish alternate facilities, our belief that the financial resources available to us, including our current working capital, will be sufficient to finance our planned operations and capital expenditures until the beginning of our second fiscal quarter of 2009, our ability to successfully complete development of our product, the capabilities, performance and competitive advantages of our products following completion of development, our ability to compete and successfully sell our product in our target markets, our future hiring of sufficient numbers and types of qualified employees, any competitive advantage or protection that our intellectual property rights will provide to us and the occurrence and timing of the availability of our product, the establishment of reference sites by the end of 2008, first system placements in the first half of 2009, anticipated costs of development services and related tooling and materials costs, our anticipation that our system will be reimbursed under existing reimbursement codes, our expectation that our common stock will be eligible to be quoted on the OTC Bulletin Board, our expectation that our system can be manufactured at a cost comparable to that of a conventional catheterization imaging system, our belief that our proprietary systems have many applications beyond the cardiac catheterization market segment, our expectations that our initial placements will likely be in mixed-use electrophysiology/cardiac catheterization labs, our beliefs regarding trends regarding imaging modalities such as ultrasound, magnetic resonance imaging and CT, our belief that we will not have to apply for new current procedural terminology (CPT) or diagnosis related groups (DRG) codes, our anticipation that the licenses granted to NRCT LLC are not for applications that are competitive with NovaRay’s products, and statements regarding initial commercial sales of our product. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those factors discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to unanticipated changes and effects to accounting standards to which we are subject, unanticipated costs related to development and manufacturing of our products, the failure by us to establish early placements of our product, the risk that our products will be found to be ineffective, or that the product, if effective, will be difficult to manufacture on a large scale, or will be uneconomical to market, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of their common stock.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering prices of the shares of common stock, including the shares of common stock issuable upon exercise of the Series A Convertible Preferred Stock referenced herein, were arbitrarily determined. The offering price of the common stock offered by this prospectus was determined by the effective price of shares of common stock sold to our stockholders in a private placement completed on December 20, 2007. Therefore, the offering price applicable to the shares offered by the selling stockholders under this prospectus has been established at $2.67.

This offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we intend to seek a listing on the OTCBB as soon as practicable following the effective date of the registration statement that contains this prospectus. However, there is no assurance that our common stock, once it becomes listed on a public exchange, will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

SELLING STOCKHOLDERS

The following table sets forth (i) the names of the selling stockholders, (ii) the number of shares of common stock held by the selling stockholders as of August 4, 2008, (iii) the number of shares of common stock issuable upon conversion of Series A Convertible Preferred Stock that are held by the selling stockholders as of August 4, 2008, (iv) the number of shares of common stock held by the selling stockholders that are offered by the selling stockholders pursuant to this prospectus, (v) the number of shares of common stock issuable upon conversion of Series A Convertible Preferred Stock that are offered by the selling stockholders pursuant to this prospectus, (vi) the total number of shares of common stock (both directly held and issuable upon conversion of Series A Convertible Preferred Stock) being offered by the selling stockholders pursuant to this prospectus, (vii) the number of shares of common stock beneficially owned after the completion of the offering, and (viii) the percentage of our common stock beneficially owned by the selling stockholders after completion of the offering. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of August 4, 2008, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes in this table and to the table in “Security Ownership of Certain

Beneficial Owners and Management” and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. To our knowledge, (i) none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer, and (ii) none of the selling stockholders is in the business of buying and selling securities.

					Number of	Total
			Number of		Shares of	Number of
			Shares of		Common	Shares of
			Common	Number of	Stock	Common		Beneficial
	Number of		Stock	Shares of	Underlying	Stock	Beneficial	Ownership
	Shares of		Underlying	Common	Preferred	Offered by	Ownership	of Common
	Common		Preferred	Stock	Stock	Selling	of Common	Stock
	Stock Held		Stock	Offered by	Offered by	Stockholder	Stock	After
	Before		Held Before	Selling	Selling	Registered	After	Offering
Name of Selling Stockholder	Offering		Offering	Stockholder	Stockholder	Hereunder	Offering	(in%)(1)

Anderson, Robert K.	102		—	102	—	102	—	*
Bauer M.D., Eugene	102		—	102	—	102	—	*
BioBridge LLC(2)	945,489		99,132	—	99,132	99,132	945,489	6.43%
Bleich, Jeffery L.	102		—	102	—	102	—	*
Brennan, Robert T.	102		—	102	—	102	—	*
Carter, Janet Kellogg	102		—	102	—	102	—	*
Chu, Dennis	102		—	102	—	102	—	*
Clapper, David M.	102		—	102	—	102	—	*
Dauria, Alexander D.	102		—	102	—	102	—	*
Dowling Jr., Victor J.	102		—	102	—	102	—	*
Edward P. Amento, Trustee of the Edward P. Amento Trust dated February 2, 2007	102		—	102	—	102	—	*
Epstein, Steven Jay	102		—	102	—	102	—	*
Ford, Michael J.	102		—	102	—	102	—	*
Friedman, Stuart Lawrence	102		—	102	—	102	—	*
Gary Lazar or Carole Lazar, Trustees of the Lazar Family Trust	102		—	102	—	102	—	*
Giannini, Diane S	102		—	102	—	102	—	*
Gilbert, Jonathan Ross	102		—	102	—	102	—	*
Gilbert, Stephen Jay	102		—	102	—	102	—	*
Greenwood, David Leslie	102		—	102	—	102	—	*
Haggerty, Sharon L	102		—	102	—	102	—	*
Harris, Tim	102		—	102	—	102	—	*
Hayden Jr., Donald J	102		—	102	—	102	—	*
Heartstream Capital B.V.(3)	458,670		370,454	—	370,454	370,454	458,670	3.12%
Jack W. Moorman and Cheryl D. Moorman JTWROS	102		—	102	—	102	—	*
Jay Morren and Kathleen Morren JTWROS	102		—	102	—	102	—	*
Jenett, Bruce William	102		—	102	—	102	—	*
Kailian, Vaughn M.	102		—	102	—	102	—	*
Kenneth Charles Nirenberg and Carol Anne Noble JTWROS	102		—	102	—	102	—	*
King, Wade Hampton	102		—	102	—	102	—	*
Lloyd Investments, L.P.(4)	372,446	(5)	24,468	—	24,468	24,468	372,446	2.53%
LLoyd, Allison Z	102		—	102	—	102	—	*
Lloyd, Lester John	102		—	102	—	102	—	*

				Number of	Total
		Number of		Shares of	Number of
		Shares of		Common	Shares of
		Common	Number of	Stock	Common		Beneficial
	Number of	Stock	Shares of	Underlying	Stock	Beneficial	Ownership
	Shares of	Underlying	Common	Preferred	Offered by	Ownership	of Common
	Common	Preferred	Stock	Stock	Selling	of Common	Stock
	Stock Held	Stock	Offered by	Offered by	Stockholder	Stock	After
	Before	Held Before	Selling	Selling	Registered	After	Offering
Name of Selling Stockholder	Offering	Offering	Stockholder	Stockholder	Hereunder	Offering	(in%)(1)

Lloyd, Lynne D.	102	—	102	—	102	—	*
Lloyd, Peter M.	102	—	102	—	102	—	*
Lockhart, David J.	102	—	102	—	102	—	*
McAfee, Nelson B.	102	—	102	—	102	—	*
Michael A. Fitzpatrick and Linda A. Fitzpatrick, Community Property	102	—	102	—	102	—	*
Montanari, Marc A.	102	—	102	—	102	—	*
Murphy, William J.	102	—	102	—	102	—	*
Olson, Krista	102	—	102	—	102	—	*
Olson, Ralph	102	—	102	—	102	—	*
Owens, Robert I.	102	—	102	—	102	—	*
Paul R. Conrado and Elizabeth L. Conrado, Trustees of the Conrado Revocable Trust Dated 3/14/2003	102	—	102	—	102	—	*
Peter Edward Barkas and Jodi Beth Barkas JTWROS	102	—	102	—	102	—	*
Raylene Diane Pak and Edward Gee-Ping Pak JTWROS	102	—	102	—	102	—	*
Robert H. Schieferstein and Joyce F. Schieferstein Community Property	102	—	102	—	102	—	*
Shalon, Tadmor	102	—	102	—	102	—	*
Shalon, Tidar	102	—	102	—	102	—	*
Smith, Elizabeth C	102	—	102	—	102	—	*
Steven B. Fink and Catherine M. Fink, Community Property	102	—	102	—	102	—	*
Sumichizast, Cindy R	102	—	102	—	102	—	*
Sumichizast, Martin A	102	—	102	—	102	—	*
Vision Opportunity Master Fund, Ltd.(6)	187,266	3,745,319	187,266	3,745,319	3,932,585	—	*
W Capital Partners II, L.P.(7)	1,101,000	442,944	—	442,944	442,944	1,101,000	7.48%
Wheatley Medtech Partners, LP(8)	1,918,845	142,632	—	142,632	142,632	1,918,845	13.04%
Wijcik, Lynda(9)	1,590,000	121,939	—	121,939	121,939	1,590,000	10.81%
Yazolino, Lauren F.	102	—	102	—	102	—	*

Total			192,366	4,946,888	5,139,254

*	Less than one percent.

(1)	Assumes the issuance of all shares offered by this prospectus that are issuable upon conversion of our Series A Convertible Preferred Stock.

(2)	BioBridge LLC also holds a Series A Warrant to purchase 33,044 shares of our common stock at an exercise price of $4.25 per share. Such Series A Warrant is subject to the Series A Warrant Exercise Restriction. Therefore, the common stock issuable upon exercise of such Series A Warrant are not included in this table as beneficially owned. Lynda Wijcik and Alex Barkas, controlling members of BioBridge LLC, exercises shared investment and voting control over all of these securities. Ms. Wijcik is the Chairman of the Board of Directors of the Company.

(3)	Heartstream Capital B.V. also holds a Series A Warrant to purchase 123,484 shares of our common stock at an exercise price of $4.25 per share. Such Series A Warrant is subject to the Series A Warrant Exercise Restriction. Therefore, the common stock issuable upon exercise of such Series A Warrant are not included in this table as beneficially owned. George J.M. Hersbach, the President and Chief Executive Officer of Heartstream Capital B.V., and Rene V. Van Der Kwaak, Chief Commercial Officer of Heartstream Capital B.V., each exercises shared investment and voting control over all of these securities. Mr. Hersbach is a Director of the Board of Directors of the Company.

(4)	Jack Lloyd, partner of Lloyd Investments, L.P. has sole investment control and sole voting control over all of these securities.

(5)	Consists of (i) 364,290 shares of our common stock, and (ii) a Series A Warrant to purchase 8,156 shares of our common stock at an exercise price of $4.25 per share. Such Series A Warrant is not subject to the Series A Warrant Exercise Restriction. Therefore, the common stock issuable upon exercise of such Series A Warrant are included in this table as beneficially owned.

(6)	Vision Opportunity Master Fund, Ltd. also holds (i) a Series A Warrant to purchase 1,248,439 shares of our common stock at an exercise price of $4.25 per share, (ii) a Series J-A Warrant (as defined below) to purchase up to 769,822 shares of our common stock at an exercise price of $6.91 per share, and (iii) a Series J Warrant (as defined below) to purchase up to 2,309,468 shares of our Series A Convertible Preferred Stock at an exercise price of $4.33 per share. Such Series A Warrant and Series J-A Warrant are subject to the Series A Warrant Exercise Restriction and the Series J-A Warrant Exercise Restriction (as defined below), respectively. Therefore, the common stock issuable upon exercise of such Series A Warrant and Series J-A Warrant are not included in this table as beneficially owned. The shares of Series A Convertible Preferred Stock issuable upon exercise of the Series J Warrant are subject to the Conversion Restriction (as defined below). Therefore, the common stock issuable upon conversion of such Series A Convertible Preferred Stock are not included in this table as beneficially owned. Vision Capital Advisors, LLC serves as investment manager to Vision Opportunity Master Fund, Ltd. Adam Benowitz is the Managing Member of Vision Capital Advisors, LLC and a Director of Vision Opportunity Master Fund, Ltd., and has investment control and voting control over all of these securities. Vision Capital Advisors, LLC and Mr. Benowitz each disclaim beneficial ownership of these securities.

(7)	W Capital Partners II, L.P. also holds Series A Warrants to purchase an aggregate of up to 147,647 shares of our common stock at an exercise price of $4.25 per share. Such Series A Warrants are subject to the Series A Warrant Exercise Restriction. Therefore, the common stock issuable upon exercise of such Series A Warrants are not included in this table as beneficially owned. As the general partner of WCP GP I, L.P., WCP GP II, LLC may be deemed to beneficially own these securities. WCP GP II, LLC disclaims beneficial ownership of such securities. David Wachter, Robert Migliorino and Stephen Westheimer, each a member of WCP GP II, LLC, each has shared voting and dispositive power with respect to these securities.

(8)	Wheatley Medtech Partners, LP also holds a Series A Warrant to purchase 47,544 shares of our common stock at an exercise price of $4.25 per share. Such Series A Warrant is subject to the Series A Warrant Exercise Restriction. Therefore, the common stock issuable upon exercise of such Series A Warrant are not included in this table as beneficially owned. David Dantzker, a voting member of Wheatley MedTech Partners LLC (the general partner of Wheatley MedTech Partners, L.P.) and a director of the Company, and each of Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Jonathan Lieber, Seth Lieber and Nancy Casey, who are each voting members of Wheatley MedTech Partners LLC, has shared investment control and shared voting control over all of these securities.

(9)	Ms. Wijcik also holds a Series A Warrant to purchase 40,646 shares of our common stock at an exercise price of $4.25 per share. Such Series A Warrant is subject to the Series A Warrant Exercise Restriction. Therefore, the common stock issuable upon exercise of such Series A Warrant are not included in this table as beneficially owned. Ms. Wijcik is the Chairman of the Board of Directors of the Company.

The following table sets forth the total number of shares of our common stock offered by each group of related selling stockholders and the total number of shares offered by each group of related selling stockholders expressed as a percentage of total issued and outstanding securities held by persons other than the selling stockholders, parties that may be deemed to be affiliates of the Company and affiliates of the selling stockholders.

		Percentage of
		Certain Issued
	Total Number of	and Outstanding
Name of Selling Stockholder	Shares Offered	Common Stock*

Anderson, Robert K.	102	**
Bauer M.D., Eugene	102	**
BioBridge LLC(1) and Linda Wijcik	221,071	37.54%
Bleich, Jeffery L.	102	**
Brennan, Robert T.	102	**
Carter, Janet Kellogg	102	**
Chu, Dennis	102	**
Clapper, David M.	102	**
Dauria, Alexander D.	102	**
Dowling Jr., Victor J.	102	**
Edward P. Amento, Trustee of the Edward P. Amento Trust dated February 2, 2007	102	**
Epstein, Steven Jay	102	**
Ford, Michael J.	102	**
Friedman, Stuart Lawrence	102	**
Gary Lazar or Carole Lazar, Trustees of the Lazar Family Trust	102	**
Giannini, Diane S	102	**

Gilbert, Jonathan Ross
Gilbert, Stephen Jay	204	**

Greenwood, David Leslie	102	**
Haggerty, Sharon L	102	**
Harris, Tim	102	**
Hayden Jr., Donald J	102	**
Heartstream Capital B.V.	370,454	62.91%
Jack W. Moorman and Cheryl D. Moorman JTWROS	102	**
Jay Morren and Kathleen Morren JTWROS	102	**
Jenett, Bruce William	102	**
Kailian, Vaughn M.	102	**
Kenneth Charles Nirenberg and Carol Anne Noble JTWROS	102	**
King, Wade Hampton	102	**

Lloyd Investments, L.P.
Lloyd, Allison Z
Lloyd, Lester John
Lloyd, Lynne D.
Lloyd, Peter M.	24,876	4.24%

Lockhart, David J.	102	**
McAfee, Nelson B.	102	**
Michael A. Fitzpatrick and Linda A. Fitzpatrick, Community Property	102	**
Montanari, Marc A.	102	**
Murphy, William J.	102	**

		Percentage of
		Certain Issued
	Total Number of	and Outstanding
Name of Selling Stockholder	Shares Offered	Common Stock*

Olson, Krista
Olson, Ralph	204	**

Owens, Robert I.	102	**
Paul R. Conrado and Elizabeth L. Conrado, Trustees of the Conrado Revocable Trust Dated 3/14/2003	102	**
Peter Edward Barkas and Jodi Beth Barkas JTWROS	102	**
Raylene Diane Pak and Edward Gee-Ping Pak JTWROS	102	**
Robert H. Schieferstein and Joyce F. Schieferstein Community Property	102	**

Shalon, Tadmor
Shalon, Tidar	204	**

Smith, Elizabeth C	102	**
Steven B. Fink and Catherine M. Fink, Community Property	102	**

Sumichizast, Cindy R
Sumichizast, Martin A	204	**

Vision Opportunity Master Fund, Ltd.	3,932,585	667.79%
W Capital Partners II, L.P.	442,944	75.22%
Wheatley Medtech Partners, LP	142,632	24.22%
Yazolino, Lauren F.	102	**
Total:	5,139,254

*	This percentage is based on 588,897 shares of the Company’s common stock, which is the difference between the Company’s currently issued and outstanding shares of common stock (9,767,853 shares), less 9,178,956 shares held by the selling stockholders, parties that may be deemed to be affiliates of the Company and affiliates of the selling stockholders.

**	Less than one percent.

(1)	Lynda Wijcik and Alex Barkas, controlling members of BioBridge LLC, exercises shared investment and voting control over all of these securities.

The following table sets forth certain payments that we have made or may be required to make to any selling stockholder, affiliate of a selling stockholder or any person with whom any selling stockholder has a contractual relationship regarding the Financing. We received net proceeds of $9,902,250 in connection with the Financing.

PAYMENTS TO THE SELLING STOCKHOLDERS

	Transaction	Other
	Costs Paid By	Potential
	the Company to	Payments to	Total Payments
	Selling	Selling	Made or to be
	Stockholders	Stockholders	Made to Selling
Name of Selling Stockholder	(1)	(2)(3)(4)	Stockholders

Vision Opportunity Master Fund, Ltd.	$98,000	$—	$98,000
Other Selling Stockholders	$—	$—	$—
TOTAL	$98,000	$—	$98,000

(1)	In connection with the Financing, we paid legal fees of $98,000 incurred by Vision Opportunity Master Fund, Ltd.

(2)	Pursuant to a registration rights agreement dated December 27, 2007, by and among us and investors in our Series A Convertible Preferred Stock, including several selling stockholders, under certain circumstances, including our failure to file a registration statement relating to the resale of common stock issuable upon conversion of our Series A Convertible Preferred Stock in the time period set forth in such registration rights agreement, we may be required to pay an investor in our Series A Convertible Preferred Stock as liquidated damages up to an aggregate of twelve percent (12%) of the amount such investor invested in our Series A Convertible Preferred Stock and the Warrants issued in the Financing.

(3)	To the extent a selling stockholder is a holder of Series A Convertible Preferred Stock, such selling stockholder is entitled to certain dividends (if dividends are declared by us), certain liquidation preferences under certain circumstances, and rights to certain payments if we fail to timely deliver shares of our common stock upon receipt of an executed copy of a conversion notice relating to our Series A Convertible Preferred Stock under certain circumstances.

(4)	We may be required to make payments to a holder of a Series A Warrant or Series J-A Warrant, under certain circumstances, if we fail to timely cause our transfer agent to transmit to such holder certificates representing the common stock issuable upon exercise of such warrants, when such warrants are properly exercised.

The following table sets forth certain payments that we have made or may be required to make during the initial twelve month period following the Financing, to any selling stockholder, affiliate of a selling stockholder or any person with whom any selling stockholder has a contractual relationship regarding the Financing.

PAYMENTS TO THE SELLING STOCKHOLDERS
DURING INITIAL TWELVE MONTH PERIOD

	Transaction	Other
	Costs Paid By	Potential
	the Company to	Payments to	Total Payments
	Selling	Selling	Made or to be
	Stockholders	Stockholders	Made to Selling
Name of Selling Stockholder	(1)	(2)(3)(4)	Stockholders

Vision Opportunity Master Fund, Ltd.	$98,000	$—	$98,000
Other Selling Stockholders	$—	$—	$—
TOTAL	$98,000	$—	$98,000

(1)	In connection with the Financing, we paid legal fees of $98,000 incurred by Vision Opportunity Master Fund, Ltd.

(2)	Pursuant to a registration rights agreement dated December 27, 2007, by and among us and investors in our Series A Convertible Preferred Stock, including several selling stockholders, under certain circumstances, including our failure to file a registration statement relating to the resale of common stock issuable upon conversion of our Series A Convertible Preferred Stock in the time period set forth in such registration rights agreement, we may be required to pay an investor in our Series A Convertible Preferred Stock as liquidated damages up to an aggregate of twelve percent (12%) of the amount such investor invested in our Series A Convertible Preferred Stock and the Warrants issued in the Financing.

(3)	To the extent a selling stockholder is a holder of Series A Convertible Preferred Stock, such selling stockholder is entitled to certain dividends (if dividends are declared by us), certain liquidation preferences under certain circumstances, and rights to certain payments if we fail to timely deliver shares of our common stock upon receipt of an executed copy of a conversion notice relating to our Series A Convertible Preferred Stock under certain circumstances.

(4)	We may be required to make payments to a holder of a Series A Warrant or Series J-A Warrant, under certain circumstances, if we fail to timely cause our transfer agent to transmit to such holder certificates representing the common stock issuable upon exercise of such warrants, when such warrants are properly exercised.

The following table provides certain information related to the number of shares of our common stock outstanding prior to the Financing that are held by persons other than the selling stockholders, parties that may be deemed our affiliates, and affiliates of the selling stockholders.

Number of shares of common stock
outstanding prior to Financing
held by persons other than
selling stockholders, their affiliates, and parties
that may be deemed our affiliates

588,897

The following table sets forth certain information concerning prior securities transactions between us and selling stockholders, any affiliates of the selling stockholders, or any person with whom any selling stockholder has a contractual relationship regarding the Financing.

		Number of	Number of shares	Number of shares issued in
		shares	of Common Stock	transaction as percentage of
		outstanding	issued in	issued and outstanding shares
Date of		prior to	transaction	of Common Stock
transaction	Selling Stockholder	transaction	(Pre-Merger Figure)	after transaction

October 6, 2006	Vision Opportunity Master Fund, Ltd.(1)	0	5,000,000	100%

(1)	Vision Opportunity Master Fund, Ltd. was the only stockholder of our predecessor, Vision Acquisition I, Inc.

TERMS OF TRANSACTIONS PURSUANT TO WHICH SELLING STOCKHOLDERS
ACQUIRED SHARES BEING REGISTERED

Selling Stockholders Each Offering 102 Shares of Common Stock

This prospectus lists 50 selling stockholders that are each offering for sale pursuant to this prospectus 102 shares of our common stock. On December 20, 2007, each such selling stockholder purchased 34 shares of NovaRay common stock at a price of $8.00 per share, pursuant to a subscription agreement by and between NovaRay and each such selling stockholder. Pursuant to the Merger, each share of NovaRay common stock was converted into three shares of our common stock. As a result, each such selling stockholder’s 34 shares of NovaRay common stock were converted into 102 shares of our common stock upon the consummation of the Merger.

Other Selling Stockholders

BioBridge LLC, Lloyd Investments, L.P., Wheatley Medtech Partners, LP and Lynda Wijcik are listed as selling stockholders in this prospectus, each of which is proposing to offer for sale pursuant to this prospectus shares of our common stock issuable upon conversion of our Series A Preferred Stock purchased by each such selling stockholder pursuant to the Purchase Agreement (as defined below). Pursuant to the Purchase Agreement, we sold each share of our Series A Preferred Stock at a price of $2.67 per share, with each share of our Series A Preferred Stock initially convertible into one share of our common stock. BioBridge LLC, Lloyd Investments, L.P., Wheatley Medtech Partners, LP and Lynda Wijcik were issued Series A Warrants (as defined below) to purchase 33,044, 8,156, 47,544 and 40,646 shares of our common stock, respectively, at an exercise price of $4.25 per share. No shares of our common stock issuable upon exercise of any Series A Warrant are being registered for sale pursuant to this prospectus. A holder of a Series A Warrant may not exercise a Series A Warrant if the number of shares of our common stock to be issued upon such exercise, when aggregated with all other shares of our common stock then owned by such holder and its affiliates, would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of the our common stock, unless such holder gives notice to us of not less than sixty-one (61) days that such holder terminates such restriction.

Heartstream Capital B.V. is listed as a selling stockholder in this prospectus and is proposing to offer for sale pursuant to this prospectus 370,454 shares of our common stock issuable upon conversion of the 370,454 shares of our Series A Preferred Stock that Heartstream Capital B.V. currently holds. Heartstream Capital B.V. purchased 271,896 shares of our Series A Preferred Stock pursuant to the Purchase Agreement at a price of $2.67 per share, with each share of our Series A Preferred Stock initially convertible into one share of our common stock. On

January 29, 2008, Heartstream Capital B.V. purchased 98,558 shares of our Series A Preferred Stock from Arie Jacob Manintveld, an individual who had purchased such shares from us pursuant to the Purchase Agreement, at a price of $2.67 per share. Heartstream Capital B.V. was issued Series A Warrants to purchase 90,632 shares of our common stock, at an exercise price of $4.25 per share, pursuant to the Purchase Agreement, and acquired Series A Warrants to purchase 32,852 shares of our common stock from Mr. Manintveld on January 29, 2008. No shares of our common stock issuable upon exercise of any Series A Warrant are being registered for sale pursuant to this prospectus.

According to a Schedule 13D filed with the Securities and Exchange Commission on January 28, 2008 (the “W Capital 13D”), on January 16, 2008, W Capital Partners II, L.P. acquired an aggregate of 1,101,000 shares of our common stock, 442,944 shares of our Series A Preferred Stock and a Series A Warrant to purchase 147,674 shares of our common stock, from AIG Horizon Partners Fund, L.P., AIG Horizon Side-by-Side Fund, L.P., AIG Private Equity Portfolio, L.P., AIU Insurance Company, and Commerce and Industry Insurance Company. According to the W Capital 13D, W Capital Partners II, L.P. purchased such securities from such parties for an aggregate purchase price of $999,980. W Capital Partners II, L.P. is proposing to offer for sale 442,944 shares of our common stock issuable upon conversion of the 442,944 shares of our Series A Preferred Stock acquired by W Capital Partners II, L.P. from such parties. No shares of our common stock issuable upon exercise of any Series A Warrant are being registered for sale pursuant to this prospectus.

Vision Opportunity Master Fund, Ltd. is listed as a selling stockholder in this prospectus and is proposing to offer for sale pursuant to this prospectus an aggregate of 3,932,585 shares of our common stock, consisting of 187,266 shares of our common stock and 3,745,319 shares of our common stock issuable upon conversion of the 3,745,319 shares of our Series A Preferred Stock held by Vision Opportunity Master Fund, Ltd. Prior to the Merger, Vision Opportunity Master Fund, Ltd. held all 5,000,000 shares of our common stock, which Vision Opportunity Master Fund, Ltd. had purchased on October 6, 2006 for an aggregate of $24,500. Prior to the consummation of the Merger, we effected a 1-for-26.7 shares reverse stock split whereby every 26.7 issued and outstanding shares of our common stock were automatically combined into and became one fully paid and nonassessable share of our common stock. As a result, Vision Opportunity Master Fund, Ltd.’s 5,000,000 shares of our common stock were combined into 187,266 shares of our common stock, all of which are being registered for sale pursuant to this prospectus. The 3,745,319 shares of our Series A Preferred Stock, which are initially convertible into 3,745,319 shares of our common stock, all of which are being registered for sale pursuant to this prospectus, was purchased by Vision Opportunity Master Fund, Ltd. pursuant to the Purchase Agreement at a price of $2.67 per share.

Pursuant to the Purchase Agreement, Vision Opportunity Master Fund, Ltd. was also issued (i) a Series A Warrant to purchase up to 1,248,439 shares of our common stock at an exercise price of $4.25 per share, (ii) the Series J Warrant (defined below) to purchase up to 2,309,468 shares of our Series A Preferred Stock at an exercise price of $4.33 per share, and (iii) the Series J-A Warrant (as defined below) to purchase up to 769,822 shares of our common stock at an exercise price of $6.91 per share. No shares of our securities issuable upon exercise of any of the warrants listed above are being registered for sale pursuant to this prospectus. A holder of the Series J-A Warrant may not exercise the Series J-A Warrant if the number of shares of our common stock to be issued upon such exercise, when aggregated with all other shares of our common stock then owned by such holder and its affiliates, would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of our common stock, unless such holder gives notice to us of not less than sixty-one (61) days that such holder terminates such restriction. The conversion rights of our Series A Preferred Stock, including our Series A Preferred Stock underlying the Series J Warrant, are subject to similar restrictions.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. The selling security holders will be required to sell the common stock registered hereunder at a fixed price of $2.67 per share until such time such securities are traded on a national securities exchange, the Nasdaq or the OTC Bulletin Board®. The selling security holders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

We currently have authorized capital of 110,000,000 shares, of which 100,000,000 are designated as common stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares are preferred stock, par value $0.0001 per share (the “Preferred Stock”), all of which are currently designated as our Series A Convertible Preferred Stock. The Company has outstanding 9,767,853 shares of Common Stock and 4,946,888 shares of Series A Convertible Preferred Stock, which are convertible at the current rate of one share of Series A Convertible Preferred for one share of our Common Stock. Additionally, there are outstanding options or warrants to purchase, or securities convertible into, an aggregate of up to 4,350,782 shares of our Common Stock (exclusive of those shares of our Common Stock issuable on conversion of the 4,946,888 shares of outstanding Series A Convertible Preferred Stock or on the exercise and subsequent conversion of the warrant issued to Vision Opportunity Master Fund Ltd. (“Vision”) to purchase up to 2,309,468 shares of our Series A Convertible Preferred Stock at an exercise price of $4.33 per share (the “Series J Warrant”). A holder of Series A Warrants to purchase shares of our Common Stock at an exercise price of $4.25 per share may not exercise a Series A Warrant if the number of shares of our Common Stock to be issued upon such exercise, when aggregated with all other shares of our Common Stock then owned by such holder and its affiliates, would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of our Common Stock (the “Series A Warrant Exercise Restriction”); provided, that a holder of a Series A Warrant may, on not less than sixty-one (61) days notice to us (the “Series A Warrant Waiver Notice”), terminate the Series A Warrant Exercise Restriction with regard to any or all shares of our Common Stock issuable upon exercise of a Series A Warrant. If the Series A Warrant Waiver Notice is provided during the sixty-one (61) day period prior to the expiration date of a Series A Warrant, such Series A Warrant Waiver Notice will not be effective until the expiration date of such Series A Warrant. In addition, the warrant issued to Vision for the purchase up to 769,822 shares of our common stock at an exercise price of $6.91 per share, such number of shares equal to thirty-three and one-third percent (33 1/3%) of the total of the number of shares actually purchased pursuant to exercises of the Series J Warrant (the “Series J-A Warrant”) and the warrant issued to Triple Ring Technologies, Inc. for the purchase of up to 1,332,000 shares, may become exercisable. A holder of the Series J-A Warrant may not exercise the Series J-A Warrant if the number of shares of our Common Stock to be issued upon such exercise, when aggregated with all other shares of our Common Stock then owned by such holder and its affiliates, would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of our Common Stock (the “Series J-A Warrant Exercise Restriction”); provided, that a holder of the Series J-A Warrant may, on not less than sixty-one (61) days notice to us (the “Series J-A Warrant Waiver Notice”), terminate the Series J-A Warrant Exercise Restriction with regard to any or all shares of our Common Stock issuable upon exercise of the Series J-A Warrant. If the Series J-A Warrant Waiver Notice is provided during the sixty-one (61) day period prior to the expiration date of the Series J-A Warrant, such Series J-A Warrant Waiver Notice will not be effective until the expiration date of the Series J-A Warrant.

Common Stock

Holders of shares of our Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. Our Common Stock does not have cumulative voting rights. No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now or hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

Series A Convertible Preferred Stock

The Company filed a Certificate of Designation of the Series A Convertible Preferred Stock with the Secretary of State of Delaware on December 27, 2007. The following provides only a summary of certain of the terms of the Company’s Preferred Stock.

Voluntary Conversion.  At any time on or after the date of the initial issuance of our Series A Convertible Preferred Stock (the “Issuance Date”), the holder of any such shares of our Series A Convertible Preferred Stock may, at such holder’s option, subject to the limitations set forth in the following paragraph, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of our Series A Convertible Preferred Stock held by such person into a number of fully paid and nonassessable shares of our Common Stock for each such share of our Series A Convertible Preferred Stock. In the event of a liquidation, dissolution or winding up of the Company, the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of our Series A Convertible Preferred Stock.

At no time may a holder of shares of our Series A Convertible Preferred Stock convert shares of our Series A Convertible Preferred Stock if the number of shares of our Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of our Common Stock owned by such holder and its affiliates at such time, the number of shares of our Common Stock which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of our Common Stock (the “Conversion Restriction”); provided, however, a holder of our Series A Convertible Preferred Stock may provide the Company with sixty-one (61) days notice (the “Series A Convertible Preferred Waiver Notice”) that such holder would like to waive this restriction with regard to any or all shares of our Common Stock issuable upon conversion of our Series A Convertible Preferred Stock and the Conversion Restriction will be of no force or effect with regard to those shares of our Series A Convertible Preferred Stock referenced in the Series A Convertible Preferred Waiver Notice.

In the event of a reclassification, capital reorganization or other similar change in the outstanding shares of our Common Stock, our Series A Convertible Preferred Stock will become convertible into the kind and number of shares of stock or other securities or property (including cash) that the holders of our Series A Convertible Preferred Stock would have received if our Series A Convertible Preferred Stock had been converted into our Common Stock immediately prior to such reclassification, capital reorganization or other change. Upon our issuance of certain shares of our Common Stock at prices less than $2.67 per share, the conversion rate of the Series A Convertible Preferred is subject to upward adjustment on the basis of a broadly based weighted average so as to cause a share of outstanding Series A Convertible Preferred to be potentially convertible into more than one share of Common Stock. This weighted average formula takes into account the number of then outstanding shares and the relative dilution to such shares at the $2.67 value per share by the number of shares of Common Stock or common stock equivalents issued at the price below $2.67 per share.

Voting.  Except as otherwise required by Delaware law and the following paragraph, our Series A Convertible Preferred Stock shall have no voting rights. Our Common Stock into which our Series A Convertible Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company. So long as any shares of our Series A Convertible Preferred Stock remain outstanding, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of our Series A Convertible Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required (a) for any change to the Certificate of Designation of the Relative Rights and Preferences of our Series A Convertible Preferred Stock or the Company’s

Certificate of Incorporation, as amended, which would amend, alter, change or repeal any of the powers, designations, preferences and rights of our Series A Convertible Preferred Stock or (b) for the issuance of shares of our Series A Convertible Preferred Stock other than pursuant to the Series A Convertible Preferred Stock Purchase Agreement by and among the Company and certain purchasers of our Series A Convertible Preferred Stock.

Dividends.  If declared by the Company, dividends on our Series A Convertible Preferred Stock shall be on a pro rata basis with all other equity securities of the Company ranking pari passu with our Common Stock as to the payment of dividends before any Distribution (as defined below) shall be paid on, or declared and set apart for all other classes and series of equity securities of the Company which by their terms do not rank senior to our Series A Convertible Preferred Stock (“Junior Stock”). So long as any shares of our Series A Convertible Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any Distribution on any Junior Stock (other than dividends or Distributions payable in additional shares of Junior Stock), unless at the time of such dividend or Distribution the Company shall have paid all accrued and unpaid dividends on the outstanding shares of our Series A Convertible Preferred Stock. In the event of a voluntary conversion, all accrued and unpaid dividends on our Series A Convertible Preferred Stock being converted shall be, at the option of the Company, either payable in cash on the date of the voluntary conversion, or converted into additional shares of our Common Stock at the then-applicable conversion price for our Series A Convertible Preferred Stock to our Common Stock. “Distribution” shall mean shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of our Common Stock or other equity securities of the Company, or the purchase or redemption of shares of the Company (other than repurchases of our Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash or property.

Liquidation.  In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of our Series A Convertible Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for Distribution to its stockholders, an amount per share of our Series A Convertible Preferred Stock equal to the amount distributable with respect to that number of shares of our Common Stock into which one share of our Series A Convertible Preferred Stock is then convertible, plus any accrued and unpaid dividends thereon (collectively, the “Series A Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Series A Liquidation Preference Amount payable to the holders of outstanding shares of our Series A Convertible Preferred Stock and the corresponding pari passu Distribution with respect to our Common Stock and any series of Preferred Stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with our Series A Convertible Preferred Stock and our Common Stock, then all of said assets will be distributed among the holders of our Series A Convertible Preferred Stock, our Common Stock and the other classes of stock ranking pari passu with our Series A Convertible Preferred Stock and our Common Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of our Series A Convertible Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of our Series A Convertible Preferred Stock. All payments for which this paragraph provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of our Series A Convertible Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of our Series A Convertible Preferred Stock has been paid in cash the full Series A Liquidation Preference Amount to which such holder is entitled as provided herein. A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company that are outstanding immediately prior to the consummation of such transaction or series of transactions is disposed of or conveyed, shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this paragraph and no consolidation, merger, sale of assets or sale or disposition of the outstanding shares shall result which is inconsistent with this paragraph. The Company shall provide written notice of any, voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, by mail, postage prepaid, no less than twenty (20) days prior to the payment date stated therein, to the holders of record of our Series A Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Company, which notice shall also state the amount per share of our Series A Convertible Preferred Stock that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

DESCRIPTION OF BUSINESS

Business of NovaRay Medical, Inc.

On October 6, 2006, we incorporated with the name Vision Acquisition I, Inc. under the laws of the State of Delaware to investigate and, if such investigation warranted, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On December 26, 2007, we changed our name to NovaRay Medical, Inc. Upon completion of the Merger, we adopted NovaRay’s business plan. The combined company is named NovaRay Medical, Inc.

Business of NovaRay

NovaRay is our wholly-owned subsidiary and a Delaware corporation based in Newark, California. In June 2005, NovaRay acquired substantially all the assets, including intellectual property, of NexRay, Inc., a privately held developer of digital x-ray technology for medical imaging, through the purchase of such assets in NexRay’s then pending Chapter 11 bankruptcy proceeding. The technology enables real-time, low-dose tomographic imaging for a variety of clinical applications. NexRay developed much of NovaRay’s current cardiac imaging system. From NexRay’s inception in May 1992 through June 2005, NexRay raised approximately $80 million, principally through the issuance of preferred stock and loans from various investors. See “Certain Relationships and Related Transactions, and Director Independence.”

NovaRay’s first product, which has received 510(k) marketing clearance from the U.S. Food and Drug Administration (FDA), addresses the cardiac catheterization market. NovaRay’s proprietary technology provides for enhanced image quality, real-time multi-slice tomography, reduction in radiation exposure for physicians and patients, and open patient access. These advantages especially benefit the image-guided, minimally invasive cardiac procedures that are rapidly growing in number and that are among the most profitable procedures for U.S. hospitals. The bulk of the market for cardiac catheterization imaging systems is controlled by the medical divisions of General Electric, Philips, Siemens, and Toshiba. Our goal is to capture significant market share within this market on the basis of the proprietary features and unique capabilities of our product. To date, NovaRay has not sold any products to customers.

Approximately $80 million has been invested in the development of this system, and we have 23 issued U.S. patents with claims as to our system and its underlying technologies.

Product

The NovaRay Cardiac Catheterization Imaging System

We believe that our cardiac catheterization imaging system incorporates a number of unique developments. Our system uses a large-area scanning x-ray source to project an x-ray beam through the patient onto a small-area, high-efficiency detector. A high-speed computer reconstructs multi-slice tomographic images in real time. This geometry and reconstruction provides many imaging and performance advantages as well as radiation-reduction advantages for the patient, cardiologist, and catheterization lab staff. We believe these advantages will be compelling to interventional cardiologists and to a hospital’s cardiac program.

Continuous high-quality diagnostic imaging at low radiation exposure.  Our inverse geometry and high-efficiency detector allows our system to produce high-quality diagnostic images at an equivalent radiation exposure as the lower-quality interventional mode of conventional systems. Further, our x-ray source cooling allows our system to operate as long as needed in the diagnostic mode, rather than being limited to approximately 20-second intervals as with current conventional systems.

High image quality in large patients or when viewing at steep angles.  We believe our system excels at imaging larger patients or viewing patients at steep angles. Our system is capable of this result because it utilizes a small-area detector at a large distance from the patient. For geometric reasons, virtually no scattered x-ray photons strike the x-ray detector. In conventional x-ray geometries, scattered x-rays impinge on the detector and add to background noise reducing image quality. These effects of scattered x-rays are more pronounced with large patients or when viewing patients at steep angles. Our detector receives negligible scattered x-ray radiation and, therefore, maintains its high image quality even in these challenging imaging situations.

Real-time multi-slice tomography.  Because of its unique scanning x-ray source, our system captures many different views through the patient at high speed with no motion of the gantry. A high-speed computer reconstructs multi-slice tomographic images in real time. The computer can combine all the tomographic slices to form a projection image, similar to conventional catheterization imaging systems, or the computer can select one or a few tomographic slices to form images with enhanced clarity of a specific region within the body.

Overlying anatomy removed from images.  Because our system’s images are formed in the computer by combining individual tomographic slices, the slices associated with ribs or spine can be eliminated to provide enhanced clarity of either the entire heart or of the specific area where the intervention is taking place, at the physician’s option.

Catheter-tracking and navigation.  Our multi-slice imaging technology enables real-time tracking of objects within the imaging volume. With a previously obtained CT or MRI scan, the object’s position can be plotted against a 3-D rendering of the relevant anatomy. For example, specialized electrophysiology (EP) catheters can be followed through the chambers of the heart in order to allow a physician to position a device precisely in relation to the heart wall. Thus, our system has the potential to eliminate the need for the auxiliary navigation system that is often used in conjunction with conventional cardiac catheterization imaging systems. This feature does not yet have regulatory clearance.

Dramatically reduce radiation.  Our system’s inverse geometry and high-efficiency detector reduces the radiation exposure delivered to the patient by as much as 10X, and reduce the exposure delivered to the physician and other hospital personnel by as much as 5X. Conventional systems used for interventional procedures expose the patients to the equivalent of 200 to 500 chest x-ray equivalents per minute. Cardiac catheterization procedures typically have 10 to 30 minutes of imaging time and some lengthy procedures can have up to 60 minutes of imaging time, resulting in radiation exposures of up to 30,000 chest x-ray equivalents. With these high exposure levels and the increasing concern for radiation safety, the advantage of our system’s radiation exposure reduction to the patient is substantial. Many interventional cardiologists do not wear their radiation-monitoring badges to prevent detection of radiation overexposure and the corresponding loss of hospital privileges and income. Our system’s reduced radiation mitigates this compliance problem and enables an increased level of physician productivity and income. The reduced radiation to patients, cardiologists, and catheterization lab staff is both a safety benefit and a system advantage.

Open patient access.  The inverse geometry of our system allows the detector to be positioned approximately one meter above the patient. This open design is less claustrophobic to the patient and provides better patient access for the cardiologist.

Simple, accurate quantification of dimensions.  Our system will enable precise measurements and quantification because the magnification of every image slice is known. Vessel diameter and stenosis length are easily and accurately measured in order to select the correct stent size. This feature does not yet have regulatory clearance and will require a filing with the FDA.

As described above, our system provides imaging and performance benefits as well as safety advantages for the patient, cardiologist, and catheterization lab staff. We expect that our system can be manufactured at a cost comparable to that of a conventional cardiac catheterization imaging system, and that its maintenance costs will be comparable or less.

Other applications beyond cardiac catheterization

We believe our proprietary systems have many applications beyond the cardiac catheterization market segment. These other market segments include abdominal, peripheral vascular, neurovascular and low-dose lung-nodule imaging, perhaps enabling screening. We have an existing license agreement for certain of these other applications with NRCT LLC, an entity formed by certain of our officers and directors to license our technology for certain of these other applications. See “Transactions with Related Persons, Promoters and Certain Control Persons”, “NRCT LLC”.

Our cardiac catheterization imaging system can be modified to address the abdominal, peripheral vascular, and neurovascular markets. These applications require a larger imaging field of view to image both legs simultaneously or the entire brain. The field of view of our system may be increased by making the x-ray source physically larger. This change is analogous to making a larger television picture tube. Other imaging requirements for these applications are generally less challenging than cardiac catheterization since there is no rapidly moving anatomy, as is the case with the heart.

Sales and Marketing Strategy

The key elements of our sales and marketing strategy are:

Use reference sites to generate sales.  We intend to place systems at two key sites with on-site technical support. We plan to use these systems in clinical settings to demonstrate the advantages of our system and to generate sales.

Penetrate the U.S. cardiac catheterization lab market using a dedicated industry-experienced sales force.  We intend to build a team of sales professionals, including a Vice President of Sales, supported by industry-experienced marketing, application, and technical service professionals. This direct sales force will allow us to target hospitals in the U.S. We plan to market our systems directly to interventional cardiologists and hospital administrators, who are the key decision makers in the purchase of this equipment. We expect that our initial placements will likely be in mixed-use electrophysiology/cardiac catheterization labs.

Work with key opinion leaders.  The NovaRay cardiac catheterization system has enjoyed the support of its clinical and scientific advisors. As we move closer to the placement of our first production systems, we will expand this group and formalize it into an advisory board. We expect the members of this board to publish articles in peer-reviewed journals regarding the unique capabilities of our system.

Clinical Applications Specialists.  We will provide clinical application specialists to work with the reference sites to ensure that the cardiologist maximize the utility and unique features of the system.

Service and support.  Service and support are crucial to the sale and acceptance of this type of system. We will provide an on-site service professional with each of the initial two system placements. These individuals will be direct employees of ours and will be fully trained before the initial systems are delivered to customer sites. These individuals will have the goal of 100% uptime of the system and will provide vital feedback to the engineering organization for quality improvement.

Competition

The market for medical devices is intensely competitive. We believe that our ability to compete in this marketplace will be based on our patent protection, trade secrets, and proprietary know-how, which we believe in turn will present a challenge for any potential competitor to replicate our system.

The primary suppliers of cardiac catheterization imaging systems are the medical divisions of four multi-national companies: General Electric, Philips, Siemens, and Toshiba. This is a mature industry with little product differentiation. These four companies control the bulk of the market. In addition, there are a few companies with smaller market shares, such as Hologic, Hitachi, and Shimadzu.

Other imaging modalities such as ultrasound, magnetic resonance imaging, and CT have limitations and we do not expect any of them to displace cardiac catheterization imaging systems for the definitive diagnosis and guidance of catheter-based interventional procedures. These alternative imaging modalities play an increasing role in the diagnosis and assessment of cardiovascular disease. This trend is expected to continue, and we believe that this will increase the total number of patients referred for interventional procedures in the cardiac catheterization lab as these alternative imaging technologies help identify more patients who can benefit from these procedures.

Intellectual Property

Our intellectual property strategy is important to maintaining the advantages of our technology. As of August 4, 2008, we had 23 issued U.S. patents and have filed several international patents in Western Europe and Japan. We believe our success in obtaining patents demonstrates that our technology is substantially different from the technology used in other medical imaging systems, enabling us to generate a broad patent portfolio primarily around various aspects of the x-ray source, detector, and image-reconstruction, including:

•	Target/coolant/collimator apparatus;

•	X-ray source construction;

•	Detector apparatus;

•	Electron-beam scanning apparatus and method;

•	Image-reconstruction apparatus and methods; and

•	Locating catheter apparatus.

We believe that we also have protection through trade secrets and know-how regarding manufacturing processes, algorithms, software, and materials selection.

Governmental Approvals

As a manufacturer of medical devices, we are subject to the regulations and oversight of the FDA and other appropriate international regulatory bodies. X-ray based cardiac catheterization imaging systems are classified by the FDA as Class II devices, and are subject to performance standards outlined in the Code of Federal Regulations.

510(k) Premarket Notification.  A 510(k) premarket notification was submitted to the FDA seeking clearance “...for use in generating real-time fluoroscopic images in patients where medically indicated.” This clearance was granted on September 1, 1998.

Quality System Regulation.  We intend to be in strict compliance with Federal regulations, referred to as the Quality System Regulation (QSR), which includes the Good Manufacturing Practices (GMP) that define the elements of quality assurance. These practices will be established prior to system design validation, production, and distribution, and are subject to periodic audits by the FDA.

International Regulation.  International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ.

The primary regulatory environment in Europe is that of the European Union, which consists of 15 countries encompassing most of the major countries in Europe. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. The European Union has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling, and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive are entitled to bear CE (European Compliance) conformity marking, indicating that the device conforms with the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout the European Union. We have not yet met the requirements for CE conformity that would allow commercial activities in Europe.

In Japan, the Ministry of Health, Labor and Welfare must approve our device. We have not yet applied for approval in Japan.

Reimbursement.  X-ray imaging for cardiac catheterization procedures is a standard of care in the United States and other developed countries. The costs associated with such procedures are reimbursed. Our system is a replacement system for current systems that have standard reimbursement. Thus, we believe that we will not have to apply for new CPT or DRG codes.

Research and Development

Research and Development expenditures for the quarter ended March 31, 2008, and for the years ended December 31, 2007 and 2006, were approximately $1,275,593, $313,900 and $20,000, respectively. Additionally, NovaRay contracts Triple Ring Technologies, Inc. (“Triple Ring”) for both administrative support and research and development work.

Employees

We have four employees. We contract through Triple Ring for research and development, regulatory, intellectual property, finance, and other administrative functions.

DESCRIPTION OF PROPERTY

Our principal facility is located in an approximately 41,118 square foot location at 39655 Eureka Drive, Suite A, Newark, California. We leased this facility pursuant to a lease that we entered into with BRCP Stevenson Point, LLC on March 13, 2008. Such lease is estimated to expire on or about July 31, 2013.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. From time to time, we may be involved in legal proceedings and claims arising out of the ordinary course of business.

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are not registered under the securities laws of any state or other jurisdiction, and accordingly there is no public trading market for our common stock. Outstanding shares of our common stock cannot be offered, sold, pledged or otherwise transferred unless subsequently registered pursuant to, or exempt from registration under, the Securities Act and any other applicable federal or state securities laws or regulations. Compliance with the criteria for securing exemptions under federal securities laws and the securities laws of the various states is extremely complex, especially in respect of those exemptions affording flexibility and the elimination of trading restrictions in respect of securities received in exempt transactions and subsequently disposed of without registration under the Securities Act or state securities laws.

Pursuant to a registration rights agreement dated December 27, 2007, by and among us and certain of our investors, we have agreed to register the shares covered by this prospectus under the Securities Act for sale by the selling security holders.

Holders of Common Stock

As of August 4, 2008, we currently have 9,767,853 shares of our common stock outstanding, which are held by approximately 68 stockholders of record.

Dividends

Please see “Dividend Policy.”

Securities Authorized for Issuance Under Equity Compensation Plans

No securities are authorized for issuance under any equity compensation plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and the notes to those statements included in this prospectus and other previous SEC filings. This discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to those discussed below, as well as those discussed elsewhere in this prospectus, including those factors discussed under the heading “Risk Factors.” See “Forward-Looking Statements.”

Overview

The following Management Discussion is focused on the current and historical operations of NovaRay, and excludes the prior operations of Vision Acquisition I, Inc.

We were incorporated in June 2005, and shortly thereafter the assets (along with the related underlying debt) of NexRay were contributed to NovaRay in connection with the foreclosure proceedings by certain lenders of NexRay that are currently investors in us. We have incurred ongoing losses totaling approximately $7.7 million from operations since our date of inception (June 7, 2005) through March 31, 2008. To date, substantially all of our expenditures have been related to administration, continuing intellectual property maintenance, and support of the cardiac catheterization imaging system technology. Development and manufacturing expenses are anticipated to increase in future years for personnel and equipment cost required for the product introduction and the start-up of our manufacturing efforts. We expect to incur increased selling, general, and administrative expenses in connection with the development of our sales and marketing organization, the expansion of our facilities and staff, and the commercial launch of our system.

We have achieved no revenues to date. Our goal is to begin commercial sales for our cardiac catheterization imaging system in the first half of 2009. We believe that the success of early placements will be critical to gathering strong customer references for future sales. Our efforts are subject to the risks inherent in the development of innovative products, including the risk that the product will be found to be ineffective, or that the product, if effective, will be difficult to manufacture on a large scale, or will be uneconomical to market. No assurance can be given that we will be able to produce our system in commercial quantities at acceptable costs or without delays, or that we will be able to market our system successfully. Any failure of the device to achieve acceptable market performance or the identification of technical deficiencies could lead to delays in the introduction and market acceptance of the product and could jeopardize the viability of our company. In addition, we will need to obtain additional regulatory approvals before our system can be sold in a number of significant international markets, and we may encounter delays in obtaining such approvals or other regulatory delays to the commercial productions of our system.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. Currently, our only estimate is that of depreciation expense. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Fair Values of Financial Instruments

At March 31, 2008 and December 31, 2007, fair values of cash and cash equivalents, and accounts payable, approximate their carrying amount due to the short period of time to maturity.

Property and equipment

We record property and equipment at cost and calculate depreciation using the straight-line method over the estimated useful life of the assets, which is estimated to be three years. Expenditures for maintenance and repairs, which do not improve or extend the expected useful life of the assets, are expensed to operations while major repairs are capitalized. The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets, and, if any, is recognized in the statements of operations.

Research and Development

Research and development expenses are expensed when incurred.

Stock-based compensation

As of January 1, 2006, SFAS No. 123R, Share-Based Payment, became effective for all companies and addresses the accounting for share-based payment transactions. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB No. 25, and generally requires instead that such transactions be accounted and recognized in the statement of operations based on their fair value. We have never implemented a stock option plan nor have we ever issued stock in lieu of compensation to anyone. As such, this pronouncement has no impact on these financial statements but its provisions will apply to the extent we engage in such activities in the future.

Common Stock Warrants

The Company from time to time issues common stock or common stock warrants to acquire services or goods from non-employees. Common stock and common stock warrants issued to other than employees or directors are recorded on the basis of their fair value, which is measured as of the date required by Emerging Issues Task Force (“EITF”) Issue 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

In accordance with EITF 96-18, the common stock warrants are valued using the Black-Scholes option-pricing model (“Black-Scholes Model”) on the basis of the market price of the underlying common stock on the “valuation date”, which for warrants related to contracts that have substantial disincentives to non-performance is the date of the contract, and for all other contracts is the vesting date. Expense related to the warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the vesting period. Where expense must be recognized prior to a valuation date, the expense is computed under the Black-Scholes Model on the basis of the market price of the underlying common stock at the end of the period, and any subsequent changes in the market price of the underlying common stock through the valuation date is reflected in the expense recorded in the subsequent period in which that change occurs.

Discussion and Analysis for the quarter ending March 31, 2008 and March 31, 2007

Results of Operations

Research and Development

Research and development expenses are primarily attributable to Triple Ring performing research and development activities for NovaRay Medical and the amortization of warrant costs pursuant to a Warrant to Purchase Shares of NovaRay, Inc. dated as of December 19, 2007, exercisable for 1,332,000 shares of our common stock. Research and development costs increased approximately $1,227,000, or 2,505%, from $48,975 during the three months ended March 31, 2007, to $1.3 million during the three months ended March 31, 2008, due to increased use of the services of Triple Ring to accelerate the research and development a NovaRay Medical product. Approximately $1,053,000 was spent on development projects with Triple Ring during the quarter ended March 31, 2008 as compared with approximately $49,000 during the quarter ended March 31, 2007. Warrant amortization was approximately $221,000 for the three months ended March 31, 2008. There were no warrant amortization costs in 2007. See “Notes to Consolidated Financial Statements — Footnote 8. Related party transactions,” relating to the Company’s financial statements for the quarter ended March 31, 2008.

General and Administrative

General and Administrative expenses increased approximately $505,500, or 189%, from $267,686 during the three months ended March 31, 2007, to $773,183 during the three months ended March 31, 2008, due primarily to increased expenses of approximately $254,000 for payroll and payroll-related expenses, $102,000 for professional fees for legal, audit, and tax services, $48,000 for executive and financial consulting services, $45,000 for rent, and $39,000 for the costs of moving to our new headquarters facility. Fees paid to Triple Ring for executive consulting services during the three months ended March 31, 2007 were approximately $133,000 and there were no executive consulting fees paid to Triple Ring during the three months ended March 31, 2008.

Interest Expense

Interest expense decreased approximately $51,000, or 94%, from $53,633 during the three months ended March 31, 2007, to $2,995 during the three months ended March 31, 2008, due to the conversion of debt into shares of our Series A Convertible Preferred Stock.

Liquidity and Capital Resources

Our need for funds may increase from period to period as we increase the scope of our development, marketing, and manufacturing activities. From inception through March 31, 2008, we have funded this need with approximately $15 million, which we obtained through private placements of equity securities and issuances of short- and long-term debt instruments.

On December 27, 2007, we received gross proceeds in excess of $10 million pursuant to the Series A Convertible Preferred Stock and Warrant Purchase Agreement, dated as of December 27, 2007 (the “Purchase Agreement”), by and among the Company and certain investors, pursuant to which such investors invested an aggregate of approximately $12.9 million, including in excess of $10 million in cash, to purchase an aggregate of (i) 4,946,888 shares of our Series A Convertible Preferred Stock each being initially convertible into 1 share of our common stock, (ii) Series A Warrants to purchase 1,648,960 shares of our common stock at an exercise price of $4.25 per share (“Series A Warrants”), (iii) a Series J Warrant issued to Vision to purchase 2,309,468 shares of our Series A Convertible Preferred Stock at an exercise price of $4.33 per share, and (iv) the Series J-A Warrant issued to Vision to purchase up to 769,822 shares of our common stock at an exercise price of $6.91 per share, such number of shares equal to thirty-three and one-third percent (33 1/3%) of the total of the number of shares actually purchased pursuant to exercises of the Series J Warrant (the Series A Warrants, the Series J Warrant, and the Series J-A Warrant, collectively the “Warrants” and each a “Warrant”) (the “Financing”).

As of March 31, 2008, our principal source of liquidity included cash and short-term investments of approximately $6,874,000.

We plan to finance our capital needs principally from the net proceeds of the sale of our common and preferred stock and our existing capital resources. Our working capital and capital requirements will depend on numerous factors, including the level of resources that we devote to the development, clinical, regulatory, and marketing aspects of our product. We anticipate incurring expenses of approximately $6.0 million for the development and manufacturing startup and the marketing, sales, regulatory and general administrative expenses over the next nine months. This includes hiring 7 new employees. As we expand from the development stage, we expect to expand our production facilities or establish alternate facilities and to hire additional marketing, and sales personnel. We believe that the financial resources available, including our current working capital, will be sufficient to finance our planned operations and capital expenditures until the beginning of our second fiscal quarter of 2009. We further believe that the level of financial resources available to us is an important competitive factor and, accordingly, we may seek to raise additional capital through public or private equity or debt financing(s) in the future. Failure to raise such capital may adversely affect our operations and prospects.

Discussion and Analysis for the Periods Ending December 31, 2007 and December 31, 2006

Results of Operations

Research and Development

Research and development expenses are primarily attributable to external consultants performing research and development and development activities for NovaRay Medical. Research and development costs increased approximately $294,000, or 1471% from $19,987 during the 12 months ended December 31, 2006 to $313,896 during the 12 months ended December 31, 2007 due to increased use of the services of Triple Ring to perform research, and development for NovaRay Medical. See “Transactions With Related Persons, Promoters and Certain Control Persons.”

General and Administrative

General and Administrative expenses increased approximately $309,000, or 32%, from $966,150 during the 12 months ended December 31, 2006 to $1,275,458 during the 12 months ended December 31, 2007 due to increased expenses of approximately $160,000 for executive and financial consulting services, $65,000 for rent, $45,000 for director and officer liability insurance, and $35,000 for audit, legal and printing costs.

Other Income (Expense)

Other expense increased 110% from ($164,000) to ($344,420) due to two separate transactions for extinguishment of debt.

A gain from extinguishment of debt of $452,000 for the year ended December 31, 2007 resulted from the repurchase of NovaRay Medical notes payable from a non-related party noteholder with a principal amount of $325,000 and interest payable of $137,000 in exchange for a cash payment of $10,000. The second transaction for extinguishment of debt was due to the conversion of interest bearing debt and convertible preferred stock resulting in a loss on debt conversion of $253,328. There were no extinguishments of debt for the year ended December 31, 2006.

Miscellaneous income for the year ended December 31, 2006 resulted from a one time gain of $80,000 as a result of selling an internet name we had registered to a third party. There was no miscellaneous income for the year ended December 31, 2007.

Interest Expense

Interest expense increased approximately $303,000, or 16%, from $245,565 during the 12 months ended December 31, 2006 to $303,493 during the 12 months ended December 31, 2007 due to the additional interest expense associated with increased borrowings in 2007, there was an additional $263,258 of interest expense related to recognition of the beneficial conversion feature for the converted debt.

Interest Income

Interest income for the year ended December 31, 2007, was approximately $4,875. We also realized a one time gain of $80,000 as the result of selling an internet domain name we had registered to a third party. Interest expense of approximately $292,300 was the result of loans incurred by us to fund our working capital requirements.

Liquidity and Capital Resources

Our need for funds will increase from period to period as we increase the scope of our development, marketing, and manufacturing activities. From inception through December 31, 2007, we have funded this need with approximately $15 million, which we obtained through private placements of equity securities and issuance of short and long term debt instruments. On December 27, 2007 we closed the Financing. On October 25, 2006, we closed an equity financing totaling approximately $1.5 million, $1.150 million of which was the conversion of long-term debt into shares of NovaRay Series A Convertible Preferred Stock.

As of December 31, 2007, our principal source of liquidity included cash and short-term investments of approximately $9,234,000.

We plan to finance our capital needs principally from the net proceeds of the sale of our common and preferred stock and our existing capital resources. Our working capital and capital requirements will depend on numerous factors, including the level of resources that we devote to the development, clinical, regulatory, and marketing aspects of our product. We anticipate incurring expenses of approximately $7.0 million for development and manufacturing startup and approximately $1.0 million for marketing, sales, regulatory and general administrative expenses over the next 12 months. This includes hiring 8 new employees. As we expand from the development stage, we expect to expand our production facilities or establish alternate facilities and to hire additional marketing, and sales personnel. We believe that the financial resources available, including our current working capital, will be sufficient to finance our planned operations and capital expenditures until the beginning of our second fiscal quarter of 2009. We further believe that the level of financial resources available to us is an important competitive factor and, accordingly, we may seek to raise additional capital through public or private equity or debt financing(s) in the future. Failure to raise such capital may adversely affect our operations and prospects.

Inflation and changing prices have had no effect on the Company’s net sales and revenues and on income from continuing operations over the two (2) most recent fiscal years.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our senior management is composed of experienced individuals with significant management experience. As of August 4, 2008, our executive officers, and directors were:

Name	Age	Position

Jack E. Price	63	Director, President & Chief Executive Officer
Marc C. Whyte	56	Director, Chief Financial Officer & Chief Operating Officer
Edward G. Solomon	54	Director, Chief Technical Officer
Lynda L. Wijcik	55	Chairman
David Dantzker, M.D.	65	Director
George J.M. Hersbach	55	Director

The biographies of each of our executive officers and directors are as follows:

Jack E. Price, Director, President and Chief Executive Officer, joined NovaRay as a Director in June 2005. In October 2006, Mr. Price was appointed President of NovaRay and became President and Chief Executive Officer of the Company in December 2007. From December 2003 to July 2006, Mr. Price was President & CEO of VSM Med Tech Ltd., a publicly traded medical imaging company. Prior to that, Mr. Price was President & CEO of Philips Medical Systems, North America, from September 1996 to June 2003. During that time, he was responsible for four major acquisitions, including Hewlett-Packard’s Agilent Healthcare Solutions Group and Marconi Medical Systems (formerly Picker International). Mr. Price’s career also includes five years with GE Medical Systems, where he held positions including the General Manager of Global X-Ray Business, and Vice President of Marketing for Europe, the Middle East, and Africa. Mr. Price was at Philips for a total of 32 years in various roles within the medical imaging division.

Marc C. Whyte, Director, Chief Financial Officer and Chief Operating Officer, co-founded NovaRay in June 2005. In October 2006, he recruited Mr. Price to become President of NovaRay. Mr. Whyte became the Chief Operating Officer of the Company in December 2007. Mr. Whyte has been Chairman of Triple Ring since February 2005. From 1992 to June 2005, Mr. Whyte held the positions of CFO, President and CEO of NexRay Inc., formally known as Cardiac Mariners Inc. Previously, Mr. Whyte was President and CEO of Engine Parts Corporation, a privately held company specializing in the re-manufacturing of automotive engines.

Edward G. Solomon, Director, Chief Technical Officer, co-founded NovaRay in June 2005. Mr. Solomon has over 25 years experience in the development and commercialization of technology in venture-financed companies in Silicon Valley. Mr. Solomon has been a co-founder and director of Triple Ring since February 2005. Mr. Solomon worked at NexRay from 1993 to December 2004 and was responsible for developing the architecture and much of the intellectual property in the cardiac catheterization imaging system, now owned by NovaRay. Mr. Solomon holds B.S. and M.S. degrees in Electrical Engineering from the University of Cape Town and an M.S. from the Stanford Graduate School of Business.

Lynda L. Wijcik, Chairman, is Managing Partner of BioBridge LLC. From January 1995 to September 2006, Ms. Wijcik consulted, invested and assisted companies in financing as a managing partner of her consulting firm BioBridge Associates. In October 2006, BioBridge LLC was formed by Ms. Wijcik and her husband to make investments. Ms. Wijcik has a background in cancer and genetic disease research at the University of British Columbia, the Hospital for Sick Children in Toronto, Canada, and the Memorial Sloan Kettering Cancer Center in New York. Over the past few years, she has assisted in growing two biotech companies, Metra Biosystems (acquired by Quidel) and Connetics (acquired by Steifel Laboratories). At both these companies, she was part of the founding team, helping them to obtain venture capital funding, and was Vice President of Marketing and Vice President of Business Development, respectively. She is a Director of Origen Therapeutics, NovaRay, and United Systems Access, a telecommunications company. She received her B.Sc. degree from Simon Fraser University (Canada).

David Dantzker, MD, Director, has been a Partner at Wheatley Medtech Partners LP since January 2001. He manages Wheatley’s Life Science and Healthcare investments. He has served on the faculty and in leadership positions of four major research-oriented medical schools, and has authored or co-authored 130 research papers and five textbooks. Dr. Dantzker was President of North Shore-LIJ Health System, one of the largest academic health care systems in the country, with annual revenue of over $3 billion. He also co-founded the North Shore-LIJ Research Institute to direct and coordinate basic science research for the North Shore-LIJ Health System. He is past Chair of the American Board of Internal Medicine, the largest physician certifying board in the United States. Dr. Dantzker holds a B.A. in Biology from New York University, and received his M.D. from the State University of New York at Buffalo School of Medicine. Dr. Dantzker sits on the boards of several Wheatley MedTech portfolio companies including Neuro Hitech, Comprehensive Neurosciences, Advanced BioHealing and VersaMed Medical Systems.

George J.M. Hersbach, Director, is the Founder, Chairman and CEO of Heartstream Group since July 2002, an investment corporation which specializes in the financing of innovative companies (healthcare, cleantech, and technology). Mr. Hersbach is a director on several boards, including Theolia (France) Global Interface (France), EU’s Enterprise Policy for SME’s (of European Commission, Belgium), and is an advisor to the boards of several companies. Prior to his current position, from February 1993 to July 2002, he was President and CEO of Pharming Group, a publicly traded biopharmaceutical company. Mr. Hersbach holds a Master of Science (cum laude) in Chemical Technology from the University of Technology of Delft, Netherlands (January 1977), and a European Engineering diploma from FEANI in Paris, France (September 1990).

The Board of Directors currently does not have any committees. We intend to establish audit and compensation committees and such other committees as determined advisable by our Board.

EXECUTIVE COMPENSATION

Set forth below is information for our current Chief Executive Officer and President for the year ended December 31, 2007. No other officer received compensation in excess of $100,000 in 2007 or 2006.

					Nonequity	Nonqualified
				Stock	Incentive Plan	Deferred	Option	All Other
Name and Principal		Salary	Bonus	Awards	Compensation	Compensation	Awards	Compensation	Total
Position	Year	($)	($)	($)	($)	Earnings	($)	($)(1)	($)

Jack E. Price	2007	—	—	—	—	—	—	$87,000	$87,000
President and Chief	2006	—	—	—	—	—	—	$24,000	$24,000
Executive Officer

(1)	NovaRay paid $87,000 and 24,000 in consulting fees to Jack Price & Associates in each of 2007 and 2006, respectively. Jack E. Price is a beneficial owner of Jack Price & Associates.

We have employment agreement with three of our officers as described below. Other than these agreements, we have no other employment agreements, and we have not adopted any equity compensation plans.

We are currently parties to employment agreements, all dated December 19, 2007, with our Chief Executive Officer, Jack E. Price, our Chief Financial Officer and Chief Operating Officer, Marc C. Whyte and our Chief Technical Officer, Edward G. Solomon. Such agreements provide for current annual salary compensation for each of Mr. Price, Mr. Whyte and Mr. Solomon at the rate of $325,000, $310,000 and $285,000, respectively, and for participation by each such employee benefit plan as other executives and incentive compensation plans at the discretion of our Board of Directors.

Pursuant to Mr. Price’s employment agreement, if NovaRay terminates Mr. Price’s employment without cause, Mr. Price would be entitled to (i) 12 months of his base salary, plus (ii) accelerated vesting of the shares of common stock subject to any NovaRay stock options held by Mr. Price that would have vested within two years of such termination. In addition, if within one year of certain changes of control, Mr. Price’s employment is terminated by NovaRay without cause or Mr. Price resigns under certain circumstances, Mr. Price would be entitled to (i) 12 months of his base salary, plus (ii) accelerated vesting of all shares of common stock subject to any NovaRay stock options held by Mr. Price.

Pursuant to Mr. Whyte’s employment agreement, if NovaRay terminates Mr. Whyte’s employment without cause, Mr. Whyte would be entitled to (i) 12 months of his base salary, plus (ii) accelerated vesting of the shares of common stock subject to any NovaRay stock options held by Mr. Whyte that would have vested within two years of such termination. In addition, if within one year of certain changes of control, Mr. Whyte’s employment is terminated by NovaRay without cause or Mr. Whyte resigns under certain circumstances, Mr. Whyte would be entitled to (i) 12 months of his base salary, plus (ii) accelerated vesting of all shares of common stock subject to any NovaRay stock options held by Mr. Whyte.

Pursuant to Mr. Solomon’s employment agreement, if NovaRay terminates Mr. Solomon’s employment without cause, Mr. Solomon would be entitled to (i) 12 months of his base salary, plus (ii) accelerated vesting of the shares of common stock subject to any NovaRay stock options held by Mr. Solomon that would have vested within two years of such termination. In addition, if within one year of certain changes of control, Mr. Solomon’s employment is terminated by NovaRay without cause or Mr. Solomon resigns under certain circumstances, Mr. Solomon would be entitled to (i) 12 months of his base salary, plus (ii) accelerated vesting of all shares of common stock subject to any NovaRay stock options held by Mr. Solomon.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of August 4, 2008, by:

•	each beneficial owner of 5% or more of the currently outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of August 4, 2008, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o NovaRay Medical, Inc., 39655 Eureka Drive, Suite A, Newark, California 94304.

Each stockholder’s percentage ownership is based on 9,767,853 shares of our common stock outstanding as of August 4, 2008.

	Amount and Nature of Beneficial
	Ownership
		Notes Convertible
		and Options and
		Warrants
		Exercisable Within
Name of Beneficial Owner	Shares	60 Days	Percent of Class

Holders of More than 5%
Wheatley MedTech Partners, L.P.(1)	1,918,845		19.64%
80 Cuttermill Road, Suite 302 Great Neck, New York 11021
W Capital Partners II, L.P.(2)	1,101,000		11.27%
One East 52nd Street, 5th Floor New York, New York 10022
BioBridge LLC(3)	945,489		9.68%
15941 Overlook Drive Los Gatos, CA 95070
Fountainhead Capital Partners Limited(4)	1,203,732	600,000	17.40%
Portman House, Hue Street St. Helier, Jersey, Channel Islands JE4 5RP
Directors and Executive Officers
David Dantzker(5)	1,918,845		19.64%
Jack Price(6)	642,000		6.57%
Edward Solomon(7)	381,231		3.90%
Marc Whyte(8)	381,231		3.90%
Lynda Wijcik(9)	2,535,489		25.96%
George J. M. Hersbach(10)	458,670		4.70%
All executive officers and directors as a group (6 persons)	6,317,466		64.68%

(1)	Holdings consist of: (i) 1,918,845 shares of our common stock, (ii) a Series A Warrant to purchase 47,544 shares of our common stock at an exercise price of $4.25 per share, and (iii) 142,632 shares of our Series A Convertible Preferred Stock. David Dantzker, a voting member of Wheatley MedTech Partners LLC (the general partner of Wheatley MedTech Partners, L.P.) and a director of the Company, and each of Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Jonathan Lieber, Seth Lieber and Nancy Casey, who are each voting members of Wheatley MedTech Partners LLC, has shared investment control and shared voting control over all of these securities. The Series A Warrant and Series A Convertible Preferred Stock referenced in this paragraph are subject to the Series A Warrant Exercise Restriction (as defined above in “Description of Securities.”) and the Conversion Restriction (as defined above in “Description of Securities.”).

(2)	Holdings consist of: (i) 1,101,000 shares of our common stock; (ii) Series A Warrants to purchase an aggregate of up to 147,647 shares of our common stock at an exercise price of $4.25 per share; and (iii) 442,944 shares of our Series A Convertible Preferred Stock. WCP GP II, L.P., the general partner of W Capital Partners II, L.P., may be deemed to beneficially own the securities described in this paragraph. WCP GP II, L.P. disclaims beneficial ownership of such securities. As the general partner of WCP GP I, L.P., WCP GP II, LLC may be deemed to beneficially own the securities described in this paragraph. WCP GP II, LLC disclaims beneficial ownership of such securities. David Wachter, Robert Migliorino and Stephen Westheimer, members of WCP GP II, LLC, each has shared voting and dispositive power with respect to the securities described in this paragraph. The Series A Warrants and Series A Convertible Preferred Stock referenced in this paragraph are subject to the Series A Warrant Exercise Restriction and the Conversion Restriction. W Capital Partners II, L.P. purchased these securities from AIG Horizon Partners Fund, L.P., AIG Horizon Side-By-Side Fund, L.P., AIG Private Equity Portfolio, L.P., AIU Insurance Company and Commerce and Industry Insurance Company on January 16, 2008.

(3)	Holdings consist of: (i) 945,489 shares of our common stock, (ii) a Series A Warrant to purchase 33,044 shares of our common stock at an exercise price of $4.25 per share, and (iii) 99,132 shares of our Series A Convertible Preferred Stock. Lynda Wijcik and Alex Barkas, controlling members of BioBridge LLC, exercises shared investment and voting control over all of these securities. The Series A Warrant and Series A Convertible Preferred Stock referenced in this paragraph are subject to the Series A Warrant Exercise Restriction and the Conversion Restriction.

(4)	Holdings consist of: (i) 1,203,732 shares of our common stock and (ii) a warrant to purchase 600,000 shares of our common stock at an exercise price of $4.25 per share. Carole Dodge and Giselle Le Mar, directors of Fountainhead Capital Partners Limited, exercise shared investment and voting control over all of these securities.

(5)	Holdings consist of the following securities held by Wheatley MedTech Partners, L.P.: (i) 1,918,845 shares of our common stock, (ii) a Series A Warrant to purchase 47,544 shares of our common stock at an exercise price of $4.25 per share, and (iii) 142,632 shares of our Series A Convertible Preferred Stock. David Dantzker, a voting member of Wheatley MedTech Partners LLC (the general partner of Wheatley MedTech Partners, L.P.) and a director of the Company, and each of Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Jonathan Lieber, Seth Lieber and Nancy Casey, who are each voting members of Wheatley MedTech Partners LLC, exercises shared investment and voting control over all of these securities. The Series A Warrant and Series A Convertible Preferred Stock referenced in this paragraph are subject to the Series A Warrant Exercise Restriction and the Conversion Restriction.

(6)	Jack Price is a director, President and Chief Executive Officer of the Company. In accordance with the terms of a Restricted Stock Purchase Agreement dated October 23, 2006, these shares are subject to vesting, with 25% of such shares vesting on October 31, 2007, and the remaining shares vesting in equal monthly installments over three years so long as Mr. Price continues to provide services to NovaRay. Upon an event constituting a change of control, all of these shares will become fully vested.

(7)	Edward Solomon is a director, Chief Technical Officer and the Corporate Secretary of the Company.

(8)	Marc Whyte is a director, Chief Financial Officer and Chief Operating Officer of the Company.

(9)	Holdings consist of: (i) 945,489 shares of our common stock held by BioBridge LLC, (ii) 1,590,000 shares of our common stock held by Lynda Wijcik, (iii) a Series A Warrant to purchase 33,044 shares of our common stock held by BioBridge LLC at an exercise price of $4.25 per share, (iv) a Series A Warrant to purchase 40,646 shares of our common stock held by Lynda Wijcik at an exercise price of $4.25 per share, (v) 99,132 shares of our Series A Convertible Preferred Stock held by BioBridge LLC, and (vi) 121,939 shares of our Series A Convertible Preferred Stock held by Lynda Wijcik. Lynda Wijcik and Alex Barkas, controlling members of BioBridge LLC, exercises shared investment and voting control over all of the securities held by BioBridge LLC. The Series A Warrants and Series A Convertible Preferred Stock referenced in this paragraph are subject to the Series A Warrant Exercise Restriction and the Conversion Restriction.

(10)	Holdings consist of the following securities held by Heartstream Capital B.V.: (i) 458,670 shares of our common stock, (ii) Warrants to purchase 90,632 shares of our common stock at an exercise price of $4.25 per share, and (iii) 271,896 shares of our Series A Convertible Preferred Stock. George J.M. Hersbach, the President and Chief Executive Officer of Heartstream Capital B.V., and Rene V. Van Der Kwaak, Chief Commercial Officer of Heartstream Capital B.V., each exercises shared investment and voting control over all of these securities. The Series A Warrant and Series A Convertible Preferred Stock referenced in this paragraph are subject to the Series A Warrant Exercise Restriction and the Conversion Restriction.

Each of (i) Vision Opportunity Master Fund, Ltd. and (ii) Heartstream Capital B.V., owns shares of our Series A Convertible Preferred Stock and the Warrants, which, if fully converted and exercised, would result in the ownership of more than 5% of our outstanding common stock. However, the Series A Convertible Preferred Stock and the Warrants held by each of (i) Vision Opportunity Master Fund, Ltd. and (ii) Heartstream Capital B.V., are subject to the Series A Warrant Exercise Restriction, the Series J-A Warrant Exercise Restriction (as defined above in “Description of Securities.”), and the Conversion Restriction.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND
CERTAIN CONTROL PERSONS

NexRay Transaction

In June 2005, substantially all of our assets were acquired from NexRay, a privately held development stage company. NexRay developed the substantial portion of our current cardiac catheterization imaging system. From NexRay’s inception in July 1993 through June 2005, NexRay raised approximately $80 million, principally through the issuance of preferred stock and convertible notes to various investors. In May 2004, a significant investor of NexRay determined that it would not provide further financing necessary to fund NexRay’s continued operations. Certain other investors of NexRay entered into negotiations to continue funding NexRay without the participation of this investor under terms agreeable to this non-participating investor. The investors were ultimately unable to reach an agreement and in August 2004, NexRay filed for Chapter 11 bankruptcy protection. The total outstanding debt of NexRay was approximately $1 million in trade debt and $10 million in convertible notes to investors. Approximately $1 million of these loans were secured by substantially all of the assets of NexRay. In early April 2005, a secured lender’s motion for relief from stay was granted. In June 2005, all the assets of NexRay were acquired by this secured lender and NexRay converted to Chapter 7 status. In June 2005, we incorporated. Pursuant to an Assignment and Consent Agreement, all of the former assets of NexRay were contributed to us, subject to the secured NexRay loans and to the lien and security interests established in connection with the September 20, 2004 Order Authorizing Post-Petition Financing of approximately $1.2 million on a Secured Basis of United States Bankruptcy Court for the Northern District of California. Concurrent with this contribution of assets and the forgiveness of certain note preference, these NexRay investors were issued in aggregate 1,683,571 shares (Pre-Merger share figure) of NovaRay common stock. As of December 31, 2007, there remained approximately $95,312 in NovaRay debt outstanding.

Triple Ring Technologies, Inc.

We have entered into an agreement with Triple Ring to perform ongoing product development work, final assembly and test for the cardiac imaging system (the “Professional Services Agreement”). As partial consideration for these services, NovaRay agreed to issue a warrant to Triple Ring to purchase 444,000 shares of NovaRay common stock pursuant to a Warrant to Purchase Shares of NovaRay, Inc. dated as of December 19, 2007. Pursuant to the Merger Agreement, we assumed such warrant and such warrant became exercisable for 1,332,000 shares of our common stock. The warrant will not be exercisable until the acceptance by NovaRay of the deliverables from Triple Ring in accordance with the terms of the Professional Services Agreement. The exercise price for the warrant is established based on the timing of the acceptance by NovaRay of such deliverables as set forth below:

Exercise Price
Date of Acceptance of the Deliverables	per Share

On or prior to March 30, 2009	$0.06
On or after March 31, 2009 but on or prior to July 30, 2009	$0.15
On or after July 30, 2009 but on or prior to December 30, 2009	$1.33
On or after December 30, 2009 but on or prior to February 28, 2010	$2.67

In the event the acceptance by NovaRay of the deliverables does not occur by February 28, 2010, the warrant shall terminate and not be exercisable.

The following directors, officers and stockholders of the Company hold the following equity ownership interests in Triple Ring:

		Triple Ring Ownership
Name	NovaRay Medical Affiliation	Interest

Marc Whyte	CFO, COO, Director, Stockholder	21.15%
Edward Solomon	CTO, Director	21.15%
Joseph Heanue	Stockholder	21.15%
Augustus Lowell	Stockholder	21.15%
Brian Wilfey	Stockholder	15.40%

On December 27, 2007, we issued Series A Warrants to purchase 1,648,960 shares of our common stock at an exercise price of $4.25 per share pursuant to the Purchase Agreement. The following related parties are holders of Series A Warrants to purchase a total of 359,513 shares of our common stock.

Number of
Series A
Name	Warrants

BioBridge LLC	33,044
Lynda Wijcik	40,646
Wheatley MedTech Partners, LP	47,544
W Capital Partners II, L.P.	147,647
Heartstream Capital B.V.	90,632

359,513

NRCT LLC

NovaRay has entered into a license agreement dated October 23, 2006 with NRCT LLC (“NRCT”), pursuant to which NovaRay granted to NRCT certain exclusive and non-exclusive licenses to NovaRay’s current portfolio of patents and patent applications. These licenses include (i) an exclusive, world-wide license related to certain of NovaRay’s patents for closed-gantry CT and vascular applications and closed — gantry life science applications and (ii) a non-exclusive, worldwide license related to certain of NovaRay’s patents for (a) all open-gantry healthcare applications except open-gantry cardiac, electrophysiology, neurological, CT and peripheral applications and (b) industrial applications (security, industrial inspection and non-destructive testing). We do not anticipate that these licenses are for applications that are competitive with NovaRay’s products. In consideration for such licenses, NovaRay was granted a 10% equity ownership interest in NRCT. The following directors, officers and stockholders of the Company hold the following membership interests in NRCT:

		NRCT Ownership
Name	NovaRay Medical Affiliation	Interest

Lynda Wijcik — (BioBridge LLC)	Chairman of the Board, Stockholder	34.07%
Wheatley MedTech Partners LP	Director, Stockholder	21.28%
Lloyd Investments, L.P.	Stockholder	4.00%
Marc Whyte	CFO, COO, Director, Stockholder	9.43%
Edward Solomon	CTO, Director	9.43%
Joseph Heanue	Stockholder	7.07%
Augustus Lowell	Stockholder	1.89%
Brian Wilfey	Stockholder	1.89%
Eugene B. Floyd	Stockholder	0.47%
Gerald Pretti	Stockholder	0.47%

Loans to Stockholders

On October 1, 2006, NovaRay loaned the aggregate principal amount of $100,470 to the following individuals for the purchase of 1,239,000 shares of NovaRay common stock: Marc Whyte, Edward Solomon, Joseph Heanue, Augustus Lowell, Brian Wilfey, Eugene Floyd, Gerald Pretti and Jack Price (collectively, the “Purchaser Loans”). All principal and accrued interest on the Purchaser Loans have been fully paid and are no longer outstanding.

Newark Office Lease

Triple Ring acted as guarantor in the lease for the Company’s office space located at 39655-39677 Eureka Drive, Newark, California. As noted in the paragraph above labeled “Triple Ring Technologies, Inc.” certain directors, officers, and stockholders of the Company, have an equity ownership interest in Triple Ring.

Promissory Note issued to Chairman and Director Lynda Wijcik

On November 5, 2007, NovaRay issued a promissory note to its Chairman and director Lynda Wijcik in the principal amount of $30,000, at an interest rate of six percent (6%) per annum. The balance outstanding on this note was paid off at the close of the Financing.

Payments to Jack Price & Associates

NovaRay paid Jack Price & Associates $87,000 and $24,000 in consulting fees for the years ended December 31, 2007, and December 31, 2006, respectively. Jack Price, president of the Company, is a beneficial owner of Jack Price & Associates.

Palo Alto Office Lease

In connection with the lease of office space located at 1850 Embarcadero Road, Palo Alto, California 94303, NovaRay delivered a letter of credit to the landlord in the amount of $37,147.98, which has been personally guaranteed by Lynda Wijcik, Chairman of the Board of Directors and a stockholder of the Company.

Restricted Stock Purchase Agreement

NovaRay is a party to a restricted stock purchase agreement dated October 23, 2006 (the “Restricted Stock Purchase Agreement”), with Jack Price, president of the Company, whereby Mr. Price has purchased 214,000 shares (pre-Merger share figure) of NovaRay common stock (the “Restricted Stock”). In accordance with the terms of the Restricted Stock Purchase Agreement, the Restricted Stock began vesting on November 1, 2006, and was 31% vested on December 31, 2007. From the date of November 1, 2007, the Restricted Stock shall vest in equal monthly installments over three years so long as Mr. Price continues to provide services to NovaRay. Upon an event constituting a change of control, the Restricted Stock will become fully vested. The purchase price and valuation of the restricted stock were based on market conditions, the value of the Company’s assets and its general financial position at the time of the restricted stock sale, and the price of recent sales of similar securities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Morrison & Foerster LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements as of December 31, 2005, 2006 and 2007, included in this prospectus have been so included in reliance on the report of Paritz & Company, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, as amended, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in such registration statement and the exhibits and schedules thereto. For further information with respect to NovaRay Medical, Inc. and its common stock, reference is made to such registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to such registration statement, each statement being qualified in all respects by such reference.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We plan to fulfill our obligations with respect to these requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet website at http://www.novaraymedical.com. The information on our website shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

A copy of such registration statement, including the exhibits and schedules thereto, and any reports and other information that we file with the SEC, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m., Washington, DC time. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which interested persons can electronically access our filings, including the registration statement of which this prospectus forms a part and its exhibits and schedules.

NOVARAY MEDICAL, INC.
(A development stage company)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

FINANCIAL STATEMENTS FOR THE QUARTER ENDED March 31, 2008 (Unaudited)
Condensed Consolidated Balance Sheet at March 31, 2008	F-2
Condensed Consolidated Statements of Operations for the quarters ended March 31, 2008 and 2007, and for the cumulative period from June 7, 2005 (inception) to Sept. 30, 2007	F-3
Condensed Consolidated Statements of Cash Flows for the quarters ended March 31, 2008 and 2007, and for the cumulative period from June 7, 2005 (inception) to March 31, 2008	F-4
Notes to Consolidated Financial Statements	F-5
FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2007 AND 2006
Report of Independent Registered Public Accounting Firm	F-20
Consolidated Balance Sheet as of December 31, 2007	F-21
Consolidated Statements of Operations for the years ended December 31, 2007 and 2006, and for the cumulative period from June 7, 2005 (inception) to December 31, 2007	F-22
Consolidated Statements of Shareholders’ Equity (Deficit) for the cumulative period from June 7, 2005 (inception) to December 31, 2007	F-23
Consolidated Statements of Cash Flows for the years ended December 31, 2007 and 2006, and for the cumulative period from June 7, 2005 (inception) to December 31, 2007	F-24
Notes to Consolidated Financial Statements	F-25

NOVARAY MEDICAL, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2008	2007
	(Restated)	(Restated)

Assets
Current assets:
Cash and cash equivalents	$6,873,835	$9,233,926
Miscellaneous receivable	22,992	13,872
Prepaid expenses	227,372	16,947

Total current assets	7,124,199	9,264,745
Property and equipment, net	38,433	42,455

Other assets:
Deposits and restricted assets	635,000	—

Total other assets	635,000	—

Total assets	$7,797,632	$9,307,200

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$772,709	$566,146
Accrued liabilities	330,019	205,505
Notes payable	95,312	125,312

Total current liabilities	1,198,040	896,963

Total liabilities	$1,198,040	$896,963

Stockholders’ equity:
Series A convertible preferred stock, NovaRay Medical, Inc., $0.0001 par value Authorized shares 10,000,000; Issued 4,946,888 at March 31, 2008 and December 31, 2007 (Liquidation preference -$0- at March 31, 2007)	$495	$495
Common stock, NovaRay Medical, Inc., $0.0001 par value Authorized shares — 110,000,000; Issued and outstanding shares — 9,767,853 at March 31, 2008 and December 31, 2007	1,269	1,269
Additional paid-in capital	14,322,848	14,100,931
Deficit accumulated during the development stage	(7,720,899)	(5,688,327)
Less: treasury stock, at cost, 1,239,999 shares outstanding at March 31, 2008 and December 31, 2007,	(4,130)	(4,130)

Total stockholders’ equity	6,599,592	8,410,238

Total liabilities and stockholders’ equity	$7,797,632	$9,307,200

See accompanying notes to condensed consolidated financial statements.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

			From
			Inception
	Three Months Ended March 31,		(June 7, 2005)
	March 31,	March 31,	to March 31,
	2008	2007	2008
	(Restated)		(Restated)

Operating expenses:
Research and development	$1,275,593	$48,975	$1,623,286
General and administrative	773,183	267,686	5,497,022

Total operating expenses	2,048,776	316,661	7,120,308

Operating loss	(2,048,776)	(316,661)	(7,120,308)
Miscellaneous income	—	—	80,000
Interest income	19,209	1,245	25,311
Gain on extinguishment of debt	—	—	91,719
Interest expense	(2,995)	(53,633)	(797,621)

Net loss	$(2,032,562)	$(369,049)	$(7,720,899)
Basic and diluted loss per share of common stock	$(0.21)	$(0.05)	$(0.93)
Weighted average number of common shares outstanding used in basic and diluted loss per share	9,767,853	6,931,713	8,298,752

NOVARAY MEDICAL, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	Ended	Ended	From Inception
	March 31,	March 31,	(June 7, 2005) to
	2008	2007	March 31, 2008
	(Restated)

Operating activities:
Net loss	$(2,032,562)	$(1,150,535)	$(7,728,343)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,022	14,044	84,688
Loss on conversion of preferred debt	252,328	—	252,328
Beneficial conversion of convertible debt	263,528		263,528
Amortization of warrants in research and development	221,917	—	221,917
Amortization of warrants included in interest expense	—	—	19,000
Interest expense capitalized as long term debt	—	104,605	156,641
Interest expense converted to preferred stock	—	60,864	60,864
Changes in operating assets and liabilities
Miscellaneous receivables	(11,320)	(10,772)	(25,191)
Prepaid expenses	(208,225)	(146,753)	(225,172)
Accounts payable	208,561	78,233	774,707
Accrued liabilities	122,516	164,852	335,203

Net cash used in operating activities	(1,695,091)	(885,462)	(5,828,830)

Investing activities:
Property and equipment assigned by shareholders	—	—	(75,754)
Restricted cash for lease deposit	(135,000)	—	(135,000)
Security deposit with related party	(500,000)	—	(500,000)

Net cash used in investing activities	(635,000)	—	(710,754)

Financing activities:
Repayment of long-term debt	—	—	—
Proceeds from subscriptions receivable	—		100,472
Proceeds from issuance of short term debt	—	625,000	1,742,805
Long-term debt assumed at inception in connection with the acquisition of intellectual property	—	—	1,283,473
Proceeds from sale of Series A convertible preferred stock	—	390,000	10,429,820
Repayment of notes payable	(30,000)	—	(30,000)
Issuance costs incurred in sale of Series A convertible preferred stock	—	(24,910)	(122,910)
Proceeds from sale of common stock	—	—	13,889
Purchase of treasury stock	—	(4,130)	(4,130)
Net cash provided (used) by financing activities	(30,000)	985,960	13,413,419

Net increase (decrease) in cash and cash equivalents	(2,360,091)	100,498	6,873,835
Cash and cash equivalents — beginning of period	9,233,926	40,827	—

Cash and cash equivalents — end of period	$6,873,835	$141,325	$6,873,835

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$—	$—	$26,696
Cash paid for taxes	$—	$—	$2,827
Supplemental Disclosure of Non-Cash Financing Activities
Convertible preferred stock issued in exchange for cancellation of debt	$—	$—	$3,921,903
Convertible preferred stock issued in exchange for cancellation of accrued interest on debt	$—	$60,864	$233,182
Interest expense capitalized as long term debt	$—	$104,605	$156,641

See accompanying notes to condensed consolidated financial statements

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008 and 2007
(Unaudited)

1.	Summary of Significant Accounting Policies

Business description

On October 6, 2006, Vision Acquisition I, Inc. was incorporated under the laws of the State of Delaware to investigate and, if such investigation warranted, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On December 26, 2007, Vision Acquisition I, Inc., a Delaware corporation (“Vision Acquisition”), Vision Acquisition Subsidiary, Inc., a newly-formed wholly-owned subsidiary of Vision Acquisition (“Merger Sub”), and NovaRay, Inc., a Delaware corporation (“NovaRay”) entered into a merger agreement (the “Merger Agreement”) whereby Merger Sub merged with and into NovaRay, with NovaRay remaining as the surviving corporation with the stockholders of NovaRay exchanging all of their stock in NovaRay for a total of 9,580,587 shares of common stock of NovaRay Medical, Inc., a Delaware corporation (the “Company”, “NovaRay Medical”, “we”, or “our”) (immediately prior to the closing of the Merger, Vision Acquisition’s name was changed to NovaRay Medical, Inc.), constituting approximately 98.08% of the outstanding shares of common stock of NovaRay Medical (the “Merger”). Each such NovaRay stockholder received three (3) shares of NovaRay Medical’s common stock in exchange for one (1) share of NovaRay common stock. Upon completion of the Merger, we adopted NovaRay’s business plan. The combined company is named NovaRay Medical, Inc.

Uses of estimates in the preparation of financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Research and development

Research and development costs are expensed when incurred.

Cash and cash equivalents

The Company maintains cash balances at various financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company’s accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts. Cash equivalents consist primarily of money market funds.

Prepaid expenses

This balance consists primarily of fees paid in advance, which will be expensed upon utilization in the current year.

Accrued liabilities

The Company has incurred expenses for insurance, audit and consulting fees, and interest expense, which will be paid in 2008.

Fair values of financial instruments

At March 31, 2008 and December 31, 2007, fair values of cash and cash equivalents, accounts payable and convertible promissory notes approximate their carrying amount due to the short period of time to maturity.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and equipment

The Company records property and equipment at cost and calculates depreciation using the straight-line method over the estimated useful life of the assets, which is estimated to be three years. As of March 31, 2008 and December 31, 2007, the Company’s property and equipment consisted of the following:

	March 31,	December 31,
	2008	2007

Computer hardware, software, and equipment	$80,439	$80,439
Less: accumulated depreciation	(42,006)	(37,985)

Property and equipment, net	$38,433	$42,454

During the three months ended March 31, 2008 and 2007, the Company recorded depreciation expense of $4,022 and $3,682, respectively.

Common stock warrants

The Company from time to time issues common stock or common stock warrants to acquire services or goods from non-employees. Common stock and common stock warrants issued to other than employees or directors are recorded on the basis of their fair value, which is measured as of the date required by Emerging Issues Task Force (“EITF”) Issue 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

In accordance with EITF 96-18, the common stock warrants are valued using the Black-Scholes model on the basis of the market price of the underlying common stock on the “valuation date”, which for warrants related to contracts that have substantial disincentives to non-performance is the date of the contract, and for all other contracts is the vesting date. Expense related to the warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the vesting period. Where expense must be recognized prior to a valuation date, the expense is computed under the Black-Scholes option-pricing model on the basis of the market price of the underlying common stock at the end of the period, and any subsequent changes in the market price of the underlying common stock through the valuation date is reflected in the expense recorded in the subsequent period in which that change occurs.

Loss per share

Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted loss per share include the effects of the potential dilution of outstanding warrants, and convertible debt and preferred stock on the Company’s common stock, determined using the treasury stock method.

Loss per share is as follows:

	Period Ended March 31,
	2008	2007

Basic and Diluted:
Net loss available to common shareholders	$(2,032,562)	$(369,049)

Net loss per share available to common shareholders	$(0.21)	$(0.05)

Weighted average common shares outstanding	$9,767,853	$6,931,713

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2008 and 2007, potentially dilutive common shares under the warrant agreements, convertible debt and preferred stock of 11,607,138 and 1,307,444, respectively, were not included in the calculation of diluted loss per share as they were antidilutive.

Recent accounting pronouncements

As of January 1, 2006, SFAS No. 123R, Share-Based Payment, became effective for all companies and addresses the accounting for share-based payment transactions. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB No. 25, and generally requires instead that such transactions be accounted and recognized in the statement of operations based on their fair value. The Company has never implemented a stock option plan nor has it ever issued stock in lieu of compensation to anyone. As such, this pronouncement has no impact on these financial statements.

In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB agreed to delay the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008.

As of March 31, 2008 and December 31, 2007, the Company’s fair values of its financial assets and liabilities which consist of cash and cash equivalents, accounts payable and convertible promissory notes approximate their carrying amount due to the short period of time to maturity. As such, this pronouncement has no impact on the Company’s financial statements to date.

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115”. This Statement provides companies with an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently measured at fair value. A company that adopts SFAS 159 will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect that the adoption of SFAS 159 will have on its results of operations and financial position.

In December 2007, FASB issued SFAS No. 160 (“SFAS 160”), Interests in Consolidated Financial Statements — an amendment of ARB No. 51, which impacts the accounting for minority interest in the consolidated financial statements of filers. The statement requires the reclassification of minority interest to the equity section of the balance sheet and the results from operations attributed to minority interest to be included in net income. The related minority interest impact on earnings would then be disclosed in the summary of other comprehensive income. The statement is applicable for all fiscal years beginning on or after December 15, 2008 and earlier adoption is prohibited. The adoption of this standard will require prospective treatment. The Company is currently evaluating the effect that the adoption of SFAS 160 will have on its results of operations and financial position. However, the adoption of SFAS 160 is not expected to have a material impact on the Company’s financial statements.

In December 2007, FASB issued SFAS No. 141R (“SFAS 141R”), Business Combinations, which impacts the accounting for business combinations. The statement requires changes in the measurement of assets and liabilities required in favor of a fair value method consistent with the guidance provided in SFAS 157 (see above). Additionally, the statement requires a change in accounting for certain acquisition related expenses and business adjustments which no longer are considered part of the purchase price. Adoption of this standard is required for

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fiscal years beginning after December 15, 2008. Early adoption of this standard is not permitted. The statement requires prospective application for all acquisitions after the date of adoption. The Company is currently evaluating the effect that the adoption of SFAS 141R will have on its results of operations and financial position. However, the adoption of SFAS 141R is not expected to have a material impact on the Company’s financial statements.

2.	Restatement

The financial data as of March 31, 2008 and for the quarter then ended and December 31, 2007 and for the year then ended as presented in the accompanying financial statements have been restated and corrected for errors relating to the following:

The following table presents the impact of the additional stock-based compensation expense-related adjustments on our previously reported balance sheet as of March 31, 2008 and December 31, 2007:

RECONCILIATION OF BALANCE SHEET AS OF MARCH 31, 2008

	As Reported	Adjustments		Restated

Current Assets
Cash and cash equivalents	$6,873,835	$—		$6,873,835
Miscellaneous receivables	22,992	—		22,992
Prepaid expenses	225,172	(2,200	)(1)	227,372

Total Current Assets	7,121,999	(2,200)		7,124,199
Property, plant, and equipment, net	38,433			38,433
Other assets
Deferred interest	1,469,955	1,469,955	(2)	—
Deferred consulting	1,704,614	1,704,614	(3)	—
Deposits and restricted assets	635,000	—		635,000

Total other assets	3,809,569	3,174,569		635,000

Total Assets	$10,970,001	$3,172,369		$7,797,632

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities
Accounts payable	$772,707	$(2	)(1)	$772,709
Accrued liabilities	330,019	—		330,019
Notes payable	95,312	—		95,312

Total current liabilities	1,198,038	(2)		1,198,040
Stockholders’ equity (deficit):
Series A convertible preferred NovaRay Medical Inc	495	—		495
Common stock, NovaRay Medical Inc.	1,269	—		1,269
Additional paid in capital	17,103,665	2,780,817	(2),(3)	14,322,848
Deficit accumulated during the development stage	(7,327,137)	393,762	(4)	(7,720,899)
Less treasury stock	(4,130)	—		(4,130)

Total stockholders’ equity (deficit)	$9,774,162	$3,174,570		$6,599,592

Total Liabilities and stockholder’s equity (deficit)	$10,972,200	$3,174,568		$7,797,632

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Correction of prepaids, payables and a rounding error

(2)	To reclassify warrants granted to Vision and investment advisors initially recorded as deferred interest at December 31, 2007 to closing costs and reverse impact of amortization

(3)	To correct treatment of Triple Ring Warrant which was initially recorded at December 31, 2007 as a deferred asset and additional paid in capital for the full amount of the warrant.

(4)	Impact of adjustments above on deficit accumulated during the development period

RECONCILIATION OF BALANCE SHEET DECEMBER 31, 2007

	As Reported	Adjustments		Restated

ASSETS:
Current assets:
Cash and cash equivalents	$9,233,926	—		$9,233,926
Miscellaneous receivables	13,872	—		13,872
Prepaid expenses	16,947	—		16,947

Total current assets	9,264,745	—		9,264,745
Property and equipment, net	42,454	1	(1)	42,455
Other assets		—
Deferred interest	1,584,336	(1,584,336	)(2)	—
Deferred consulting	1,926,531	(1,926,531	)(3)	—

Total other assets	3,510,867	(3,510,867)

Total Assets	$12,818,066	$(3,510,866)		$9,307,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$566,146	—		566,146
Accrued liabilities	205,503	1	(1)	205,504
Notes payable	125,312	—		125,312

Total current liabilities	896,961	1		896,962

Stockholders’ equity (deficit):
Series A convertible preferred NovaRay Medical Inc.	495	—		495
Series A convertible preferred NovaRay Inc.	—
Common stock, Novaray Medical Inc.	977	292	(1)	1,269
Common stock, Novaray Inc.	—
Additional paid in capital	17,103,957	(3,003,026	)(1),(2)	14,100,931
Accumulated deficit	(5,180,194)	(508,133	)(4)	(5,688,327)
Less treasury stock	(4,130)	—		(4,130)

Total stockholders’ equity (deficit)	$11,921,105	$(3,510,867)		$8,410,238

Total Liabilities and stockholder’s equity (deficit)	12,818,066	(3,510,866)		9,307,200

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Correction of rounding error

(2)	To reclassify warrants granted to Vision and investment advisors from deferred interest to closing costs and reverse impact of amortization

(3)	To correct treatment of Triple Ring Warrant which was initially recorded as a deferred asset and additional paid in capital for the full amount of the warrant and beneficial conversion option for debt conversion.

(4)	See explanations detailed in Statement of Operations on next page.

The following table presents the impact of the recording of the fair value of certain warrants and write-off of selling general and administrative expenses related adjustments on our previously reported statement of operations for the quarter ended March 31, 2008 and year ended December 31, 2007.

RECONCILIATION OF STATEMENT OF OPERATIONS AS OF MARCH 31, 2008

	As Reported	Adjustments		Restated

Operating expenses
Research and development	$1,275,593	—		$1,275,593
General and administrative	773,183	—		773,183

Total operating expenses	$2,048,776	$—		$2,048,776

Operating loss
Miscellaneous income	—	—		—
Interest income	19,209	—		19,209
Interest expense	(117,376)	(114,381	)(1)	(2,995)

Net loss	$1,950,609	$(114,381)		$2,032,562

Basic and diluted loss per share of common	$(0.20)	$(0.01)		$(0.21)
Weighted average number of shares used in basic and diluted loss per share	9,767,853	9,767,853		9,767,853

(1)	To adjust interest expense for warrant costs to properly record them as closing costs

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

RECONCILIATION OF STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

	As Reported	Adjustments		Restated

Operating expenses:
Research and development	$313,896	$—		$313,896
General and administrative	1,275,458	—		1,275,458

Total operating expenses	1,589,354	—		1,589,354

Operating loss	(1,589,354)	—		(1,589,354)
Miscellaneous income	452,091	(452,091	)(1)	—
Interest income	4,875	—		4,875
Interest expense	(293,253)	(255,805	)(2)	(549,058)
Gain on extinguishment of debt	—	199,763	(1),(3)	199,763

Net loss	$(1,425,641)	$(508,133)		$(1,933,774)

Basic and diluted loss per share of common	$(0.21)	$(0.08)		$(0.29)

Weighted average number of common shares used in basic and diluted loss per share	6,689,392	6,689,392		6,689,392

(1)	To reclassify debt extinguishment costs from other income to a separate line item for extinguishment of debt

(2)	To adjust interest expense for warrants costs to properly record them as closing costs and recorded the $263,000 beneficial conversion of shares as interest expense under EITF 00-27

(3)	To reflect a $452,091 gain of extinguishment of debt reclassified from miscellaneous income and to properly record debt conversion loss of $252,000 under FAS84

3.	Other Assets

Deposits and restricted assets

As of March 31, 2008 and December 31, 2007, the Company’s deposits and restricted assets consisted of the following:

	March 31,	December 31,
	2008	2007

Deposits to a related party	$500,000	$—
Restricted cash for a lease	135,000	—

Total deferred assets	$635,000	$—

Deposits to a related party in the amount of $500,000 represent a long term deposit for services to be rendered by Triple Ring Technologies Inc. (“Triple Ring”) in accordance with the terms of the Professional Services Agreement (as defined below) between NovaRay and Triple Ring. (See Note 7, “Related party transactions — Triple Ring Technologies, Inc.”). Restricted cash in the amount of $135,000 represents restricted cash in the form of a certificate of deposit required by the landlord for the lease of the Company’s new headquarters facility.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Accounts payable and accrued liabilities

As of March 31, 2008 and December 31, 2007, the Company’s accounts payable and accrued liability balances were as follows:

	March 31,	December 31,
	2008	2007

Accounts Payable	$772,707	$566,146
Accrued Liabilities	$330,019	$205,503

Accounts payable as of March 31, 2008 and December 31, 2007 include payables to Triple Ring for services and supplies purchased under the Professional Services Agreement of $585,421 and $128,865 as of March 31, 2008 and December 31, 2007, respectively. (See Note 7, “Related party transactions — Triple Ring Technologies, Inc.”)

Accrued liabilities as of March 31, 2008 and December 31, 2007 include liabilities to Triple Ring for accrued services and supplies purchased under the Professional Services Agreement with Triple Ring of $92,000 and $0, as of March 31, 2008 and December 31, 2007, respectively. (See Note 7, “Related party transactions — Triple Ring Technologies, Inc.”).

5.	Notes payable

NovaRay Medical assumed a series of promissory notes issued to stockholders and financial institutions in connection with the initial organization of NovaRay, Inc., in the aggregate amount of $728,921 for the purpose of developing intellectual property that will be utilized in the Company’s planned product. These notes bear interest at rates ranging from 9% to 12% annually, are secured by the assigned assets, and are payable upon demand of the holders. In October 2007, most of these notes were converted into NovaRay, Inc.’s Series A preferred shares. As of March 31, 2008 and December 31, 2007, the balance due under these notes was $95,223.

On November 5, 2007, NovaRay issued a promissory note to its Chairman and director, Lynda Wijcik, in the principal amount of $30,000, at an interest rate of six percent (6%) per annum. The balance outstanding on this note was paid off in January 2008, following the close of the Financing (as defined below).

Approximately $2.8 million of the short- and long-term notes classified as notes payable and long-term debt, and $172,000 of interest payable, were converted into 1,198,559 shares of our -Series A Convertible Preferred Stock at $2.67 per share. Freestanding warrants to purchase 400,521 shares of our common stock at $4.25 per share were also issued as part of this conversion. Approximately, $1,053,000 of the converted debt had a beneficial conversion option to purchase shares at a price of 80% of the common stock purchase price in the event of a financing event in excess of $10,000,000. In accordance with EITF 00-27, Application of Issue 98-5 to Certain Convertible Instrument, (“EITF-00-27”) Issue 7, the Company could not compute the number of shares that the holder would receive if the contingent event occurred. As allowed under EITF 00-27, Issue 7 the Company waited until the contingent event occurred and then computed the resulting number of shares that would be received pursuant to the new conversion price. 493,000 shares that were received upon conversion based on the adjusted conversion price as compared to 394,000 shares that would have been received prior to the financing event would result in 99,000 additional shares. These 99,000 shares multiplied by the commitment date stock price of $2.67 per share equals the incremental intrinsic value of $263,259 for the beneficial conversion option that results from conversion. The beneficial conversion option was transferred to equity at the date of conversion and charged to interest expense.

$1,053,000 of the debt held by convertible debt holders with beneficial conversion options and the remaining $1,891,000 of the debt held by convertible debt holders who did not hold beneficial conversion options were also granted 400,521 5 year warrants to purchase common stock at $4.25 per share. These warrants are or were an inducement to convert debt and has been determined to be a change in conversion privileges as an inducement to convert as described in Statement of Financial Accounting Standards 84, Induced Conversions of Convertible

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Debt,“FAS 84.” Accordingly, the fair market value of approximately $252,000 for the 400,521 warrants as valued under the Black Scholes method using an exercise price of $4.25 per share, a volatility of 37.81% , and 3.625% risk free interest rate is used to recognize as a debt conversion expense for the excess of fair value of securities transferred in excess of the fair value of securities issuable pursuant to the original conversion terms.

6.	Income taxes

The Company recognizes deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The Company has not incurred any income tax liabilities for the year ended December 31, 2007 and the quarter ended March 31, 2008.

7.	Stockholders’ equity

The Company has authorized capital of 110,000,000 shares, of which 100,000,000 are designated as common stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares are preferred stock, par value $0.0001 per share (the “Preferred Stock”), all of which are currently designated as our Series A Convertible Preferred Stock. The Company has outstanding 9,767,853 shares of Common Stock and 4,946,888 shares of Series A Convertible Preferred Stock, which are convertible at the current rate of one share of Series A Convertible Preferred for one share of our Common Stock. Additionally, there are outstanding options or warrants to purchase, or securities convertible into, an aggregate of up to 4,350,782 shares of our Common Stock (exclusive of those shares of our Common Stock issuable on conversion of the 4,946,888 shares of outstanding Series A Convertible Preferred Stock or on the exercise and subsequent conversion of the warrant issued to Vision Opportunity Master Fund Ltd. (“Vision”) to purchase up to 2,309,468 shares of our Series A Convertible Preferred Stock at an exercise price of $4.33 per share (the “Series J Warrant”). A holder of Series A Warrants (as defined below) to purchase shares of our Common Stock at an exercise price of $4.25 per share may not exercise a Series A Warrant if the number of shares of our Common Stock to be issued upon such exercise, when aggregated with all other shares of our Common Stock then owned by such holder and its affiliates, would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) in excess of 4.99% of the then issued and outstanding shares of our Common Stock (the “Series A Warrant Exercise Restriction”); provided, that a holder of a Series A Warrant may, on not less than sixty-one (61) days notice to us (the “Series A Warrant Waiver Notice”), terminate the Series A Warrant Exercise Restriction with regard to any or all shares of our Common Stock issuable upon exercise of a Series A Warrant. If the Series A Warrant Waiver Notice is provided during the sixty-one (61) day period prior to the expiration date of a Series A Warrant, such Series A Warrant Waiver Notice will not be effective until the expiration date of such Series A Warrant. In addition, the warrant issued to Vision for the purchase of up to 769,822 shares of our common stock at an exercise price of $6.91 per share, such number of shares equal to thirty-three and one-third percent (33 1/3%) of the total of the number of shares actually purchased pursuant to exercises of the Series J Warrant (the “Series J-A Warrant”) and the warrant issued to Triple Ring (See Note 7, “Related party transactions — Triple Ring Technologies, Inc. ) for the purchase of up to 1,332,000 shares of our Common Stock may become exercisable. A holder of the Series J-A Warrant may not exercise the Series J-A Warrant if the number of shares of our Common Stock to be issued upon such exercise, when aggregated with all other shares of our Common Stock then owned by such holder and its affiliates, would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) in excess of 4.99% of the then issued and outstanding shares of our Common Stock (the “Series J-A Warrant Exercise Restriction”); provided, that a holder of the Series J-A Warrant

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

may, on not less than sixty-one (61) days notice to us (the “Series J-A Warrant Waiver Notice”), terminate the Series J-A Warrant Exercise Restriction with regard to any or all shares of our Common Stock issuable upon exercise of the Series J-A Warrant. If the Series J-A Warrant Waiver Notice is provided during the sixty-one (61) day period prior to the expiration date of the Series J-A Warrant, such Series J-A Warrant Waiver Notice will not be effective until the expiration date of the Series J-A Warrant. Additionally, NovaRay, Inc. has issued to Fountainhead Capital Partners Limited (“Fountainhead”), and the Company has assumed, warrants to purchase up to 600,000 shares of our Common Stock at $4.25 per share in connection with the terms of a consulting agreement between Fountainhead and NovaRay, Inc.

Common stock and common stock warrants issued to other than employees or directors are recorded on the basis of their fair value, which is measured as of the date required by Emerging Issues Task Force (“EITF”) Issue 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

In accordance with EITF 96-18, our common stock warrants are valued using the Black-Scholes model on the basis of the market price of the underlying common stock on the “valuation date”, which for warrants related to contracts that have substantial disincentives to non-performance is the date of the contract, and for all other contracts is the vesting date. Expense related to the warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the vesting period. Where expense must be recognized prior to a valuation date, the expense is computed under the Black-Scholes option-pricing model (“Black-Scholes Model”) on the basis of the market price of the underlying common stock at the end of the period, and any subsequent changes in the market price of the underlying common stock through the valuation date is reflected in the expense recorded in the subsequent period in which that change occurs.

During the three months ended March 31, 2008 and 2007, the Company recorded amortization expense for warrants issued to a related party in December 2007 as research and development expenses of $221,917 and $0, respectively. (See Note 8, “Related party transactions — Triple Ring Technologies, Inc.”).

75% (1,248,439 warrants) of the Series A Warrants which were related to Vision’s investment were treated as closing costs and charged against additional paid in capital in the amount of $786,517. $1,053,000 of the debt held by convertible debt holders with beneficial conversion options and the remaining $1,891,000 of the debt held by convertible debt holders who did not hold beneficial conversion options were also granted 400,521 5 year warrants to purchase common stock at $4.25 per share. These warrants are or were an inducement to convert debt and has been determined to be a change in conversion privileges as an inducement to convert as described in Statement of Financial Accounting Standards 84, Induced Conversions of Convertible Debt,“FAS 84.” Accordingly, the fair market value of approximately $252,000 for the 400,521 warrants as valued under the Black Scholes method using an exercise price of $4.25 per share, a volatility of 37.81% , and 3.625% risk free interest rate is used to recognize as a debt conversion expense for the excess of fair value of securities transferred in excess of the fair value of securities issuable pursuant to the original conversion terms. The Series J, J-A, and consultant warrants are amortized over the expected term of the warrants. The Triple Ring warrants are amortized over the two-year period between warrant issuance and expected delivery of performance commitments under the measurement criteria specified by EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” These warrants are freestanding and require settlement in shares as defined in EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.”

We have entered into an agreement with Triple Ring to perform ongoing product development work, final assembly and test for the cardiac imaging system (the “Professional Services Agreement”). As partial consideration for these services, we agreed to issue a warrant to Triple Ring to purchase 1,332,000 shares of NovaRay common stock pursuant to a Warrant to Purchase Shares of NovaRay, Inc. dated as of December 19, 2007. The warrant will not be exercisable until the acceptance by NovaRay of the deliverables from Triple Ring in accordance with the terms of the Professional Services Agreement. The exercise price for the warrant is established based on the timing

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of the acceptance by NovaRay of such deliverables and the estimated fair market value of warrants, for each date of acceptance as set forth below:

	Exercise Price	Calculated Fair Market
Date of Acceptance of the Deliverables	per Share	Value of Warrants *

On or prior to March 30, 2009	$0.06	$3,476,000
On or after March 31, 2009 but on or prior to July 30, 2009	$0.15	$3,365,000
On or after July 30, 2009 but on or prior to December 30, 2009	$1.33	$1,956,000
On or after December 30, 2009 but on or prior to February 28, 2010	$2.67	$907,000

*	Calculated using Black Scholes method using exercise price, expected term of two years, and a risk free rate of 3.98%

In the event the acceptance by NovaRay of the deliverables does not occur by February 28, 2010, the warrant shall terminate and not be exercisable. Under EITF 96-18, the warrant is accounted for as follows: As the warrant price is variable dependent on an unknown delivery date, the measurement date is the date performance is complete. The warrant will be expensed as a research and development expense and credited to additional paid in capital evenly by month from period December 2007 until the warrant termination date in February 2010 to record expenses in the same manner as if the Company had paid cash for these services. Under Issue 4 of EITF 96-18, transactions where quantity of any of the terms are not known up front and involve counter party performance conditions which result in a range of aggregate fair values for the warrants depending on the delivery date are to be recorded at the lowest aggregate amount and adjusted for changes in aggregate fair value at interim reporting dates. The lowest aggregate fair value of $907,000 is based on an acceptance date between December 30, 2009 and February 28, 2010. As of December 31, 2007, management believed that the most probable acceptance date under the professional services agreement will be between August 1 and December 29, 2009 and has used the fair value of the warrant of $1,956,000 to value the warrant based on the expected acceptance date between December 30, 2009 and February 28, 2010.

The Company has valued all warrants utilizing the Black-Scholes Model and for the quarter ended March 31, 2008 and December 31, 2007, the total amounts charged to research and development expense and interest expense were approximately $336,000 and $40,000, respectively.

The calculation of warrants valuation utilizing the Black-Scholes Model by warrant group during the year ended December 31, 2007 consisted of:

	Number of	Exercise	Expected	Risk Free	Valuation
Warrant Group	Warrants	Price	Term in Years	Rate	Computation

Series A	1,648,960	$4.25	5	3.63%	$1,038,754
Series J-A	769,822	$6.91	1	4.25%	$3,249
Series J	2,309,468	$4.33	1	4.25%	$170,926
Consultants	600,000	$4.25	5	3.63%	$377,967
Triple Ring	1,320,000	$1.33	2	3.98%	$1,956,000

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Series A Convertible Preferred Stock NovaRay Medical Inc.

At March 31, 2008 and December 31, 2007, convertible preferred stock of NovaRay Medical Inc. consisted of the following:

	March 31, 2008			December 31, 2007
			Liquidation			Liquidation
	Authorized	Issued	Preference	Authorized	Issued	Preference

Series A (NovaRay Medical, Inc.)	10,000,000	4,946,888	$—	10,000,000	4,946,888	$—

Common stock

At March 31, 2008 and December 31, 2007, common stock of NovaRay Medical consisted of the following:

	March 31, 2008		December 31, 2007
	Authorized	Issued	Authorized	Issued

Common Stock (NovaRay Medical, Inc.)	110,000,000	9,767,853	110,000,000	9,767,853

In October 2006, NovaRay entered into a series of subscription agreements with a group of investors to purchase 413,000 shares of NovaRay’s common stock at prices ranging from $0.15 to $0.18 per share in exchange for issuing full recourse promissory notes to NovaRay. Under the terms of these full recourse promissory notes, interest accrues at 5% annually and is payable to NovaRay on each anniversary date of the notes. Repayment of principal plus accrued interest was made in December 2007.

Treasury stock

In October 2006, NovaRay purchased 413,000 shares of its common stock from one of its investors at the original issue price of $0.01 per share.

8.	Related party transactions

Triple Ring Technologies, Inc.

NovaRay has entered into an agreement with Triple Ring to perform ongoing product development work, final assembly and test for the cardiac imaging system (the “Professional Services Agreement”). As partial consideration for these services, NovaRay issued a warrant to Triple Ring to purchase 1,332,000 shares of NovaRay common stock pursuant to a Warrant to Purchase Shares of NovaRay, Inc. dated as of December 19, 2007. The warrant will not be exercisable until the acceptance by NovaRay of the deliverables from Triple Ring in accordance with the terms of the Professional Services Agreement. The exercise price for the warrant is established based on the timing of the acceptance by NovaRay of such deliverables as set forth below:

Exercise Price
Date of Acceptance of the Deliverables	per Share

On or prior to March 30, 2009	$0.06
On or after March 31, 2009 but on or prior to July 30, 2009	$0.15
On or after July 30, 2009 but on or prior to December 30, 2009	$1.33
On or after December 30, 2009 but on or prior to February 28, 2010	$2.67

In the event the acceptance by NovaRay of the deliverables does not occur by February 28, 2010, the warrant shall terminate and not be exercisable.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following directors, officers and stockholders of the Company hold the following equity ownership interests in Triple Ring:

		Triple Ring
Name	NovaRay Medical Affiliation	Ownership Interest

Marc Whyte	CFO, COO, Director, Stockholder	21.15%
Edward Solomon	CTO, Director	21.15%
Joseph Heanue	Stockholder	21.15%
Augustus Lowell	Stockholder	21.15%
Brian Wilfey	Stockholder	15.40%

On December 27, 2007, we issued Series A Warrants to purchase 1,648,960 shares of our common stock at an exercise price of $4.25 per share pursuant to the Purchase Agreement. The following related parties are holders of Series A Warrants to purchase a total of 359,513 shares of our common stock.

Number of
Series A
Name	Warrants

BioBridge LLC	33,044
Lynda Wijcik	40,646
Wheatley MedTech Partners, LP	47,544
W Capital Partners II, L.P.	147,647
Heartstream Capital B.V.	90,632

359,513

Restricted Stock Purchase Agreement

NovaRay is a party to a restricted stock purchase agreement dated October 23, 2006 (the “Restricted Stock Purchase Agreement”), with Jack Price, president of the Company, whereby Mr. Price has purchased 214,000 shares (pre-Merger share figure) of NovaRay common stock (the “Restricted Stock”). In accordance with the terms of the Restricted Stock Purchase Agreement, the Restricted Stock began vesting on November 1, 2006, and was 39% vested on December 31, 2007. From the date of November 1, 2007, the Restricted Stock shall vest in equal monthly installments over three years so long as Mr. Price continues to provide services to NovaRay. Upon an event constituting a change of control, the Restricted Stock will become fully vested. The purchase price and valuation of the restricted stock were based on market conditions, the value of the Company’s assets and its general financial position at the time of the restricted stock sale, and the price of recent sales of the Company’s securities.

9.	Commitments and contingencies

The Company was committed under an operating lease for office space which expired in January 2008 with a monthly rent of $15,629 plus certain operating costs. Rental expense approximated $110,000 and $68,000 for the quarter ended March 31, 2008 and March 31, 2007, respectively. The Company moved from this location to its new headquarters location in Newark, California on March 31, 2008, and discontinued the aforementioned operating lease.

On March 13, 2008, NovaRay entered into a lease agreement (the “Lease”) with BRCP Stevenson Point, LLC, a Delaware limited liability company (the “Landlord”). The Lease provides for an area consisting of approximately 41,118 rentable square feet of space in part of a building located at 39655-39677 Eureka Drive, Newark, California. The term of the Lease is five (5) years and four (4) months (the “Term”), which commenced on April 1, 2008, and is scheduled to end on the last day of the sixty-fourth (64th) full calendar month of the Term, which is estimated to be

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

July 31, 2013, subject to Section 3.1 of the Lease. The guarantor under the Lease is Triple Ring. The Lease provides NovaRay with the right to assign or sublease all or a portion of the premises subject to the Lease to Triple Ring with not less than 10 days prior written notice to, but without the prior consent of, the Landlord, pursuant to the provisions set forth therein. Marc C. Whyte, Chief Financial Officer, Chief Operating Officer and a member of the Board of Directors of NovaRay, is the Chairman and a stockholder of Triple Ring. Edward G. Solomon, a member of the Board of NovaRay, is a co-founder, stockholder, and a member of the Board of Directors of Triple Ring.

The base rents associated with this lease for the five year term are outlined below. In addition to monthly base rent, NovaRay will pay an additional $.267 per square foot as the tenant’s share of monthly operating expenses which is approximately $11,000 per month.

	Monthly Rate	Monthly
Months of Term	per Square Foot	Base Rent

Month 1 — Month 18	$0.85	$34,950.30
Month 19 — Month 30	$0.88	$36,183.84
Month 31 — Month 42	$0.90	$37,006.20
Month 43 — Month 54	$0.93	$38,239.74
Month 55 — Month 64	$0.96	$39,473.28

10.  Subsequent Events

None.

Paritz & Company, P.A.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS
WITH
REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

YEARS ENDED DECEMBER 31, 2007 AND 2006, AND
THE PERIOD FROM INCEPTION (JUNE 7, 2005) TO DECEMBER 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
NovaRay Medical, Inc.
(a Development Stage Company)
Newark, California

We have audited the accompanying consolidated balance sheets of NovaRay Medical, Inc. (a development stage company) as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2007 and 2006 and for the period from inception (June 7, 2005) to December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NovaRay Medical, Inc. (a development stage company) as of December 31, 2007 and 2006, and the results of its consolidated operations and its consolidated cash flows for the years then ended and for the period from inception (June 7, 2005) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2, “Restatement of Financial Statements,” the Company has restated previously issued financial statements as of December 31, 2007 and for the year the ended.

/s/  Paritz & Company, P.A.
Paritz & Company, P.A.
Hackensack, New Jersey
March 22, 2008, except for the restatement discussed in Note 2 to the financial statements as to which date is August 4, 2008.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(Restated)

Assets
Current assets:
Cash and cash equivalents	$9,233,926	$141,325
Miscellaneous receivables	13,872	10,772
Prepaid expenses	16,947	146,753

Total current assets	9,264,745	298,850
Property and equipment, net	42,455	47,986

Total assets	$9,307,200	$346,836

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$566,146	$78,233
Accrued liabilities	205,504	378,595
Notes payable	125,312	728,921

Total current liabilities	896,962	1,185,749
Long term debt	—	1,364,914

Total liabilities	$896,962	$2,550,663

Stockholders’ equity (deficit):
Series A convertible preferred stock, NovaRay Medical, Inc., $0.0001 par value Authorized shares 10,000,000 and 3,000,000; Issued 4,946,888 and 2,566,581 at December 31, 2007 and 2006, respectively (Liquidation preference - $0 at December 31, 2007 and 2006)	495	257
Common stock, NovaRay Medical, Inc., $0.0001 par value Authorized shares - 110,000,000 and 30,000,000; Issued and outstanding shares - 9,767,853 and 6,931,713 at December 31, 2007 and 2006, respectively	1,269	693
Additional paid-in capital	14,100,931	1,654,440
Deficit accumulated during the development stage	(5,688,327)	(3,754,555)
Less: treasury stock, at cost, 413,000 and -0- shares outstanding at December 31, 2006 and 2005, respectively	(4,130)	(4,130)
Subscriptions receivable	—	(100,472)

Total stockholders’ equity (deficit)	8,410,238	(2,203,827)

Total liabilities and stockholders’ deficit	$9,307,200	$346,836

See accompanying auditors’ report and notes to consolidated financial statements.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months	Twelve Months	From Inception
	Ended	Ended	(June 7, 2005)
	December 31,	December 31,	to December 31,
	2007	2006	2007
	(Restated)		(Restated)

Operating expenses:
Research and development	$313,896	$19,987	$347,693
General and administrative	1,275,458	966,148	4,723,839

Total operating expenses	1,589,354	986,135	5,071,532

Operating loss	(1,589,354)	(986,135)	(5,071,532)
Miscellaneous income	—	80,000	80,000
Interest income	4,875	1,168	6,112
Interest expense	(549,058)	(245,568)	(794,626)
Gain on extinguishment and conversions of debt	199,763	—	91,719

Net loss	$(1,933,774)	$(1,150,535)	$(5,688,327)

Basic and diluted loss per share of common stock	$(0.29)	$(0.21)	$(0.99)

Weighted average number of common shares outstanding used in basic and diluted loss per share	6,689,392	5,462,988	5,734,364

See accompanying auditors’ report and notes to consolidated financial statements.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

STATEMENT OF CONSOLIDATED STOCKHOLDERS’ EQUITY (DEFICIT)
(Restated)

							Additional
	Common Stock		Preferred Stock		Treasury Stock		Paid-In	Subscription	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Total

BALANCE — JUNE 7, 2005 (INCEPTION)	—	$—	—	$—	—	$—	$—	$—	$—	$—
Issuance of common stock for cash in June 2005	5,050,713	505	—	—	—	—	39,315	—	—	39,820
Net loss	—	—	—	—	—	—	—	—	(2,604,020)	(2,604,020)

BALANCE — DECEMBER 31, 2005	5,050,713	505	—	—	—	—	39,315	—	(2,604,020)	(2,564,200)
Subscription for the purchase of common stock in October 2006	1,881,000	188	—	—	—	—	100,284	(100,472)	—	—
Purchase of treasury stock in October 2006	—	—	—	—	(1,239,000)	(4,130)	—	—	—	(4,130)
Issuance of Series A convertible preferred stock for cash at $0.60 per share, net of issuance costs of $24,910 in October 2006	—	—	650,001	65	—	—	365,025	—	—	365,090
Issuance of Series A convertible preferred stock in exchange for cancellation of debt at $0.60 per share in October 2006	—	—	1,916,580	192	—	—	1,149,756	—	—	1,149,948
Net loss	—	—	—	—	—	—	—	—	(1,150,535)	(1,150,535)

BALANCE — DECEMBER 31, 2006	6,931,713	$693	2,566,581	$257	(1,239,000)	$(4,130)	$1,654,380	$(100,472)	$(3,754,555)	$(2,203,827)
Payment of subscription receivable in November 2007	—	—	—	—	—	—	—	100,472	—	100,472
Common stock issued in exchange for services in December 2007	1,316,076	132	—	—	—	—	1,683,110	—	—	1,683,242
Conversion of Preferred shares to common	2,566,581	257	(2,566,581)	(257)	—	—	—	—	—	—
Issuance of common stock for cash at $2.67 per share in December 2007	5,217	—	—	—	—	—	13,889	—	—	13,889
Issuance of shares for acquisition of Vision in a reverse merger transaction	187,266	187	—	—	—	—	(187)	—	—	—
Reclassification of treasury stock	(1,239,000)	—	—	—	—	—	—	—	—	—
Issuance of Series A convertible preferred shares in exchange for cash in December 2007, net of issuance costs of $98,000	—	—	3,745,319	374	—	—	9,901,876	—	—	9,902,250
Issuance of Series A convertible preferred in exchange for debt	—	—	1,201,569	120	—	—	847,863	—	—	847,983
Net loss	—	—	—	—	—	—	—	—	(1,933,774)	(1,933,774)

BALANCE DECEMBER 31, 2007	9,767,853	$1,269	4,946,888	$495	(1,239,000)	$(4,130)	$14,100,931	—	$(5,688,327)	$8,410,238

See accompanying auditors’ report and notes to consolidated financial statements

NOVARAY MEDICAL, INC.
(A Development Stage Company)

STATEMENTS OF CONSOLIDATED CASH FLOWS

			From Inception
	Twelve Months	Twelve Months	(June 7, 2005)
	Ended	Ended	to
	December 31,	December 31,	December 31,
	2007	2006	2007
	(Restated)

Operating activities:
Net loss	$(1,933,774)	$(1,150,535)	$(5,688,327)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	55,701	14,044	80,666
Loss on extinguishment of debt	252,328	—	252,328
Beneficial conversion of convertible debt	263,528	—	263,528
Interest expense capitalized as long term debt	—	104,605	156,641
Interest expense converted to preferred stock	—	60,864	60,864
Changes in operating assets and liabilities:
Miscellaneous receivables	(3,099)	(10,772)	(13,871)
Prepaid expenses	129,806	(146,753)	(16,947)
Accounts payable	487,913	78,233	566,146
Accrued liabilities	(173,092)	164,852	205,233

Net cash used in operating activities	(918,229)	(885,462)	(4,133,739)

Investing activities:
Property and equipment assigned by shareholders	(5,531)	—	(75,754)

Net cash used in investing activities	(5,531)	—	(75,754)

Financing activities:
Proceeds from subscriptions receivable	100,472	—	100,472
Proceeds from issuance of short term debt	—	625,000	1,742,805
Long-term debt assumed at inception in connection with the acquisition of intellectual property	—	—	1,283,473
Proceeds from sale of Series A convertible preferred stock	10,000,000	390,000	10,429,820
Issuance costs incurred in sale of Series A convertible preferred stock	(98,000)	(24,910)	(122,910)
Proceeds from sale of common stock	13,889	—	13,889
Purchase of treasury stock	—	(4,130)	(4,130)

Net cash provided by financing activities	10,016,361	985,960	13,443,419

Net increase in cash and cash equivalents	9,092,601	100,498	9,233,926
Cash and cash equivalents — beginning of period	141,325	40,827	—

Cash and cash equivalents — end of period	$9,233,926	$141,325	$9,233,926

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$26,696	$—	$—
Cash paid for taxes	$2,827	$—	$—
Supplemental Disclosure of Non-Cash Financing Activities
Convertible preferred stock issued in exchange for cancellation of debt	$2,771,955	$1,149,948	$3,921,903
Convertible preferred stock issued in exchange for cancellation of accrued interest on debt	$172,318	$60,864	$233,182
Interest expense capitalized as long term debt	$—	$104,605	$156,641

See accompanying auditors’ report and notes to consolidated financial statements

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

1.  Summary of Significant Accounting Policies

Business description

On October 6, 2006, Vision Acquisition I, Inc. was incorporated under the laws of the State of Delaware to investigate and, if such investigation warranted, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On December 26, 2007, Vision Acquisition I, Inc., a Delaware corporation (“Vision Acquisition”), Vision Acquisition Subsidiary, Inc., a newly-formed wholly-owned subsidiary of Vision Acquisition (“Merger Sub”), and NovaRay, Inc., a Delaware corporation (“NovaRay”) entered into a merger agreement (the “Merger Agreement”) whereby Merger Sub merged with and into NovaRay, with NovaRay remaining as the surviving corporation with the stockholders of NovaRay exchanging all of their stock in NovaRay for a total of 9,580,587 shares of common stock of NovaRay Medical, Inc., a Delaware corporation (the “Company”, “NovaRay Medical”, “we”, or “our”) (immediately prior to the closing of the Merger, Vision Acquisition’s name was changed to NovaRay Medical, Inc.), constituting approximately 98.08% of the outstanding shares of common stock of NovaRay Medical (the “Merger”). Each such NovaRay stockholder received three (3) shares of NovaRay Medical’s common stock in exchange for each one (1) share of NovaRay common stock. Upon completion of the Merger, we adopted NovaRay’s business plan. The combined company is named NovaRay Medical, Inc.

Uses of estimates in the preparation of financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Research and development

As of December 31, 2007, the Company has incurred insignificant research and development costs.

Cash and cash equivalents

The Company maintains cash balances at various financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company’s accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts. Cash equivalents consist primarily of money market funds.

Prepaid expenses

This balance consists primarily of fees paid in advance for insurance and staffing, which will be expensed upon utilization in the current year.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and equipment

The Company records property and equipment at cost and calculates depreciation using the straight-line method over the estimated useful life of the assets, which is estimated to be three years. As of December 31, 2007 and 2006, the Company’s property and equipment consisted of the following:

	December 31,
	2007	2006

Computer hardware, software, and equipment	$80,439	$70,223
Less: accumulated depreciation	(37,985)	(22,327)

Property and equipment, net	$42,454	$47,986

In 2007 and 2006, the Company recorded depreciation expense of $15,747 and $14,044, respectively.

Simultaneous with the Company’s incorporation, one of the Company’s shareholders assigned to the Company computer hardware, software, equipment, and substantial intellectual property that will be utilized in the design of the Company’s principal product. In conjunction with the assignment, the Company assumed a series of promissory notes held by certain shareholders of the Company and other financial institutions. See Note 2 for a further description of the notes payable assumed by the Company.

Accrued liabilities

The Company has incurred expenses for insurance, audit and consulting fees, and interest expense, which will be paid in 2008.

Fair values of financial instruments

At December 31, 2007 and 2006, fair values of cash and cash equivalents, accounts payable, and convertible promissory notes approximate their carrying amount due to the short period of time to maturity.

Common stock warrants

The Company from time to time issues common stock or common stock warrants to acquire services or goods from non-employees. Common stock and common stock warrants issued to other than employees or directors are recorded on the basis of their fair value, which is measured as of the date required by Emerging Issues Task Force (“EITF”) Issue 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

In accordance with EITF 96-18, the common stock warrants are valued using the Black-Scholes model on the basis of the market price of the underlying common stock on the “valuation date”, which for warrants related to contracts that have substantial disincentives to non-performance is the date of the contract, and for all other contracts is the vesting date. Expense related to the warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the vesting period. Where expense must be recognized prior to a valuation date, the expense is computed under the Black-Scholes option-pricing model on the basis of the market price of the underlying common stock at the end of the period, and any subsequent changes in the market price of the underlying common stock through the valuation date is reflected in the expense recorded in the subsequent period in which that change occurs.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recent accounting pronouncements

As of January 1, 2006, SFAS No. 123R, Share-Based Payment, became effective for all companies and addresses the accounting for share-based payment transactions. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB No. 25, and generally requires instead that such transactions be accounted and recognized in the statement of operations based on their fair value. The Company has never implemented a stock option plan nor has it ever issued stock in lieu of compensation to anyone. As such, this pronouncement has no impact on these financial statements.

In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB agreed to delay the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008. As of December 31, 2007, the Company’s fair values of its financial assets and liabilities which consist of cash and cash equivalents, accounts payable and convertible promissory notes approximate their carrying amount due to the short period of time to maturity.

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115”. This Statement provides companies with an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently measured at fair value. A company that adopts SFAS 159 will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect that the adoption of SFAS 159 will have on its results of operations and financial position.

In December 2007, FASB issued SFAS No. 160 (“SFAS 160”), Interests in Consolidated Financial Statements — an amendment of ARB No. 51, which impacts the accounting for minority interest in the consolidated financial statements of filers. The statement requires the reclassification of minority interest to the equity section of the balance sheet and the results from operations attributed to minority interest to be included in net income. The related minority interest impact on earnings would then be disclosed in the summary of other comprehensive income. The statement is applicable for all fiscal years beginning on or after December 15, 2008 and earlier adoption is prohibited. The adoption of this standard will require prospective treatment. The Company is currently evaluating the effect that the adoption of SFAS 160 will have on its results of operations and financial position. However, the adoption of SFAS 160 is not expected to have a material impact on the Company’s financial statements.

In December 2007, FASB issued SFAS No. 141R (“SFAS 141R”), Business Combinations, which impacts the accounting for business combinations. The statement requires changes in the measurement of assets and liabilities required in favor of a fair value method consistent with the guidance provided in SFAS 157 (see above). Additionally, the statement requires a change in accounting for certain acquisition related expenses and business adjustments which no longer are considered part of the purchase price. Adoption of this standard is required for fiscal years beginning after December 15, 2008. Early adoption of this standard is not permitted. The statement requires prospective application for all acquisitions after the date of adoption. The Company is currently evaluating the effect that the adoption of SFAS 141R will have on its results of operations and financial position. However, the adoption of SFAS 141R is not expected to have a material impact on the Company’s financial statements.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Restatement

The financial data as of December 31, 2007 and for the year then ended as presented in the accompanying financial statements have been restated and corrected for errors relating to the following:

The following table presents the impact of the additional stock-based compensation expense-related adjustments on our previously reported balance sheet as of December 31, 2007:

RECONCILIATION OF BALANCE SHEET

Assets:	As Reported	Adjustments		Restated

Current assets:
Cash and cash equivalents	$9,233,926	—		$9,233,926
Miscellaneous receivables	13,872	—		13,872
Prepaid expenses	16,947	—		16,947

Total current assets	9,264,745	—		9,264,745
Property and equipment, net	42,454	1	(1)	42,455
Other assets		—
Deferred interest	1,584,336	(1,584,336	)(2)	—
Deferred consulting	1,926,531	(1,926,531	)(3)	—

Total other assets	3,510,867	(3,510,867)

Total Assets	$12,818,066	$(3,510,866)		$9,307,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$566,146	—		566,146
Accrued liabilities	205,503	1	(1)	205,504
Notes payable	125,312	—		125,312

Total current liabilities	896,961	1		896,962

Long term debt	—			—

Stockholders’ deficiency:
Series A convertible preferred NovaRay Medical Inc.	495	—		495
Series A convertible preferred NovaRay Inc.	—
Common stock, Novaray Medical Inc.	977	292		1,269
Common stock, Novaray Inc.	—
Additional paid in capital	17,103,957	(3,003,026	)(1),(2)	14,100,931
Accumulated deficit	(5,180,194)	(508,133	) (4)	(5,688,327)
Less treasury stock	(4,130)	—		(4,130)

Total stockholders’ deficit	$11,921,105	$(3,510,867)		$8,410,238

Total Liabilities and stockholder’s deficit	12,818,066	(3,510,868)		9,307,198

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Correction of rounding error

(2)	To reclassify warrants granted to Vision and investment advisors from deferred interest to closing costs and reverse impact of amortization

(3)	To correct treatment of Triple Ring Warrant which was initially recorded as a deferred asset and additional paid in capital for the full amount of the warrant and a beneficial conversion option for debt conversion.

(4)	See explanations detailed in Statement of Operations on next page.

The following table presents the impact of the recording of the fair value of certain warrants and write-off of selling general and administrative expenses related adjustments on our previously reported statement of operations for the year ended December 31, 2007

RECONCILIATION OF STATEMENT OF OPERATIONS

	As Reported	Adjustments		Restated

Operating expenses:
Research and development	$313,896	$—		$313,896
General and administrative	1,275,458	—		1,275,458

Total operating expenses	1,589,354	—		1,589,354

Operating loss	(1,589,354)	—		(1,589,354)
Miscellaneous income	452,091	(452,091	)(1)	—
Interest income	4,875	—		4,875
Interest expense	(293,253)	(255,805	) (2)	(549,058)
Gain on extinguishment of debt	—	199,763	(1),(3)	199,763

Net loss	$(1,425,641)	$(508,133)		$(1,933,744)

Basic and diluted loss per share of common	$(0.21)	$(0.08)		$(0.29)

Weighted average number of common shares used in basic and diluted loss per share	6,689,392	—		6,689,392

(1)	To reclassify debt extinguishment costs from other income to a separate line item for extinguishment of debt

(2)	To adjust interest expense for warrants costs to properly record them as closing costs and record the $263,000 beneficial conversion of shares as interest expense under EITF 00-27

(3)	To reflect a $452,091 gain on extinguishment of debt reclassified from miscellaneous income and to properly record a debt conversion loss of $252,000 under FAS84.

3.  Notes payable

In connection with the initial organization of Novaray, Inc., Novaray assumed a series of promissory notes issued to shareholders and financial institutions in the aggregate amount of $728,921 for the purpose of developing intellectual property that will be utilized in the Company’s planned product. These notes bear interest at rates ranging from 9% to 12% annually, are secured by the assigned assets, and are payable upon demand of the holders. In October 2007 most of these notes were converted into the Company’s Series A preferred shares. As of December 31, 2007 and 2006, the balance due under these notes was $95,223 and $728,921 respectively.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On November 5, 2007, NovaRay issued a promissory note to its Chairman and director Lynda Wijcik in the principal amount of $30,000, at an interest rate of six percent (6%) per annum. The balance outstanding on this note was paid off at the close of the Financing.

Approximately $2.8 million of the short and long term notes classified as notes payable and long term debt and $172,000 of interest payable were converted into 1,198,559 shares of our Series A Convertible Preferred Stock at $2.67 per share. Freestanding warrants to purchase 400,521 shares of common stock at $4.25 per share were also issued as part of this conversion. Approximately, $1,053,000 of the converted debt had a beneficial conversion option to purchase shares at a price of 80% of the common stock purchase price in the event of a financing event in excess of $10,000,000. In accordance with EITF 00-27, Application of Issue 98-5 to Certain Convertible Instrument, (“EITF-00-27”) Issue 7, the Company could not compute the number of shares that the holder would receive if the contingent event occurred. As allowed under EITF 00-27, Issue 7 the Company waited until the contingent event occurred and then computed the resulting number of shares that would be received pursuant to the new conversion price. 493,000 shares that were received upon conversion based on the adjusted conversion price as compared to 394,000 shares that would have been received prior to the financing event would result in 99,000 additional shares. These 99,000 shares multiplied by the commitment date stock price of $2.67 per share equals the incremental intrinsic value of $263,259 for the beneficial conversion option that results from conversion. The beneficial conversion option was transferred to equity at the date of conversion and charged to interest expense.

$1,053,000 of the debt held by convertible debt holders with beneficial conversion options and the remaining $1,891,000 of the debt held by convertible debt holders who did not hold beneficial conversion options were also granted 400,521 5-year warrants to purchase common stock at $4.25 per share. These warrants are or were a inducement to convert debt and has been determined to be a change in conversion privileges as an inducement to convert as described in Statement of Financial Accounting Standards 84, Induced Conversions of Convertible Debt,“FAS 84.” Accordingly, the fair market value of approximately $252,000 for the 400,521 warrants as valued under the Black Scholes method using an exercise price of $4.25 per share, a volatility of 37.81% , and 3.625% risk free interest rate is used to recognize as a debt conversion expense for the excess of fair value of securities transferred in excess of the fair value of securities issuable pursuant to the original conversion terms.

4.  Long-term debt

In June 2005, the Company entered into a series of promissory notes with a group of its shareholders in the aggregate amount of $1,208,273. Interest on these notes compounds monthly at a rate of 0.67% or approximately 8.4% annually. The notes mature five years from the date of issuance and are secured by all of the Company’s tangible and intangible assets. The holders of $755,169 of these promissory notes have the option to purchase 413,000 shares of the Company’s common stock at $0.01 per share if these notes have not been converted or fully repaid by December 1, 2007.

At the Company’s date of inception, it assumed an obligation in the amount of $75,200 owed to an investment bank for services to the Company in its capital raising efforts. In October 2006, this obligation was converted into 135,360 shares of the Company’s Series A convertible preferred stock.

These amounts were converted into the Company’s Series A preferred shares in December 2007. A gain from extinguishment of debt of $452,000 was recorded as a result of the repurchase of NovaRay Medical notes payable from a non-related party noteholder with a balance of $462,000, consisting of principal amount and interest payable of $325,000 and $137,000, respectively, due to the noteholder, in exchange for a cash payment of $10,000. Under APB 26, which applies to all extinguishments of debt affected by issuance of common stock or preferred stock and requires an entity to recognize a gain or loss calculated as the difference between reacquisition price and the carrying amount of the debt and debt related liabilities for interest payable. The extinguishment of debt was a non-recurring item.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.  Income taxes

The Company recognizes deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The Company has not incurred any income tax liabilities for the years ended December 31, 2007 and 2006. The expected income tax benefit for these periods is approximately $485,000 and $391,000, respectively. The difference between the expected income tax benefit and non-recognition of an income tax benefit in each period is the result of a valuation allowance applied to deferred tax assets.

Net operating loss carryforwards of approximately $4,500,000 at December 31, 2006 are available to offset future taxable income, if any, and expire as follows:

2025	$2,400,000
2026	$600,000
2027	$1,500,000

This results in a net deferred tax asset, assuming an effective tax rate of 34% or approximately $1,530,000 at December 31, 2007. A valuation allowance in the same amount has been provided to reduce the deferred tax asset, as realization of the asset is not assured.

6.	Stockholders’ equity (deficit)

The Company has authorized capital of 110,000,000 shares, of which 100,000,000 are designated as common stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares are preferred stock, par value $0.0001 per share (the “Preferred Stock”), all of which are currently designated as our Series A Convertible Preferred Stock. The Company has outstanding 9,767,853 shares of Common Stock and 4,946,888 shares of Series A Convertible Preferred Stock, which are convertible at the current rate of one share of Series A Convertible Preferred for one share of our Common Stock. Additionally, there are outstanding options or warrants to purchase, or securities convertible into, an aggregate of up to 4,350,782 shares of our Common Stock (exclusive of those shares of our Common Stock issuable on conversion of the 4,946,888 shares of outstanding Series A Convertible Preferred Stock or on the exercise and subsequent conversion of the warrant issued to Vision Opportunity Master Fund Ltd. (“Vision”) to purchase up to 2,309,468 shares of our Series A Convertible Preferred Stock at an exercise price of $4.33 per share (the “Series J Warrant”). A holder of Series A Warrants to purchase shares of our Common Stock at an exercise price of $4.25 per share may not exercise a Series A Warrant if the number of shares of our Common Stock to be issued upon such exercise, when aggregated with all other shares of our Common Stock then owned by such holder and its affiliates, would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of our Common Stock (the “Series A Warrant Exercise Restriction”); provided, that a holder of a Series A Warrant may, on not less than sixty-one (61) days notice to us (the “Series A Warrant Waiver Notice”), terminate the Series A Warrant Exercise Restriction with regard to any or all shares of our Common Stock issuable upon exercise of a Series A Warrant. If the Series A Warrant Waiver Notice is provided during the sixty-one (61) day period prior to the expiration date of a Series A Warrant, such Series A Warrant Waiver Notice will not be effective until the expiration date of such Series A Warrant. In addition, the warrant issued to Vision for the purchase up to 769,822 shares of our common stock at an exercise price of $6.91 per share, such number of shares equal to thirty-three and one-third percent (33 1/3%) of the total of the number of shares actually purchased pursuant to exercises of the Series J Warrant (the “Series J-A Warrant”) and the warrant issued to TripleRing Technologies, Inc. for the purchase of up to 1,332,000 shares of common stock may become exercisable.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A holder of the Series J-A Warrant may not exercise the Series J-A Warrant if the number of shares of our Common Stock to be issued upon such exercise, when aggregated with all other shares of our Common Stock then owned by such holder and its affiliates, would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of our Common Stock (the “Series J-A Warrant Exercise Restriction”); provided, that a holder of the Series J-A Warrant may, on not less than sixty-one (61) days notice to us (the “Series J-A Warrant Waiver Notice”), terminate the Series J-A Warrant Exercise Restriction with regard to any or all shares of our Common Stock issuable upon exercise of the Series J-A Warrant. If the Series J-A Warrant Waiver Notice is provided during the sixty-one (61) day period prior to the expiration date of the Series J-A Warrant, such Series J-A Warrant Waiver Notice will not be effective until the expiration date of the Series J-A Warrant. Additionally, NovaRay, Inc. has issued to Fountainhead Capital and the Company has assumed, warrants to purchase up to 600,000 shares of the Company’s common stock at $4.25 per share in connection with the terms of a consulting agreement between Fountainhead and NovaRay, Inc.

75% (1,248,439 warrants) of the Series A warrants which were related to Vision’s investment were treated as closing costs and charged against additional paid in capital in the amount of $786,517. $1,053,000 of the debt held by convertible debt holders with beneficial conversion options and the remaining $1,891,000 of the debt held by convertible debt holders who did not hold beneficial conversion options were also granted 400,521 5 year warrants to purchase common stock at $4.25 per share. These warrants are or were an inducement to convert debt and has been determined to be a change in conversion privileges as an inducement to convert as described in Statement of Financial Accounting Standards 84, Induced Conversions of Convertible Debt,“FAS 84.” Accordingly, the fair market value of approximately $252,000 for the 400,521 warrants as valued under the Black Scholes method using an exercise price of $4.25 per share, a volatility of 37.81% , and 3.625% risk free interest rate is used to recognize as a debt conversion expense for the excess of fair value of securities transferred in excess of the fair value of securities issuable pursuant to the original conversion terms.
The Series J, J-A, and consultant warrants were treated as closing costs. The Triple Ring warrants are amortized over the two year period between warrant issuance and expected delivery of performance commitments under the measurement criteria specified by EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Service.” These warrants are freestanding and require settlement in shares as defined in EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.”

We have entered into an agreement with Triple Ring to perform ongoing product development work, final assembly and test for the cardiac imaging system (the “Professional Services Agreement”). As partial consideration for these services, we agreed to issue a warrant to Triple Ring to purchase 1,332,000 shares of NovaRay common stock pursuant to a Warrant to Purchase Shares of NovaRay, Inc. dated as of December 19, 2007. The warrant will not be exercisable until the acceptance by NovaRay of the deliverables from Triple Ring in accordance with the terms of the Professional Services Agreement. The exercise price for the warrant is established based on the timing of the acceptance by NovaRay of such deliverables and the estimated fair market value of warrants for each date of acceptance is forth below:

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Calculated
	Exercise Price	FairMarket Value
Date of Acceptance of the Deliverables	per Share	of Warrants *

On or prior to March 30, 2009	$0.06	$3,476,000
On or after March 31, 2009 but on or prior to July 30, 2009	$0.15	$3,365,000
On or after July 30, 2009 but on or prior to December 30, 2009	$1.33	$1,954,000
On or after December 30, 2009 but on or prior to February 28, 2010	$2.67	$907,000

*	Calculated using Black Scholes method using exercise price, expected term of two years and a risk free interest rate of 3.98%

In the event the acceptance by NovaRay of the deliverables does not occur by February 28, 2010, the warrant shall terminate and not be exercisable. Under EITF 96-18, the warrant is accounted for as follows: As the warrant price is variable dependent on an unknown delivery date, the measurement date is the date performance is complete. The warrant will be expensed as a research and development expense and credited to additional paid in capital evenly by month from period December 2007 until the warrant termination date in February 2010 to record expenses in the same manner as if the Company had paid cash for these services. Under Issue 4 of EITF 96-18, transactions where quantity of any of the terms are not known up front and involve counter party performance conditions which result in a range of aggregate fair values for the warrants depending on the delivery date are to be recorded at the lowest aggregate amount and adjusted for changes in aggregate fair value at interim reporting dates. The lowest aggregate fair value of $907,000 is based on an acceptance date between December 30, 2009 and February 28, 2010. As of December 31, 2007, management believed that the most probable acceptance date under the professional services agreement will be between August 1 and December 29, 2009 and has used the fair value of the warrant of $1,956,000 to value the warrant based on the expected acceptance date between December 30, 2009 and February 28, 2010.

The Company has valued the warrants utilizing the Black-Scholes Model and for the years ended December 31, 2007 and 2006, the amounts charged to operations were $40,000 and $0, respectively.

The calculation of warrants valuation utilizing the Black-Scholes Model by warrant group during the year ended December 31, 2007 consisted of:

	Number of	Exercise	Expected	Risk Free	Valuation
Warrant Group	Warrants	Price	Term in Years	Rate	Computation

Series A	1,648,960	$4.25	5	3.63%	$1,038,754
Series J-A	769,822	$6.91	1	4.25%	$3,249
Series J	2,309,468	$4.33	1	4.25%	$170,926
Consultants	600,000	$4.25	5	3.63%	$377,967
Triple Ring	1,320,000	$1.33	2	3.98%	$1,956,000

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Preferred stock

At December 31, 2007 and 2006, convertible preferred stock of NovaRay Medical Inc. and NovaRay, Inc. consisted of:

	2007			2006
			Liquidation			Liquidation
	Authorized	Issued	Preference	Authorized	Issued	Preference

Series A (NovaRay Medical, Inc.)	10,000,000	4,946,888	$—	—	—	$—
Series A (NovaRay, Inc.)	—	—	—	1,000,000	855,527	$1,539,948

Series A Convertible Preferred Stock NovaRay Medical Inc.

The Company filed a Certificate of Designation of the Series A Convertible Preferred Stock with the Secretary of State of Delaware on December 27, 2007. The following provides only a summary of certain of the terms of the Company’s Preferred Stock.

Voluntary Conversion.  At any time on or after the date of the initial issuance of our Series A Convertible Preferred Stock (the “Issuance Date”), the holder of any such shares of our Series A Convertible Preferred Stock may, at such holder’s option, subject to the limitations set forth in the following paragraph, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of our Series A Convertible Preferred Stock held by such person into a number of fully paid and nonassessable shares of our Common Stock for each such share of our Series A Convertible Preferred Stock. In the event of a liquidation, dissolution or winding up of the Company, the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of our Series A Convertible Preferred Stock.

At no time may a holder of shares of our Series A Convertible Preferred Stock convert shares of our Series A Convertible Preferred Stock if the number of shares of our Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of our Common Stock owned by such holder and its affiliates at such time, the number of shares of our Common Stock which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of our Common Stock (the “Conversion Restriction”); provided, however, a holder of our Series A Convertible Preferred Stock may provide the Company with sixty-one (61) days notice (the “Series A Convertible Preferred Waiver Notice”) that such holder would like to waive this restriction with regard to any or all shares of our Common Stock issuable upon conversion of our Series A Convertible Preferred Stock and the Conversion Restriction will be of no force or effect with regard to those shares of our Series A Convertible Preferred Stock referenced in the Series A Convertible Preferred Waiver Notice.

In the event of a reclassification, capital reorganization or other similar change in the outstanding shares of our Common Stock, our Series A Convertible Preferred Stock will become convertible into the kind and number of shares of stock or other securities or property (including cash) that the holders of our Series A Convertible Preferred Stock would have received if our Series A Convertible Preferred Stock had been converted into our Common Stock immediately prior to such reclassification, capital reorganization or other change. Upon our issuance of certain shares of our Common Stock at prices less than $2.67 per share, the conversion rate of the Series A Convertible Preferred is subject to upward adjustment on the basis of a broadly based weighted average so as to cause a share of outstanding Series A Convertible Preferred to be potentially convertible into more than one share of Common Stock. This weighted average formula takes into account the number of then outstanding shares and the relative dilution to such shares at the $2.67 value per share by the number of shares of Common Stock or common stock equivalents issued at the price below $2.67 per share.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Voting.  Except as otherwise required by Delaware law and the following paragraph, our Series A Convertible Preferred Stock shall have no voting rights. Our Common Stock into which our Series A Convertible Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

So long as any shares of our Series A Convertible Preferred Stock remain outstanding, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of our Series A Convertible Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required (a) for any change to the Certificate of Designation of the Relative Rights and Preferences of our Series A Convertible Preferred Stock or the Company’s Amended and Restated Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of our Series A Convertible Preferred Stock or (b) for the issuance of shares of our Series A Convertible Preferred Stock other than pursuant to the Series A Convertible Preferred Stock Purchase Agreement by and among the Company and certain purchasers of our Series A Convertible Preferred Stock.

Dividends.  If declared by the Company, dividends on our Series A Convertible Preferred Stock shall be on a pro rata basis with all other equity securities of the Company ranking pari passu with our Common Stock as to the payment of dividends before any Distribution (as defined below) shall be paid on, or declared and set apart for all other classes and series of equity securities of the Company which by their terms do not rank senior to our Series A Convertible Preferred Stock (“Junior Stock”). So long as any shares of our Series A Convertible Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any Distribution on any Junior Stock (other than dividends or Distributions payable in additional shares of Junior Stock), unless at the time of such dividend or Distribution the Company shall have paid all accrued and unpaid dividends on the outstanding shares of our Series A Convertible Preferred Stock. In the event of a voluntary conversion, all accrued and unpaid dividends on our Series A Convertible Preferred Stock being converted shall be, at the option of the Company, either payable in cash on the date of the voluntary conversion, or converted into additional shares of our Common Stock at the then-applicable conversion price for our Series A Convertible Preferred Stock to our Common Stock. “Distribution” shall mean shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of our Common Stock or other equity securities of the Company, or the purchase or redemption of shares of the Company (other than repurchases of our Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash or property.

Liquidation.  In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of our Series A Convertible Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for Distribution to its stockholders, an amount per share of our Series A Convertible Preferred Stock equal to the amount distributable with respect to that number of shares of our Common Stock into which one share of our Series A Convertible Preferred Stock is then convertible, plus any accrued and unpaid dividends thereon (collectively, the “Series A Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Series A Liquidation Preference Amount payable to the holders of outstanding shares of our Series A Convertible Preferred Stock and the corresponding pari passu Distribution with respect to our Common Stock and any series of Preferred Stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with our Series A Convertible Preferred Stock and our Common Stock, then all of said assets will be distributed among the holders of our Series A Convertible Preferred Stock, our Common Stock and the other classes of stock ranking pari passu with our Series A Convertible Preferred Stock and our Common Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

share of our Series A Convertible Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of our Series A Convertible Preferred Stock. All payments for which this paragraph provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of our Series A Convertible Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of our Series A Convertible Preferred Stock has been paid in cash the full Series A Liquidation Preference Amount to which such holder is entitled as provided herein. A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company that are outstanding immediately prior to the consummation of such transaction or series of transactions is disposed of or conveyed, shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this paragraph and no consolidation, merger, sale of assets or sale or disposition of the outstanding shares shall result which is inconsistent with this paragraph. The Company shall provide written notice of any, voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, by mail, postage prepaid, no less than twenty (20) days prior to the payment date stated therein, to the holders of record of our Series A Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Company, which notice shall also state the amount per share of our Series A Convertible Preferred Stock that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

Series A Convertible Preferred Stock NovaRay Inc.

On October 12, 2006, the Company was authorized by its shareholders to issue 1,000,000 shares of Series A convertible preferred stock. 216,667 shares were sold at a price of $1.80 per share for total proceeds of $390,000 less issuance costs of $24,910. 638,860 shares were issued to holders of the Company’s debt at a price of $1.80 per share, resulting in the cancellation of $1,149,884 in debt instruments.

Dividends

The dividend rate is 8%, is noncumulative, and is only payable if declared by the board of directors. As of December 31, 2007, no dividends have been declared or paid.

Liquidation preferences

Upon the liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the Series A convertible preferred stock shareholders would be entitled to a return of their investment plus any declared but unpaid dividends. In the event that there are insufficient assets to pay the preferred shareholders in full, assets legally available for distribution will be paid to these preferred shareholders on a pro rata basis.

Redemption

Neither the Company nor the shareholders have the unilateral right to call or redeem any shares of Series A convertible preferred stock.

Conversion rights

Shares of Series A convertible preferred stock are convertible into shares of the Company’s common stock on a one-for-one basis at any time the shareholder so chooses to convert at the conversion price (currently $1.80 per share) in effect at the time of such election. Shares of Series A convertible preferred stock are automatically

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

converted into shares of the Company’s common stock on a one-for-one basis upon the occurrence of one of the following events:

The Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”), at a selling price not less than $2.50 per share (as adjusted for any stock splits, stock dividends, recapitalizations, or the like) and $15,000,000 in the aggregate, or

The date specified by written consent or agreement of the shareholders of at least a majority of the then outstanding shares of Series A convertible preferred stock voting together as a single class.

In either event, the conversion price is the price then in effect at the time of conversion (currently $1.80 per share).

Voting rights

Shareholders of Series A convertible preferred stock are entitled to one vote for every share of common stock into which their shares could be converted.

Protective provisions

Shareholders of Series A convertible preferred stock may not have these rights and privileges diluted by any future shares of preferred stock that the Company may issue without the approval of a majority of the shareholders of Series A convertible preferred stock.

Common stock

In October, 2006, the Company entered into a series of subscription agreements with a group of investors to purchase 413,000 shares of the Company’s common stock at prices ranging from $0.15 to $0.18 per share in exchange for issuing full recourse promissory notes to the Company. Under the terms of these full recourse promissory notes, interest accrues at 5% annually and is payable to the Company on each anniversary date of the notes. Repayment of principal plus accrued interest was made in December 2007.

Treasury stock

In October, 2006, the Company purchased 413,000 shares of its common stock from one of its investors at the original issue price of $0.01 per share.

7.  Related party transactions

NexRay Transaction

In June 2005, substantially all of our assets were acquired from NexRay, a privately held development stage company. NexRay developed the substantial portion of our current cardiac catheterization imaging system. From NexRay’s inception in July 1993 through June 2005, NexRay raised approximately $80 million, principally through the issuance of preferred stock and convertible notes to various investors. In May 2004, a significant investor of NexRay determined that it would not provide further financing necessary to fund NexRay’s continued operations. Certain other investors of NexRay entered into negotiations to continue funding NexRay without the participation of this investor under terms agreeable to this non-participating investor. The investors were ultimately unable to reach an agreement and in August 2004, NexRay filed for Chapter 11 bankruptcy protection. The total outstanding debt of NexRay was approximately $1 million in trade debt and $10 million in convertible notes to investors. Approximately $1 million of these loans were secured by substantially all of the assets of NexRay. In early

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

April 2005 , a secured lender’s motion for relief from stay was granted. In June 2005, all the assets of NexRay were acquired by this secured lender and NexRay converted to Chapter 7 status. In June 2005, we incorporated. Pursuant to an Assignment and Consent Agreement, all of the former assets of NexRay were contributed to us, subject to the secured NexRay loans and to the lien and security interests established in connection with the September 20, 2004 Order Authorizing Post-Petition Financing of approximately $1.2 million on a Secured Basis of United States Bankruptcy Court for the Northern District of California. Concurrent with this contribution of assets and the forgiveness of certain note preference, these NexRay investors were issued in aggregate 1,683,571 shares (Pre-Merger share figure) of NovaRay common stock. As of December 31, 2007, there remained approximately $95,312 in NovaRay debt outstanding.

Triple Ring Technologies, Inc.

We have entered into an agreement with Triple Ring to perform ongoing product development work, final assembly and test for the cardiac imaging system (the “Professional Services Agreement”). As partial consideration for these services, we agreed to issue a warrant to Triple Ring to purchase 1,332,000 shares of NovaRay common stock pursuant to a Warrant to Purchase Shares of NovaRay, Inc. dated as of December 19, 2007. The warrant will not be exercisable until the acceptance by NovaRay of the deliverables from Triple Ring in accordance with the terms of the Professional Services Agreement. The exercise price for the warrant is established based on the timing of the acceptance by NovaRay of such deliverables as set forth below:

Exercise Price
Date of Acceptance of the Deliverables	per Share

On or prior to March 30, 2009	$0.06
On or after March 31, 2009 but on or prior to July 30, 2009	$0.15
On or after July 30, 2009 but on or prior to December 30, 2009	$1.33
On or after December 30, 2009 but on or prior to February 28, 2010	$2.67

In the event the acceptance by NovaRay of the deliverables does not occur by February 28, 2010, the warrant shall terminate and not be exercisable.

The following directors, officers and stockholders of the Company hold the following equity ownership interests in Triple Ring:

		Triple Ring
Name	NovaRay Medical Affiliation	Ownership Interest

Marc Whyte	CFO, COO, Director, Stockholder	21.15%
Edward Solomon	CTO, Director	21.15%
Joseph Heanue	Stockholder	21.15%
Augustus Lowell	Stockholder	21.15%
Brian Wilfey	Stockholder	15.40%

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On December 27, 2007, we issued Series A Warrants to purchase 1,648,960 shares of our common stock at an exercise price of $4.25 per share pursuant to the Purchase Agreement. The following related parties are holders of Series A Warrants to purchase a total of 359,513 shares of our common stock.

Number of
Series A
Name	Warrants

BioBridge LLC	33,044
Lynda Wijcik	40,646
Wheatley MedTech Partners, LP	47,544
W Capital Partners II, L.P.	147,647
Heartstream Capital B.V.	90,632

359,513

NRCT LLC

NovaRay has entered into a license agreement dated October 23, 2006 with NRCT LLC (“NRCT”), pursuant to which NovaRay granted to NRCT certain exclusive and non-exclusive licenses to NovaRay’s current portfolio of patents and patent applications. These licenses include (i) an exclusive, world-wide license related to certain of NovaRay’s patents for closed-gantry CT and vascular applications and closed-gantry life science applications and (ii) a non-exclusive, worldwide license related to certain of NovaRay’s patents for (a) all open-gantry healthcare applications except open-gantry cardiac, electrophysiology, neurological, CT and peripheral applications and (b) industrial applications (security, industrial inspection and non-destructive testing). We do not anticipate that these licenses are for applications that are competitive with NovaRay’s products. In consideration for such licenses, NovaRay was granted a 10% equity ownership interest in NRCT. The following directors, officers and stockholders of the Company hold the following membership interests in NRCT:

		NRCT
Name	NovaRay Medical Affiliation	Ownership Interest

Lynda Wijcik — (BioBridge LLC)	Chairman of the Board, Stockholder	34.07%
Wheatley MedTech Partners LP	Director, Stockholder	21.28%
Lloyd Investments, L.P.	Stockholder	4.00%
Marc Whyte	CFO, COO, Director, Stockholder	9.43%
Edward Solomon	CTO, Director	9.43%
Joseph Heanue	Stockholder	7.07%
Augustus Lowell	Stockholder	1.89%
Brian Wilfey	Stockholder	1.89%
Eugene B. Floyd	Stockholder	0.47%
Gerald Pretti	Stockholder	0.47%

The AIG Parties

Pursuant to the terms of the AIG Agreement (defined below), NovaRay repurchased an aggregate of 413,000 (pre-Merger share figure) shares of NovaRay common stock from AIG Horizon Partners Fund, L.P., AIG Horizon Side-by-Side Fund, L.P., AIG Private Equity Portfolio, L.P., AIU Insurance Company, and Commerce and Industry Insurance Company (collectively, the “AIG Parties”). These shares were subject to the AIG Repurchase Option (defined below). NovaRay entered into various secured loan agreements (the “AIG Notes”) in June 2005 with the AIG Parties. In October 2006, NovaRay entered into an agreement (the “AIG Agreement”)

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with the AIG Parties that grants the AIG Parties the option to purchase up to 413,000 shares (pre-Merger share figure) of NovaRay common stock in the event that the AIG Notes have not been converted or fully repaid in accordance with the terms of the AIG Agreement by December 1, 2007, at a price per share of $0.01 (pre-Merger share price) (the “AIG Repurchase Option”).

The AIG Agreement was subsequently amended by the Company and the AIG Parties by Amendment No. 2 to Agreement and extended the conversion option to January 15, 2008. Pursuant to such Amendment No. 2 to Agreement, all of the outstanding indebtedness represented by the AIG Notes was automatically converted into shares of our Series A Convertible Preferred Stock in connection with the consummation of the Financing on December 27, 2007, and the AIG Repurchase Option terminated at such time.

Loans to Stockholders

On October 1, 2006, NovaRay loaned the aggregate principal amount of $100,470 to the following individuals for the purchase of 1,239,000 shares of NovaRay common stock: Marc Whyte, Edward Solomon, Joseph Heanue, Augustus Lowell, Brian Wilfey, Eugene Floyd, Gerald Pretti and Jack Price (collectively, the “Purchaser Loans”). All principal and accrued interest on the Purchaser Loans have been fully paid and are no longer outstanding.

Promissory Note issued to Chairman and Director Lynda Wijcik

On November 5, 2007, NovaRay issued a promissory note to its Chairman and director Lynda Wijcik in the principal amount of $30,000, at an interest rate of six percent (6%) per annum. The balance outstanding on this note was paid off at the close of the Financing.

Payments to Jack Price & Associates

NovaRay paid Jack Price & Associates $87,000 in consulting fees for the year ended September 30, 2007 and $24,000 in consulting fees for the year ended December 31, 2006, and Jack Price, president of the Company, is a beneficial owner of Jack Price & Associates.

Restricted Stock Purchase Agreement

NovaRay is a party to a restricted stock purchase agreement dated October 23, 2006 (the “Restricted Stock Purchase Agreement”), with Jack Price, president of the Company, whereby Mr. Price has purchased 214,000 shares (pre-Merger share figure) of NovaRay common stock (the “Restricted Stock”). In accordance with the terms of the Restricted Stock Purchase Agreement, the Restricted Stock began vesting on November 1, 2006, and was 31% vested on December 31, 2007. From the date of November 1, 2007, the Restricted Stock shall vest in equal monthly installments over three years so long as Mr. Price continues to provide services to NovaRay. Upon an event constituting a change of control, the Restricted Stock will become fully vested. The purchase price and valuation of the restricted stock were based on market conditions, the value of the Company’s assets and its general financial position at the time of the restricted stock sale, and the price of recent sales of the Company’s securities.

Office Lease

In connection with the lease of office space located at 1850 Embarcadero Road, Palo Alto, California 94303, NovaRay delivered a letter of credit to the landlord in the amount of $37,147.98, which has been personally guaranteed by Lynda Wijcik, Chairman of the Board of Directors and a stockholder of the Company.

See Note 5 for a description of the stock subscription agreements entered into between the Company and certain officers and shareholders.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

See Notes 2 and 3 for a description of loans provided to the Company by certain officers, directors, and shareholders of the Company.

8.  Commitments and contingencies

The Company is committed under an operating lease for office space which expires in January 2008 at a current monthly rental of $15,629 plus certain operating costs. Rental expense approximated $265,000 and $204,000 for the periods ended December 31, 2007 and 2006, respectively. In addition, the Company incurred rental expense of approximately $29,000 and $27,000 in 2007 and 2006, respectively to lease several warehouse facilities on a month-to-month basis.

See Note 8 — Subsequent events — for further discussion of the Company’s contingent liabilities.

9.  Subsequent Events

On February 13, 2008, the Company dismissed its principal independent accountants, Gruber & Company LLC (“Gruber”).

Gruber’s report on the Company’s financial statements for the fiscal year ended September 30, 2007, contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to dismiss Gruber as the Company’s principal independent accountant was approved by the Company’s Board of Directors on February 13, 2008.

During the period from the Company’s inception on October 6, 2006, through the date of Gruber’s dismissal, there were no disagreements with Gruber on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Gruber, would have caused Gruber to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such period. None of the “reportable events” described under Item 304(a)(1)(iv) of Regulation S-B occurred through February 13, 2008.

The Company has provided Gruber with a copy of the foregoing disclosures, and Gruber has furnished a letter addressed to the Securities and Exchange Commission stating that it agrees with the statements made by the Company herein, which letter is attached to this report as Exhibit 16.1.

On February 13, 2008, the Company engaged Paritz & Company, P.A. (“Paritz”) as its new principal independent accountants, effective immediately upon the dismissal of Gruber. The decision to engage Paritz as the Company’s principal independent accountants was approved by the Company’s Board of Directors on February 13, 2008.

Paritz was the auditor of NovaRay, Inc. (“NovaRay”) prior to the merger of the Company and NovaRay (the “Merger”) as previously reported on Form 8-K filed with the Securities and Exchange Commission on or about December 28, 2007 (the “December 8-K”). As such, Paritz audited and reviewed the NovaRay financial statements that were included in the December 8-K and provided advice with respect to accounting, auditing, and financial reporting issues related to the Merger. Gruber was not consulted on the transactions or financial reporting for the December 8-K.

The Company has provided Paritz with a copy of the foregoing disclosures, and Paritz has furnished a letter addressed to the Securities and Exchange Commission stating that it agrees with the statements made by the Company, which letter is attached to this report as Exhibit 16.2.

NOVARAY MEDICAL, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On February 13, 2008, the Company, by unanimous written consent of its Board of Directors, changed its fiscal year end from the 30th day of September of each year to the 31st day of December of each year, effective for the year ending December 31, 2007. The Board of Directors elected to change the Company’s fiscal year to match the fiscal year of NovaRay as the Company had no material business operations prior to consummation of the Merger. The Company’s Annual Report on Form 10-KSB for the year ending December 31, 2007 to be filed on or prior to March 31, 2008, will cover the transition period.

On March 13, 2008, NovaRay, Inc., a wholly-owned subsidiary of NovaRay Medical, Inc., entered into a lease agreement (the “Lease”) with BRCP Stevenson Point, LLC, a Delaware limited liability company (the “Landlord”). The Lease provides for an area consisting of approximately 41,118 rentable square feet of space in part of a building located at 39655-39677 Eureka Drive, Newark, California. The term of the Lease is five (5) years and four (4) months (the “Term”) scheduled to commence on the date (“Commencement Date”) that is the later of (i) the date of Substantial Completion of the Landlord Work (as defined in the Lease), and (ii) Landlord’s delivery of the Premises (as defined in the Lease) to the Company, which is estimated to be April 1, 2008, and ending on the last day of the sixty-fourth (64th) full calendar month of the Term, which is estimated to be July 31, 2013, subject to Section 3.1 of the Lease. The guarantor under the Lease is Triple Ring Technologies, Inc. (“Triple Ring”). The Lease provides NovaRay, Inc. the right to assign or sublease all or a portion of the Premises to Triple Ring with not less than 10 days prior written notice to but without the prior consent of Landlord pursuant to the provisions set forth therein. Marc C. Whyte, Chief Financial Officer, Chief Operating Officer and a member of the Board of Directors (the “Board”) of NovaRay, Inc., is the Chairman and a stockholder of Triple Ring. Edward G. Solomon, a member of the Board of the NovaRay, Inc., is a co-founder, stockholder, and a member of the Board of Triple Ring.

The base rents associated with this lease for the five year term are outlined below. In addition to monthly base rent, NovaRay Inc. will pay an additional $.267 per square foot as the tenant’s share of monthly operating expenses which is approximately $11,000 per month.

	Monthly Rate	Monthly
Months of Term	Per Square Foot	Base Rent

Month 1 — Month 18	$0.85	$34,950.30
Month 19 — Month 30	$0.88	$36,183.84
Month 31 — Month 42	$0.90	$37,006.20
Month 43 — Month 54	$0.93	$38,239.74
Month 55 — Month 64	$0.96	$39,473.28

NovaRay Medical, Inc.

5,139,254 Shares

Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration fee	$540
Printing and engraving expenses	20,000
Legal fees and expenses	50,000
Accounting fees and expenses	25,000
Custodian and transfer agent fees	5,000
Miscellaneous fees and expenses	5,000

Total	$105,540

Item 14.	Indemnification of Directors and Officers

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

Item 15.	Recent Sales of Unregistered Securities

Set forth below are the shares of all securities of the Company sold by the Company within the last three years which were not registered under the Securities Act.

On October 12, 2006, NovaRay entered into a Common Stock Purchase Agreement with each of Marc C. Whyte, Edward G. Solomon, Joseph Heanue, Brian P. Willfley, Augustus P. Lowell, Eugene B. Floyd, and Gerald L. Pretti, pursuant to which, it issued in the aggregate 413,000 shares (pre-Merger share figure) of NovaRay common stock for an aggregate consideration of $61,950.

On October 23, 2006, NovaRay entered into the Restricted Stock Purchase Agreement with Jack Price, president of NovaRay, pursuant to which, it issued in the 214,000 shares (pre-Merger share figure) of NovaRay common stock for a consideration of $38,520.

On October 25, 2006, NovaRay entered into a Series A Preferred Stock Purchase Agreement, pursuant to which, it issued in the aggregate 855,527 shares (pre-Merger share figure) of NovaRay Series A Preferred Stock for an aggregate consideration of $1,539,948.60 to Wheatley Medtech Partners LP, Bio Bridge LLC, Lloyd Investments LP, and Heartstream Capital BV.

On February 20, 2007, NovaRay issued Convertible Promissory Notes to each of Heartstream Capital B.V. and BioBridge LLC, in the amount of $300,000 and $200,000, respectively. These notes were converted into Series A Convertible Preferred Stock in the Financing pursuant to the terms of each of the conversion agreements by and between each of the respective purchasers and NovaRay.

On March 20, 2007, NovaRay issued Convertible Promissory Notes to each of Heartstream Capital B.V., Arie Jacob Manintveld and Wheatley Medtech Partners LP, in the amount of $250,000, $200,000 and $50,000, respectively. These notes were converted into Series A Convertible Preferred Stock in the Financing pursuant to the terms of each of the conversion agreements by and between each of the respective purchasers and NovaRay.

On December 19, 2007, NovaRay issued a warrant to Triple Ring to purchase 444,000 shares (pre-Merger share figure) of NovaRay common stock, as partial consideration for professional services. More detail on such warrants is described in “Transactions with Related Persons, Promoters and Certain Control Persons.”

On December 20, 2007, NovaRay issued an aggregate of 1,734 shares (pre-Merger share figure) of NovaRay common stock to certain investors, for an aggregate consideration of $13,872.00.

On December 20, 2007, pursuant to a Consulting Agreement with Fountainhead Capital Partners Limited (“Fountainhead”) dated October 2, 2007, as amended by Amendment No. 1 to Consulting Agreement, (the “Fountainhead Consulting Agreement”), NovaRay issued (i) 401,244 shares (pre-Merger share figure) of NovaRay common stock to Fountainhead, (ii) 37,453 (pre-Merger share figure) shares of NovaRay common stock to Mr. Robert Rubin, and (iii) a warrant to purchase 200,000 shares (pre-Merger share figure) of NovaRay common stock to Fountainhead at a price of $12.75 per share (pre-Merger share price) exercisable in whole or in part over a period of five years from December 20, 2007.

On December 27, 2007, we received gross proceeds in excess of $10 million pursuant to the Series A Convertible Preferred Stock and Warrant Purchase Agreement, dated as of December 27, 2007 (the “Purchase Agreement”), by and among the Company, Vision, Lynda Wijcik, Commerce and Industry Insurance Company, AIU Insurance Company, AIG Private Equity Portfolio, L.P., AIG Horizon Partners Fund L.P., AIG Horizon Side-by-Side Fund L.P., Wheatley MedTech Partners, L.P., Lloyd Investments, L.P., Heartstream Capital B.V., BioBridge LLC, and Arie Jacob Manintveld (each a “Purchaser” and collectively the “Purchasers”) pursuant to which the Purchasers invested an aggregate of $12,944,274.82 to purchase an aggregate of (i) 4,946,888 shares of our Series A Convertible Preferred Stock each being initially convertible into 1 share of our common stock, (ii) Series A Warrants to purchase 1,648,960 shares of our common stock at an exercise price of $4.25 per share, (iii) a Series J Warrant issued to Vision to purchase 2,309,468 shares of our Series A Convertible Preferred Stock at an exercise price of $4.33 per share, and (iv) a Series J-A Warrant issued to Vision to purchase up to 769,822 shares of our common stock at an exercise price of $6.91 per share, such number of shares equal to thirty-three and one-third percent (33 1/3%) of the total of the number of shares actually purchased pursuant to exercises of the Series J Warrant (the Series A Warrants, the Series J Warrant, and the Series J-A Warrant, collectively the “Warrants” and each a “Warrant”) (the “Financing”).

All of the aforementioned issuances were made in reliance upon the exemption provided in Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with each of these sales. Each of the shares of the Company’s Series A Convertible Preferred Stock and common stock contains restrictive legends preventing the sale, transfer or other disposition of such Series A Convertible Preferred Stock and Warrants unless registered under the Securities Act. Any shares of our common stock issued pursuant to the Series A Convertible Preferred Stock or Warrants shall also contain restrictive legends preventing the sale, transfer or other disposition of such shares unless registered under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Reference is made to the attached exhibit index.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the city of Newark, state of California, on August 4, 2008.

NOVARAY MEDICAL, INC.

By:	/s/ Marc C. Whyte
Marc C. Whyte
Chief Financial Officer and Chief Operating Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

Jack E. Price* Jack E. Price	President, Chief Executive Officer and Director (Principal Executive Officer)	August 4, 2008

/s/ Marc C. Whyte Marc C. Whyte	Chief Financial Officer, Chief Operating Officer and Director (Principal Financial and Accounting Officer)	August 4, 2008

Lynda L. Wijcik* Lynda L. Wijcik	Chairman of the Board of Directors	August 4, 2008

Edward G. Solomon* Edward G. Solomon	Director	August 4, 2008

David Dantzker* David Dantzker	Director	August 4, 2008

George J.M. Hersbach* George J.M. Hersbach	Director	August 4, 2008

*By: /s/ Marc C. Whyte Marc C. Whyte Attorney-in-fact

Date: August 4, 2008

INDEX TO EXHIBITS

2.1		Agreement and Plan of Merger, dated December 26, 2007, by and among Vision Acquisition I, Inc., NovaRay, Inc. and Vision Acquisition Subsidiary, Inc.(1)
3.1		Complete Copy of the Certificate of Incorporation, as amended.(5)
3.2		Bylaws.(2)
3.3		Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of the NovaRay Medical, Inc.(6)
5.1		Opinion of Morrison & Foerster LLP.(7)
10.1		Employment Agreement by and between NovaRay, Inc. and Jack Price dated December 19, 2007.(1)
10.2		Employment Agreement by and between NovaRay, Inc. and Marc Whyte dated December 19, 2007.(1)
10.3		Employment Agreement by and between NovaRay, Inc. and Edward Solomon dated December 19, 2007.(1)
10.4		Consulting Agreement by and between NovaRay, Inc. and Fountainhead Capital Partners Limited, dated October 2, 2007, as amended by Amendment No. 1 to Consulting Agreement.(1)
10	.5*	Professional Services Agreement by and between NovaRay, Inc. and Triple Ring Technologies, Inc., dated December 19, 2007.(1)
10.6		Agreement by and between NovaRay, Inc. and Rodman & Renshaw LLP, dated November 21, 2007.(1)
10.7		Consulting Agreement by and between NovaRay, Inc. and Heartstream Corporate Finance B.V., dated December 19, 2007.(1)
10.8		Series A Convertible Preferred Stock and Warrant Purchase Agreement, dated December 27, 2007, by and among NovaRay Medical, Inc. and the purchasers identified therein.(1)
10.9		Series J Warrant to Purchase Shares of Series A Convertible Preferred Stock of NovaRay Medical, Inc.(1)
10.10		Series J-A Warrant to Purchase Shares of Common Stock of NovaRay Medical, Inc.(1)
10.11		Form of Series A Warrant to Purchase Shares of Common Stock of NovaRay Medical, Inc.(1)
10.12		Registration Rights Agreement dated December 27, 2007, by and among NovaRay Medical, Inc. and the purchasers identified therein.(1)
10.13		Lock-Up Agreement dated December 27, 2007, by and among NovaRay Medical, Inc. and the Lock-Up Stockholders (as defined therein).(1)
10.14		AIG Lock-Up Agreement dated December 27, 2007, by and among NovaRay Medical, Inc. and the AIG Stockholders (as defined therein).(1)
10	.15*	Agreement by and between NovaRay, Inc. and NRCT LLC dated October 23, 2006.(1)
10.16		Amendment No. 2 to Agreement by and among NovaRay, Inc. and the AIG Parties (as defined therein) dated December 20, 2007.(1)
10.17		Conversion Agreement by and between NovaRay, Inc. and Lynda Wijcik dated December 20, 2007.(1)
10.18		Conversion Agreement by and between NovaRay, Inc. and Wheatley MedTech Partners, L.P. dated December 20, 2007.(1)
10.19		Conversion Agreement by and between NovaRay, Inc. and Lloyd Investments, L.P. dated December 20, 2007.(1)
10.20		Conversion Agreement by and between NovaRay, Inc. and Heartstream Capital B.V. dated December 20, 2007.(1)
10.21		Conversion Agreement by and between NovaRay, Inc. and BioBridge LLC dated December 20, 2007.(1)
10.22		Conversion Agreement by and between NovaRay, Inc. and Arie Jacob Manintveld dated December 20, 2007.(1)
10.23		Lease Agreement by and between NovaRay, Inc. and Harbor Investment Partners dated July 1, 2005, as amended by First Amendment to Lease dated January 11, 2007.(1)
10.24		Lease Agreement by and between NovaRay, Inc. and BRCP Stevenson Point, LLC dated March 13, 2008.(4)
16.1		Letter dated February 13, 2008, from Gruber & Company, LLC.(3)
16.2		Letter dated February 13, 2008, from Paritz & Company, P.A.(3)
21.1		Subsidiaries of the Company.(1)
23.1		Letter from Paritz & Company, P.A.
23.2		Consent of Morrison & Foerster LLP (included in Exhibit 5.1).(7)

24.1	Power of Attorney.(7)
24.2	Copy of Board Resolutions Relating to Power of Attorney.(7)

(1)	Incorporated by reference to the same-numbered exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on December 28, 2007.

(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10-SB (No. 000-52731) filed with the SEC on July 20, 2007.

(3)	Incorporated by reference to the identically numbered exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on February 13, 2008.

(4)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 19, 2008.

(5)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 14, 2008.

(6)	Incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 28, 2007.

(7)	Previously filed.

*	Confidential treatment has been requested for portions of this agreement. These portions have been omitted from the exhibit and submitted separately to the SEC.